SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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Avery Communications, Inc.

(Name of Registrant as Specified in Its Charter)

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AVERY COMMUNICATIONS, INC.
190 South LaSalle Street, Suite 1710
Chicago, Illinois 60603
(312) 419-0077

            , 2003

Dear Stockholder:

This information statement is being furnished to the holders of common stock, par value $0.01 per share, of Avery Communications, Inc. in connection with the proposal to amend our Certificate of Incorporation to effect a one for 5,000 reverse stock split of our common stock which will result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934. Commonly referred to as a “going private” transaction, the proposed transaction will reduce the number of stockholders of record to fewer than 300, as required for the deregistration of our common stock under the federal securities laws. After the reverse stock split, our common stock will no longer be traded on the OTC Bulletin Board.

Our board of directors unanimously supports the reverse stock split. In addition, our controlling stockholders have consented in writing to the amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split. This action by the controlling stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholders. Accordingly, your approval is not required and is not being sought.

On the effective date of the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for such fractional shares will be equal to $1.27 per pre-split share.

This information statement and the accompanying documents provide you with detailed information about the reverse stock split. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

We appreciate your support.

Very truly yours,

PATRICK J. HAYNES, III
Chairman of the Board, President and
Chief Executive Officer

AVERY COMMUNICATIONS, INC.
190 South LaSalle Street, Suite 1710
Chicago, Illinois 60603
(312) 419-0077

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of common stock, par value $0.01 per share, of Avery Communications, Inc. in connection with the proposal to amend our Certificate of Incorporation to effect a one for 5,000 reverse stock split which will result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934. After the reverse stock split, we anticipate that we will have approximately 50 stockholders of record. As a result, we will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, our stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the reverse stock split will occur only in privately negotiated transactions.

Our board of directors unanimously supports the reverse stock split. In addition, our controlling stockholders have consented in writing to the amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split. This action by the controlling stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought.

The reverse stock split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. On the effective date of the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for such fractional shares will be equal to $1.27 per pre-split share.

As soon as practicable after the reverse stock split is effective, a letter of transmittal will be mailed to all holders of our common stock for use in surrendering your stock certificates in connection with the reverse stock split.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement is dated             , 2003, and is first being mailed to our stockholders on or about             , 2003.

i

AVERY COMMUNICATIONS, INC.
190 South LaSalle Street, Suite 1710
Chicago, Illinois 60603
(312) 419-0077

INFORMATION STATEMENT

The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this information statement. We urge you to review this entire information statement and accompanying documents carefully.

SUMMARY

Q:	WHAT IS BEING PROPOSED?

A:
We are proposing an amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split of our common stock which will result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “1934 Act”). As a result of the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the effective date of the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for such fractional shares will be equal to $1.27 per pre-split share. The amendment to our Certificate of Incorporation will also decrease our authorized capital stock from 40,000,000 shares, of which 20,000,000 are common stock and 20,000,000 are preferred stock, to 20,004,000 shares, of which 4,000 are common stock and 20,000,000 are preferred stock. See “Amendment to our Certificate of Incorporation—Description of the Reverse Stock Split.”

Q:	WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE REVERSE STOCK SPLIT?

A:
The amendment to our Certificate of Incorporation to effect the one for 5,000 stock split must be approved by holders of a majority of our outstanding shares. Our controlling stockholders have consented in writing to the amendment. This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment without the approval of any other stockholder. Accordingly, you are not required to vote and your vote is not being sought. See “Amendment to our Certificate of Incorporation—Required Vote.”

Q:	WHAT ARE THE PURPOSES OF AND REASONS FOR THE REVERSE STOCK SPLIT?

A:
The reverse stock split will reduce the number of our stockholders below 300, which will cause our common stock to become eligible for termination of registration under the 1934 Act. Our board of directors considered the following factors when recommending the reverse stock split:

•
the cost savings per year that we expect to realize as a result of the deregistration of our common stock and the decrease in expenses relating to servicing stockholders holding small positions in our common stock;

•
the additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly-traded companies and managing stockholder relations and communications;

•
the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced stockholder value, access to capital markets and business credibility, due to the limited liquidity and low market price of our common stock;

•
the fact that the poor performance of our common stock in the public market has been a detriment to attracting and retaining high quality employees because of the perceived negative image that a low stock price creates and the fact that stock options are not a viable method of compensation; and

•
the belief that our stockholders have not benefited proportionately from the costs of registration and OTC Bulletin Board trading of our common stock, principally as a result of the thin trading market for our common stock, which may have resulted in:

•	depressed market prices for our common stock;

•	a lack of market makers and analysts following our performance; and

•	a limitation of our stockholders’ abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price.

In view of the foregoing, our board of directors believes that deregistration of our common stock may provide a more effective means of using our capital to benefit our stockholders. See “Special Factors—Purpose of and Reasons for the Reserve Stock Split.”

Q:	WHAT ALTERNATIVES DID THE BOARD CONSIDER WHEN RECOMMENDING THE REVERSE STOCK SPLIT?

A:
Our board of directors considered several alternatives to the reverse stock split, including a tender offer, remaining a public company and a sale of the company, before recommending the reverse stock split. See “Special Factors—Alternatives Considered.”

Q:	WHAT WILL BE THE EFFECTS OF THE REVERSE STOCK SPLIT?

A:	The reverse stock split will have the following effects on the company:

•
our number of stockholders will be reduced from approximately 1,100 to approximately 50, and the number of outstanding shares of common stock will decrease from approximately 888,483 (after giving effect to share repurchases (23,200 shares) and forfeitures (154,470 shares) during the fourth quarter in connection with the cancellation of non-recourse notes receivable which were secured by such shares) to approximately 93;

•
we will be entitled to terminate the registration of our common stock under the 1934 Act, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

•	our common stock will no longer be traded on the OTC Bulletin Board and no public market will exist for our common stock;

•
the negative book value per share of common stock as of September 30, 2002 will change from approximately ($6.61) per share on a historical basis to approximately ($12.75) per share on a pro forma basis (excluding 154,470 shares forfeited during the fourth quarter in connection with the cancellation of non-recourse notes receivable which were secured by such shares; the negative book value per share of common stock after including the 154,470 shares will be ($17.08)); and

•	our cash and cash equivalents will be reduced by approximately $650,000 after the effective time of the reverse stock split, with a corresponding increase in our net stockholders’ deficit.

The reverse stock split will have the following effects on our stockholders:

•
the percentage ownership of our common stock beneficially owned by executive officers and directors as a group will increase from approximately 36% to approximately 50% after the effective time of the reverse stock split;

•
unaffiliated stockholders who own less than 5,000 shares will be cashed out, will receive $1.27 for each share of common stock they own before the reverse stock split and will no longer be stockholders of the company; and

•
unaffiliated stockholders who own more than 5,000 shares will remain stockholders, but unaffiliated stockholders as a group will own a lesser percentage of shares than before the reverse stock split, and there will be less liquidity, if any, for those shares.

See “Special Factors—Effects of the Reverse Stock Split.”

Q:	IS THE REVERSE STOCK SPLIT FAIR TO OUR UNAFFILIATED STOCKHOLDERS?

A:
We believe that the reverse stock split is fair to, and in the best interests of, our unaffiliated stockholders, both those who will be cashed out and those who will remain stockholders. The board of directors has unanimously approved the reverse stock split. In making its determination with respect to the reverse stock split and the price to be paid for fractional shares, our board of directors considered, among other things, the written appraisal dated December 12, 2002 by ComStock Valuation Advisors, Inc., our independent valuation advisor, of the value of our common stock as of September 30, 2002. See “Special Factors—Fairness of the Reverse Stock Split to our Stockholders” and “Special Factors—Appraisal of our Common Stock.”

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT?

A:
As a result of the reverse stock split, stockholders who receive only common stock will not recognize gain or loss. Stockholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses depending on the individual stockholder’s circumstances and the amount of time the stockholder held the shares. See “Special Factors—United States Federal Income Tax Consequences of the Reverse Stock Split.”

Q:	HOW ARE WE FUNDING THE REVERSE STOCK SPLIT?

A:
We estimate that approximately $650,000 will be required to effect the reverse stock split, including approximately $550,000 to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split and $100,000 for expenses. Funds required to implement the reverse stock split will be derived from existing working capital and our $9,000,000 credit facility. As of September 30, 2002, $5,582,572 was outstanding under this facility. See “Amendment to our Certificate of Incorporation—Description of the Reverse Stock Split—Source of Funds and Expenses.”

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE REVERSE STOCK SPLIT?

A:
No. You do not have appraisal rights in connection with the reverse stock split under our Certificate of Incorporation and Bylaws and the corporate laws of Delaware. See “Amendment to Certificate of Incorporation—No Appraisal Rights.”

Q:	WHEN WILL THE REVERSE STOCK SPLIT BE EFFECTIVE?

A:
The reverse stock split will become effective upon filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to be             , 2003. As soon as practicable after the effective date of the reverse stock split, the stockholders will be notified and asked to surrender their certificates representing shares of common stock for certificates and/or cash. See “Amendment to Certificate of Incorporation—Description of the Reverse Stock Split—Effectiveness of the Reverse Stock Split.”

Q:	WHOM DO I CALL IF I HAVE QUESTIONS?

A:
If you have any questions, require assistance, or need additional copies of this information statement or other related materials, you should call Thomas C. Ratchford, our Chief Financial Officer, at (312) 419-0077.

SPECIAL FACTORS

Purposes of and Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “1934 Act”). Our board of directors holds the view that we and our stockholders currently derive no material benefit from continued registration under the 1934 Act.

We have maintained our registered status in the past in order to provide a trading market for our stockholders; however, our stockholders have not made use of that trading market. We had approximately 433 stockholders of record as of September 30, 2002, of which 410 each owned less than 5,000 shares. Of the remaining 23 record holders, one is Cede & Co., which is a depository for securities brokers, and the other 22 are record stockholders holding shares in their own accounts. Since the average daily volume of trading from January 1, 2002 through September 30, 2002 was approximately 1,300 shares (eliminating duplicative trades), we believe there has not been a material change in the ownership of our shares during such time. As of September 30, 2002, approximately 62% of our outstanding shares were held by fewer than 50 stockholders based on information obtained from independent parties. As a result, there is a limited market for our shares and our board of directors believes there is little likelihood that a more active market will develop in the foreseeable future. Even if our financial performance improves, our board believes that at this time there is little public appetite for the common stock of small public companies with a history of operating losses and sporadic cash flow, low capitalization and limited opportunity to grow.

As a result of our limited trading market, we are not in a position to use our public company status to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our stock as consideration. Our ability to expand has been limited within the past two years, and future expansion plans are on hold, due to our inability to raise capital. Our board of directors has determined that we need to stabilize and reduce operating expenses so we can focus on running a successful business and plan with more certainty for our future. Given our history of losses, our board of directors believes it necessary to realize every opportunity to reduce overhead and focus our limited resources on becoming profitable. The direct and indirect expenses we incur in being publicly traded are the most significant expenses that we can eliminate without negatively affecting our operations.

Our status as a public company has not only failed to materially benefit our stockholders, but also, in our board’s view, places a significant financial burden on us. Because we have more than 300 stockholders of record and our common stock is registered under Section 12(g) of the 1934 Act, we are required to comply with the disclosure and reporting requirements under the 1934 Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of approximately $400,000. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing stockholders who are record holders of relatively small numbers of shares. These cost savings are estimates and the actual savings to be realized may be higher or lower than anticipated. In addition to the direct costs we incur, our management and employees are required to devote their time and energy to completing the periodic reports required of publicly-traded companies under the 1934 Act. In going private, we can eliminate many of these direct and indirect costs. Thus, in addition to the approximately $400,000 in direct annual savings we expect to realize following the reverse stock split, our management and employees will be able to focus their time and effort on the operation of our business.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the costs of remaining a public company in particular, are expected to increase dramatically in the near future. For example, our directors and officers insurance premiums may increase upon renewal of our policy in April 2003. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance such as attorneys’ fees, and by increasing potential liability of officers and directors, will likely result in further increases in insurance premiums. In light of our current size and resources, our board does not believe that such costs are justified. Therefore, our board believes that it is in our best interests to eliminate the administrative and financial burden associated with being and remaining a public company.

Finally, the low market price makes our business seem less credible. It has made stock options unattractive, and our use of stock options has not been an effective method of attracting or retaining high-quality employees. We adopted stock option plans upon going public, with the goal of providing incentives to our employees by giving them the opportunity to participate as stockholders in the growth of the company. The low market price of our common stock has meant that employees have not taken advantage of these stock options. By becoming a private company, we hope to focus our employees’ attention on our fundamental positive aspects, while removing the negative impression of being an underperforming public company, and in doing so attract and retain more high quality employees.

In view of the fact that going private presents the best opportunity to save operating costs, and in light of the relatively small benefit our board of directors believes our stockholders have received as a result of our public company status, our board of directors believes the reverse stock split will provide a more efficient means of using our capital to benefit our stockholders. On December 27, 2002, our board of directors approved, subject to approval by our stockholders, a proposal to effect the reverse stock split and the amendment to our Certificate of Incorporation. On December 27, 2002, our controlling stockholders approved the reverse stock split and the amendment to our Certificate of Incorporation by written consent.

Alternatives Considered

Before making its determination to proceed with the reverse stock split, our board of directors considered the following alternatives:

•
Issuer Tender Offer.    Our board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature; thus, our board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, which make it difficult to ensure that we would be able to reduce the number of stockholders below 300. As a result, our board rejected this alternative.

•
Maintaining the Status Quo.    Our board considered whether we could reduce operating costs while providing the same quality service to customers without taking the company private. However, our board concluded that maintaining the status quo would be detrimental to all our stockholders. We would continue to incur the expenses of being a public company without the benefits, and would have no other significant way to reduce expenses and stabilize operations other than to reduce expenses that might have a more direct negative impact on the service we provide to our customers. Thus, our board rejected this alternative.

•
Selling the Company.    Our board determined that the sale of the company was not an alternative to going private by means of a reverse stock split. Our board believes that the reverse stock split would enable management to devote full time and attention to our business thus allowing us to improve our financial performance, which could result in increased stockholder value over time. In discussing the reverse stock split and the alternatives, our board knew that obtaining stockholders’ approval of a sale of our company would have been highly unlikely given the number of shares beneficially owned by directors and officers. They also noted their concern that exploring the sale of the company could create an unstable environment for many employees whose commitment is key to company operations, thus potentially disrupting and adversely affecting our business.

During the process of analyzing the fairness of the transaction and preparing this information statement, our affiliated stockholders (those who are our directors and officers) concluded that it was inappropriate to sell their shares at this time given their considerable investment of time and money in the company (although they will receive cash for any fractional shares they hold as a result of the reverse stock split). While recognizing that there is considerable uncertainty regarding our future performance, they are hopeful that our performance will improve if the reverse stock split is implemented and will result in increased stockholder value over time. Although our board did not actively solicit any third-party offers or attempt to sell the company, our board nevertheless concluded, based on our operating history, net losses and cash flow, that we were not an attractive candidate for acquisition. Our board also believed that, even though it had not solicited an offer from a third party and thus did not know with certainty what a third party would be willing to pay to acquire us, the price to be paid for the fractional shares was fair.

Effects of the Reverse Stock Split

Effects of the Reverse Stock Split on the Company.    The board considered the following effects that the reverse stock split will have on the company:

•
Reduction in the Number of Stockholders of Record and the Number of Outstanding Shares.    We believe that the reverse stock split will reduce our number of stockholders of record from approximately 433 to approximately 50. We estimate that approximately 425,000 shares will be exchanged for cash in lieu of fractional shares in the reverse stock split. The number of outstanding shares of common stock will decrease from approximately 888,483 (after giving effect to share repurchases (23,200 shares) and forfeitures (154,470 shares) during the fourth quarter in connection with the cancellation of non-recourse notes receivable which were secured by such shares) to approximately 93 (465,000 on a pre-split basis). Accordingly, the liquidity of the shares of our common stock will substantially decrease.

•
Change in Book Value.    The price to be paid to holders of fewer than 5,000 shares of common stock will be $1.27 per share, and the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 425,000. The total expenditures for us, including expenses, of effecting the reverse stock split is expected to be approximately $650,000. At September 30, 2002, aggregate stockholders’ deficit in the company was approximately $7.1 million, or $6.61 per share. We expect that the negative book value per share of common stock will be changed from approximately ($6.61) per share as of September 30, 2002, on a historical basis to approximately ($12.75) per pre-split share on a pro forma basis (excluding 154,470 shares forfeited during the fourth quarter in connection with the cancellation of non-recourse notes receivable which were secured by such shares; the negative book value per share of common stock after including the 154,470 shares will be ($17.08)). However, it is important to note that book value is an accounting methodology based on the historical cost of our assets, and therefore does not reflect our current value.

•	Available Cash. Our cash will be reduced by approximately $650,000 on a pro forma basis as of September 30, 2002, with a corresponding increase in our net stockholders’ deficit.

•
Termination of Registration.    Our common stock is currently registered under the 1934 Act and traded on the OTC Bulletin Board, which is a regulated quotation service that displays real time quotes, last sales price and volume limitation in over-the-counter equity securities. We are permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of our common stock. Upon the completion of the reverse stock split, we will have approximately 50 stockholders of record. We intend to apply for termination of registration of our common stock under the 1934 Act and to remove our common stock from trading on the OTC Bulletin Board as promptly as possible after the effective date of the reverse stock split. Termination of registration under the 1934 Act will substantially reduce the information required to be furnished by us to our stockholders and to the Securities and Exchange Commission. In addition, the reverse stock split will make many of the provisions of the 1934 Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with stockholder meetings under Section 14(a) and 14(c), some of the requirements relating to tender offers under Section 14(d) and the requirements of Rule 13e-3 regarding “going private” transactions, no longer applicable to us. Furthermore, our affiliates will be deprived of the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act of 1933.

•
Financial Effects of the Reverse Stock Split.    We estimate that approximately $550,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction, will total approximately $100,000 for the following: $75,000 for legal and professional fees; $5,000 for accounting fees; $5,000 for printing costs; $5,000 for ADP fees; and $10,000 for other fees. We do not expect that the payment to stockholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to us. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to stockholders in the reverse stock split. As discussed above in “Special Factors—Purposes of and Reasons for the Reverse Stock Split,” we anticipate saving approximately $400,000 annually in direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted by our employees to preparing public reports and filings and responding to stockholder inquiries.

•
Rights, Preferences and Limitations.    There are no differences between the respective rights, preferences and limitations of our common stock currently outstanding and the common stock to be outstanding after the reverse stock split becomes effective. There will be no difference with respect to dividend, voting, liquidation or other rights associated with our common stock before and after the reverse stock split.

Effects of the Reverse Stock Split on our Stockholders.    Our board reviewed the effects of the reverse stock split on our stockholders. In doing so, our board considered the effects on our affiliated stockholders (those who are directors and officers) and our unaffiliated stockholders, both those who will remain stockholders and those who will be cashed out in the reverse stock split.

•
Affiliated Stockholders.    As a result of the reverse stock split, we expect that the percentage of beneficial ownership of our common stock held by our directors and officers as a group will increase from approximately 36% to approximately 50% after the reverse stock split, and approximately all of our voting common stock will be controlled by our affiliates and related entities. These stockholders will increase their ownership percentage without any additional investment. As a result of their additional ownership, these stockholders will be able, under Delaware law, to approve a merger or sale of the company, among other things, by majority written consent without needing to seek or obtain the consent of unaffiliated stockholders. Our directors and officers will remain in the same positions in the company that they had prior to the reverse stock split. After the reverse stock split, our common stock will not be registered under the 1934 Act. Our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements, such as reporting of related party transactions and compensation, and restrictions of the 1934 Act, including the reporting and short-swing profit provisions of Section 16. Our affiliates will, however, be deprived of the ability to dispose of their shares of our common stock under Rule 144 under the Securities Act of 1933. Our directors and officers will still be subject to the fiduciary and other obligations of Delaware law.

•
Unaffiliated Stockholders.    Our board reviewed the following effects of the reverse stock split on our unaffiliated stockholders, both those who will remain stockholders after the reverse stock split and those who would receive only cash and be eliminated entirely as stockholders.

•
Remaining Stockholders.    Terminating the registration of our common stock will affect the market for our common stock and the ability of remaining stockholders to buy and sell shares. Even as a public reporting company, however, we have a limited trading market for our common stock, especially for sales of large blocks of shares. Our board noted that our stockholders derive little relative benefit from our status as a public reporting company. After the reverse stock split, our common stock will no longer be quoted on the OTC Bulletin Board and the number of shares of common stock available to be traded will decrease to less than approximately 100 shares. In addition, we will no longer be required to file public reports of our financial condition and other aspects of our business with the Securities and Exchange Commission. As a result, stockholders will have less legally mandated access to information about our business and results of operations than they had prior to the reverse stock split. Finally, the remaining unaffiliated stockholders will have no control over us because the affiliated stockholders will increase their ownership percentages and approximately all of our voting common stock will be beneficially owned by our affiliated stockholders and related entities.

•
Stockholders Being Cashed Out.    Stockholders being cashed out will receive $1.27 per pre-split share and will no longer be stockholders of the company. Such stockholders will no longer be entitled to vote as a stockholder or share in our assets, earnings or profits with respect to such cashed out shares.

•
Stock Options.    The exercise price of each outstanding stock option will automatically increase by a factor of 5,000:1 and the number of underlying shares will decrease by a factor of 5,000:1. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as determined by our board of directors, multiplied by the fraction of a share represented by the option. For example, an option to purchase 12,500 shares of our common stock at $.71 per share would be converted into an option to purchase 2.5 shares of our common stock at $3,550 per share. The total exercise price remains at $8,875. Since fractional shares will not be issued, the option holder will receive 2 shares of common stock and cash (or a reduction in the amount of the purchase price) in an amount equal to .5 times the difference, if any, between the fair market value of one share of our common stock (as determined by our board) on the date of exercise and the exercise price of the option ($3,550).

•
Preferred Stock.    The conversion price of each share of outstanding preferred stock will automatically increase by a factor of 5,000:1 and the number of shares of common stock into which each share of preferred stock is convertible will decrease by a factor of 5,000:1. Since all series of preferred stock except the series d preferred stock vote with the common stockholders on an “as converted” basis, the voting power of all series of preferred stock except the series d preferred stock will therefore be reduced by a factor of 5,000:1. Each share of series d preferred stock will continue to entitle the holder to one vote per share. There are currently 1,500,000 shares of series d preferred stock outstanding.

United States Federal Income Tax Consequences of the Reverse Stock Split

The discussion of United States federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences which may apply to us and our stockholders. You are strongly urged to consult your tax advisor to determine the particular tax consequences to you of the reverse stock split, including the applicability and effect of federal, state, local, foreign and other tax laws.

The following discussion sets forth the principal United States federal income tax consequences of the reverse stock split to us and our stockholders. The following disclosure addresses only the United States federal income tax consequences to the stockholders who hold their shares as a capital asset. The following disclosure does not address all of the federal income tax consequences that may be relevant to particular stockholders based upon their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to our stockholders under state, local and foreign laws. We have neither requested nor received a tax opinion from legal counsel with respect to any of the matters discussed herein. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The Company.    The reverse stock split will be a tax free reorganization described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the reverse stock split.

Stockholders Who Receive Shares of New Common Stock.    A stockholder who receives only shares of new common stock in the transaction (i.e., a stockholder who owns a number of shares of old common stock equal to the product of 5,000 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such stockholder in shares of old common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

A stockholder who receives both shares of new common stock and cash in the transaction (i.e., a stockholder who owns a number of shares of old common stock which is greater than 5,000 and is not equal to the product of 5,000 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by us in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such stockholder, the consequences of which are described below. The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the stockholder and the stockholder will not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such stockholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

Stockholders Who Receive Cash.    The receipt by a stockholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder’s situation, will be taxed as either: (i) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (ii) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of our 2002 earnings and our accumulated earnings and profits; (ii) then, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Fairness of the Reverse Stock Split to our Unaffiliated Stockholders

At the board of directors meeting on November 11, 2002, the board discussed the little benefit that the company and its stockholders were deriving from the company’s public company status and considered the advantage and disadvantages of becoming a private company. The board concluded that taking the company private could be accomplished through a reverse stock split with cash being paid for the fractional shares that result. The board determined that a 1 for 5,000 reverse stock split would result in the number of stockholders of record falling below 300, which would allow the company to deregister its common stock under the 1934 Act.

The board believes that the reverse stock split is in the best interests of the company and is fair to all unaffiliated stockholders, both those who will remain stockholders and those who will be cashed out as a result of the reverse stock split. After considering the reverse stock split and its anticipated effects on our stockholders, the transaction was unanimously approved and deemed fair to our unaffiliated stockholders by all of the members of our board. In determining the fairness of the reverse stock split, the board considered a number of factors prior to approval of the proposed transaction, including the following effects on unaffiliated stockholders:

•	Unaffiliated Stockholders Who Will Remain Stockholders. The reverse stock split is fair to the unaffiliated stockholders who will remain stockholders following the reverse stock split because they will benefit from the direct and indirect operating costs saved by us since we will no longer be required to maintain our public company status. Because those costs would not adversely affect the services we provide to our customers and the remaining stockholders would enjoy any increased value of the company that might result from improved operations, we determined that the improved stability of our performance made the transaction fair to the remaining stockholders, even though they were not enjoying immediate liquidity. Regarding the increased ownership percentage for affiliated stockholders, the board determined that, even under current ownership, the affiliated stockholders have a large influence over the company, and that the change in ownership would not greatly increase that influence.

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Unaffiliated Stockholders Being Cashed Out.    The reverse stock split is fair to unaffiliated stockholders who will be cashed out in the reverse stock split because of the price being paid for fractional shares of our common stock. Our board considered the fact that stockholders who will receive cash will have no control over the timing or a price of the sale of their shares. However, the board noted that there is limited liquidity currently for our common stock, and thus stockholders have limited choice as to timing and price, particularly if they wish to sell a large number of shares. The board determined that the certainty of liquidity through the reverse stock split, together with price being paid in lieu of fractional shares, made the transaction fair, even taking into account the lack of control over timing and price. The board also noted the stockholders would be able to dispose of their shares without incurring brokerage costs.

Additionally, stockholders who wish to increase their holdings to avoid being cashed out may do so by purchasing shares of our common stock on the open market prior to the effective time of the reverse stock split and those who wish to be cashed out entirely can reduce their holdings below 5,000 shares of common stock.

Fairness of the Price.    In analyzing the fairness of the transaction and the price to be paid for fractional shares of our common stock, our board of directors sought to determine a price that was fair to our unaffiliated stockholders, both those who would receive only cash in the reverse stock split and those who would remain stockholders after the reverse stock split. Our board of directors considered and reviewed the following documentation and information:

•	the appraisal of our common stock delivered by our financial advisor, ComStock Valuation Advisors, Inc.;

•	our annual financial statements, including consolidated audited financial statements for each of the past five years up to and including December 30, 2001;

•	our quarterly unaudited financial statements for the fiscal quarter ended September 30, 2002;

•	management projected revenue and cost budgets for the fiscal year ending December 31, 2002;

•	management projections of operating performance for fiscal years 2003 through 2006;

•	the terms of the reverse stock split and its effect on our stockholders;

•	market information on the recent price behavior and trading volume of our common stock;

•	the pro forma financial effects of the reverse stock split on us and our stockholders; and

•	the tax effects of the reverse stock split on our stockholders.

Our board of directors considered the following factors in reaching its conclusion as to the reverse stock split and the fairness of the price to be paid in lieu of fractional shares resulting from the reverse stock split. Individual directors may have given differing weights to different factors. Due to the relative illiquidity of our common stock, the board generally placed more emphasis on the ComStock appraisal than on the stock price as reported on the OTC Bulletin Board. See “Appraisal of our Common Stock” for a discussion of the ComStock appraisal.

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Current and Historical Market Prices of our Common Stock.    Although our common stock is quoted on the OTC Bulletin Board, there is a limited trading market for our common stock. The high and low sale prices for our common stock from January 1, 2000 to September 31, 2002, ranged from a high of

$39.00 in March 2000 (adjusted for the 1-for-8 reverse stock split effected December 12, 2001), to a low of $.71 per share in December 2001. The closing sale price of the common stock on November 15, 2002, which was the last trading day on which our common stock was traded before we announced the proposed reverse stock split, was $.60 per share. See “Trading and Market Prices” for more information about our common stock prices.

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Premium Over Market Price.    The price to be paid for fractional shares in the reverse stock split on a pre-split basis represents a 112% premium over the last closing trading price of $.60 for our common stock prior to the announcement of the reverse stock split on November 15, 2002, and a premium of 6% over the average closing trading price of $1.20 for the thirty calendar days prior to September 30, 2002. Our board noted that the high closing price for the quarter ended September 30, 2002 was $1.23, and the low closing price for that period was $1.18.

•	Net Book Value. As of September 30, 2002, the negative book value per share of common stock was $(6.61).

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Recent Stock Transactions.    Between January 1, 2001 and September 30, 2002, we purchased 203,567 shares of common stock in open market purchases at an average price of $6.35. On June 3, 2002, we received 91,831 shares of common stock as consideration in connection with the cancellation of $126,683 of notes receivable or renegotiation of terms of notes payable. During the fourth quarter of 2002, we purchased 23,200 shares of common stock in open market purchases at an average price of $1.24 and received 154,470 shares in connection with the cancellation of non-recourse notes receivable which were secured by such shares.

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of the company into or with such person; (ii) the sale or other transfer of all or any substantial part of our assets; and (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of us.

Our board of directors met to discuss its initial conclusions and to preliminarily approve the reverse stock split on November 11, 2002. On December 27, 2002, our board of directors approved the reverse stock split by unanimous written consent and determined that, based upon the factors set forth above, $1.27 was a fair price to be paid to stockholders for fractional shares resulting from the reverse stock split.

Procedural Fairness for Unaffiliated Stockholders.    Our board considered the procedural aspects of the approval of the reverse stock split, and determined that the procedure was fair to our unaffiliated stockholders, both those who will be cashed out and those who will remain stockholders.

The reverse stock split has been unanimously approved by our board of directors. The vote of a majority of the outstanding shares of our common stock entitled to vote on the reverse stock split is required to approve it. We have received the written consent of a majority of our controlling stockholders approving the reverse stock split. The approval of a majority of our unaffiliated stockholders is not required under Delaware law and has not been obtained in this transaction. Stockholders who wish to increase their holdings to avoid being cashed out may do so by purchasing shares of our common stock in the open market prior to the effective time of the reverse stock split and those who wish to be cashed out entirely may reduce their holdings below 5,000 shares of common stock.

Appraisal of our Common Stock

On November 5, 2002, we retained ComStock Valuation Advisors, Inc. (“ComStock”) to act as our financial advisor with respect to the reverse stock split. As part of the engagement, the board of directors requested that ComStock appraise the fair market value of our common stock as of September 30, 2002, in order to assist the board in determining the price to be paid for fractional shares in the reverse stock split. The board retained ComStock to act as its financial advisor in connection with the reverse stock split because ComStock is a financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, distributions of securities, private placements and other general corporate purposes. ComStock does not own nor has it ever owned any interest in our company, and ComStock has no agreement or understanding to provide additional services to us beyond the scope of the appraisal.

Prior to a meeting of the board of directors held on November 11, 2002, ComStock delivered an oral report to management regarding the valuation of our common stock. ComStock provided management with a detailed explanation of the financial analyses supporting its preliminary valuation. ComStock’s oral report and preliminary valuation was discussed at the November 11, 2002 board meeting. ComStock delivered its written report to the company on December 12, 2002, which indicated that the fair value of our common stock was $1.27 per share as of September 30, 2002.

The following summary of ComStock’s appraisal should be reviewed carefully. The preparation of a corporate appraisal is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary, without considering the analysis as a whole, could create an incomplete view of the processes underlying the appraisal. In arriving at its appraisal conclusions, ComStock considered the result of all relevant analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses, nor should they be viewed as predictions of potential future trading prices for shares of our common stock.

The full text of ComStock’s appraisal, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by ComStock, is available for inspection and copying at our principal offices during our regular business hours by any stockholder as of the record date, upon written notice to us. We will provide a copy of ComStock’s appraisal to any stockholder upon written request to us at the expense of the requesting stockholder. The full text of ComStock’s appraisal is also included as Exhibit C to the Schedule 13E-3 filed by the company with the Securities and Exchange Commission on the same date as this information statement.

In connection with the appraisal, ComStock considered and reviewed, among other things, the following documentation and information:

•	Avery Communications, Inc. Form 10-Q/A for the period ended September 30, 2002;

•	Avery Communications, Inc. Form 10-Q/A for the period ended June 30, 2002;

•	Avery Communications, Inc. Form 10-KSB/A for the years ended December 31, 2001 and 2000;

•	interviews and communications with members of management regarding the current and projected performance of the company;

•	Certificate of Incorporation of Avery Communications, Inc. and its predecessor corporations;

•	listing of common shares outstanding as of September 30, 2002;

•	listing of Avery’s fixed assets as of September 30, 2002;

•	listing of preferred stock issues outstanding prepared by Avery’s management as of September 30, 2002, including annual dividend rate and common stock equivalent conversion rights;

•	listing of stock options outstanding prepared by Avery’s management as of September 30, 2002;

•	schedule of best case, expected case, and worst case expected future performance prepared by Avery’s management through December 31, 2006;

•	Avery Communications, Inc. organization chart as of September 30, 2002;

•
historical financial statements for the selected guideline companies as extracted from the most recent CD Rom available to subscribers of Standard & Poor’s Compustat® financial statement update service as of the September 30, 2002; and

•	such other specific and industry data relating to the current and proposed operation of the company as was supplied to us by the company or made available to us from other sources.

For purposes of the appraisal, the term “fair market value” was defined as the amount at which our common stock would change hands between a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts.

ComStock relied upon the financial forecasts and projections provided to it and assumed, without independent verification, that those financial forecasts and projections had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Avery and that there had been no material change in the assets, financial condition, business or prospects of Avery since the date of the most recent financial statements made available to it. ComStock did not independently verify the accuracy and completeness of the information supplied to it with respect to Avery and does not assume any responsibility with respect thereto.

In determining the fair market value of Avery’s common stock, ComStock considered generally accepted valuation methodologies and, after such due consideration, utilized primarily the Capitalized Cash Flow Method, the Discounted Cash Flow Method and the Guideline Company Method. The Net Asset Method was also considered but not relied upon to determine the extent of goodwill incorporated in the valuation conclusion.

Capitalized Cash Flow Method.    The Capitalized Cash Flow Method produces an indicated value by capitalizing a representative measure of earnings for the company by a market based rate of return under the assumption that earnings will continue to grow at a constant rate of growth over the long term. To develop a representative measure of earnings, ComStock examined the historical performance of Avery and made adjustments for items that are nonrecurring or extraordinary in nature, and those items that are not expected to impact the future operations of the company. An average of the adjusted historical performance is then calculated to provide a normalized estimate of the future earnings capacity of the company. Normalized earnings are then adjusted for marginal working capital requirements and net investment in fixed assets to determine the normalized level of adjusted cash flow for the company. The adjusted cash flow is multiplied by a price to cash flow ratio that a willing buyer would assess based on the required rate of return and riskiness associated with an investment in the common stock of Avery.

Using the foregoing methodology, the adjusted annual cash flow was determined to be $1,021,644, which was multiplied by a 11.3 cash flow multiple to derive $11.5 million freely traded control value of total invested capital. After deducting $6.3 million for debt outstanding and adding $0.6 million of value for the company’s net operating loss tax carry-forward, the capitalized cash flow method determined a $5.9 million freely traded equity value, inclusive of preferred stock.

Discounted Cash Flow Method.    The Discounted Cash Flow Method seeks to establish the amount (in current dollars) an investor will pay for the right to a company’s projected cash flow stream given alternative investment opportunities of equivalent risk. While discounted cash flow results can be sensitive to changes in the forecast assumptions, it is a highly reliable valuation method if forecast assumptions are reasonable. The fair market value of a security is dependent on future returns expected from the security and the perceived cost (in terms of lost opportunity) of investing in alternative investments. The Discounted Cash Flow Method incorporates both of these considerations.

Using the Discounted Cash Flow Method, ComStock determined Avery common stock’s fair market value by projecting a cash flow stream and discounting it for risk and cost of capital. The projected cash flows for the years 2002 through 2006 were based upon the financial projections provided by Avery’s management. ComStock discounted these projected cash flows, and a residual value, at a risk adjusted discount rate of 15.9%. The selected discount rate reflects the rate of return that an investor would seek given alternative investments available in the marketplace and considering the risks of achieving the Avery forecast. The result of these calculations was that ComStock determined that the freely traded equity value was $6.2 million, inclusive of preferred stock.

Guideline Company Method.    The Guideline Company Method uses pricing multiples developed from publicly traded stocks of similar businesses to estimate value. These pricing multiples are applied to appropriate earnings data for Avery to determine the value of Avery as if it were a publicly traded guideline company. Although the selected guideline companies were considered to be the best available publicly traded companies, ComStock did not consider the Guideline Company Method to be the most relevant of the valuation methods applied. There were recognized differences between Avery and the guideline companies in terms of size, depth of management, customer diversification, product line diversification, access to capital and overall financial performance. Nevertheless, the larger number of arm’s-length transactions that occur in the market segment represented by the selected guideline companies was regarded as providing important information into the overall valuation process. The availability of financial data for the selected guideline companies through published annual reports and filings with the Securities and Exchange Commission provided ComStock with an opportunity to compare the financial performance of Avery to that of the selected guideline companies on a more detailed level. This exercise provided meaningful input into the overall valuation process, especially when contrasted against an alternative of relying solely on broad market averages or compiled industry survey data. Therefore, ComStock incorporated the results of the Guideline Company Method and its underlying assumptions as a point of reference for the overall valuation conclusion reached in its report.

Using the Guideline Company Method, ComStock used pricing multiples developed from publicly traded stocks of similar businesses to estimate value. These multiples were applied to appropriate earnings data for Avery to determine the value of Avery as if it were a publicly traded guideline company. ComStock used the following financial ratios to develop a value for Avery under this method:

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unleveraged pricing multiple based on (i) sales, (ii) three year adjusted earnings before interest and taxes; and (iii) three year adjusted earnings before interest, taxes, depreciation and amortization; and

•	leveraged pricing multiple based on three year adjusted net income.

The result of these calculations was that ComStock determined that the freely traded equity value was $5.9 million, inclusive of preferred stock.

After reviewing all of the relevant data, ComStock concluded that the fair market conclusion for Avery’s common stock should be based on the average total equity value computed under all three methods ($5.9 million), and then deducting from that average the $4.4 fair market value of out-of-the-money preferred stock. This resulted in an estimated fair market value of $1.5 million for common shares outstanding and in-the-money stock option shares. Accordingly, as of September 30, 2002, ComStock’s independent objective opinion of the fair market value of our common stock is $1.27. The $1.27 estimated fair market value for each share of common stock was calculated by dividing the $1.5 million estimated fair market value of total common equity by the 1.2 million of common and common equivalent shares outstanding.

The summary set forth above describes the material analyses performed by ComStock. ComStock, however, believes that the preparation of an appraisal is a complex process and is not necessarily susceptible to partial analysis or summary description. Therefore, ComStock strongly believes that this description of its appraisal should be reviewed together with the full text of the appraisal.

In accordance with its engagement letter, ComStock delivered its report solely to the board of directors of Avery for their use in connection with their review and evaluation of the reverse stock split. Neither the report nor the underlying financial analysis may be relied upon by any person other than the members of the board of directors of Avery without the prior written consent of ComStock.

Fee Arrangement.    Under the terms of the engagement letter dated November 5, 2002, we will pay ComStock a total fee of $17,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its appraisal. We have also agreed to indemnify ComStock, its affiliates and each of their respective directors, officers, agents, employees and controlling persons against liabilities, including liabilities under U.S. federal securities laws, related to or arising out of the reverse stock split or the engagement of ComStock, other than any such liabilities resulting from ComStock’s bad faith or gross negligence.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

General

Our board of directors has declared advisable, authorized and approved an amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split of our common stock as soon as practicable. The text of Article Fourth of our Certificate of Incorporation, as amended to effect the reverse stock split and to decrease the number of authorized shares of common stock is attached to this information statement as Appendix A.

On the effective date of the reverse stock split, each 5,000 shares of our common stock will be converted automatically into one share of common stock. The effective date of the reverse stock split will be the date on which the amendment to our Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, which we expect to be             , 2003 (21st day following the mailing of this information statement).

The reverse stock split is structured to be a “going private” transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to terminate our reporting requirements under Section 12(g) of the 1934 Act. In connection with the reverse stock split, we have filed a Rule 13e-3 transaction statement on Schedule 13e-3 with the Securities and Exchange Commission.

Required Vote

The affirmative vote of a majority of the shares entitled to vote is required to approve the amendment to our Certificate of Incorporation to effect the reverse stock split. Our controlling stockholders have consented in writing to the amendment and the reverse stock split. This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment and the reverse stock split without the approval of any other stockholders. Accordingly, you are not required to vote and your vote is not being sought.

Description of the Reverse Stock Split

Our common stock is currently registered under the 1934 Act and, as such, we are a reporting company under the 1934 Act. The reverse stock split is intended to reduce the number of holders of our common stock to fewer than 300, which would permit us to terminate our registration under the 1934 Act and become a private company. We intend to file for termination of our 1934 Act registration as soon as practicable after the effective date of the reverse stock split.

Conversion of Shares.    The reverse stock split will be effective upon our filing of an amendment to our Certificate of Incorporation that will provide for the conversion and reclassification of each outstanding share of our common stock into one five-thousandth (1/5,000) of a share of our common stock. In the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the effective date of the reverse stock split, and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $1.27 per pre-split share. The following examples illustrate the effect of the reverse stock split on stockholders in various circumstances:

Example 1: Stockholders Owning Fewer than 5,000 Shares of Record

On the effective date of the reverse stock split, Stockholder A owns of record 2,500 shares of our common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Stockholder A would be entitled to receive only 0.5 of a share of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Stockholder A will not receive any common stock, but will instead receive a cash payment from us at the rate of $1.27 per pre-split share. In this example, Stockholder A would receive $3,175 in cash and will no longer be a stockholder of the company.

Example 2: Stockholders Owning 5,000 or More Shares of Record

On the effective date of the reverse stock split, Stockholder B owns of record 7,500 shares of our common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Stockholder B would be entitled to receive 1.5 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Stockholder B will receive one share of common stock and $3,175 in cash (at the rate of $1.27 per pre-split share) for his remaining 0.5 of a share of common stock.

Authorized Capital Stock Following the Reverse Stock Split.    The amendment to our Certificate of Incorporation, a copy of which is attached as Appendix A, will reclassify each outstanding share of our common stock and will reduce our authorized capital stock from 40,000,000 shares to 20,004,000 shares. The amendment will reduce our authorized common stock from 20,000,000 to 4,000 shares but will not affect our authorized preferred stock. Our board of directors currently has, and will continue to have, authority to issue all authorized but unissued shares of capital stock at such times and for such consideration as the board determines. This authority will continue although the number of shares of capital stock authorized will be significantly reduced. Other than the issuance of shares of common stock on exercise of outstanding options or rights of conversion, we have no plans to issue any shares of common stock. We plan to retire the fractional shares purchased in the reverse stock split.

Effectiveness of the Reverse Stock Split.    On the effective date of the reverse stock split, each certificate representing a share of our common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each stockholder who owns fewer than 5,000 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Exchange of Stock Certificates.    We will promptly file an amendment to our Certificate of Incorporation with the Delaware Secretary of State twenty-one days after the date of this information statement. The reverse stock split will become effective on the date of filing the amendment, which we will refer to as the “effective date.” As soon as practicable after the effective date, we will send you a letter of transmittal which will provide the instructions by which stockholders will surrender their stock certificates and obtain certificates evidencing the shares of company common stock or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, we may, in our sole discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to us, in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the stockholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Stockholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to stockholders after the reverse stock split becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by stockholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. We will bear these costs.

The letter of transmittal will be sent to stockholders promptly after the effective date of the reverse stock split. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Source of Funds and Expenses.    We estimate that approximately $550,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we will pay all of the expenses related to the reverse stock split. We estimate that these expenses will amount to $100,000, as follows: $75,000 for legal and professional fees; $5,000 for accounting fees; $5,000 for printing costs; $5,000 for ADP fees; and $10,000 for other fees. Funds required to implement the reverse stock split shall be derived from our existing working capital and our $9,000,000 credit facility. As of September 30, 2002, $5,582,572 was outstanding under this facility.

Conduct of Business After the Reverse Stock Split

Following the reverse stock split, we will continue to conduct our business in the same manner as presently conducted. The executive officers and directors immediately prior to the reverse stock split will continue to be executive officers and directors after the reverse stock split. Except for the amendment to our Certificate of Incorporation to effect the reverse stock split, which is attached hereto as Appendix A, our Certificate of Incorporation and Bylaws will remain in effect and unchanged by the reverse stock split.

We believe that there are significant advantages in becoming a private company, and we plan to avail ourselves of any opportunities we may have as a private company, including making any public or private offering for our shares or entering into any other arrangement or transaction we deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management in negotiations with respect to any such transaction, there exists the possibility that we may enter into such an arrangement in the future and the remaining stockholders after the reverse stock split may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out stockholders in the reverse stock split.

Other than as described in this information statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amounts of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

Failure to Effect the Reverse Stock Split

Although the board of directors believes that the reverse stock split will be consummated and that we will go private, we cannot guarantee that the reverse stock split will result in the company’s going private. The board of directors will not implement the reverse stock split if it determines that the reverse stock split would result in the number of stockholders of record remaining 300 or more. Our stock would continue to be listed on the OTC Bulletin Board and we would continue to file annual and quarterly reports on Form 10-K and Form 10-Q. The board of directors considered the possibility that the reverse stock split may not be implemented. The board determined that the potential benefits of implementing the reverse stock split, in the form of reduced operating expenses without directly affecting the company’s operations, were worth the risk that the reverse stock split might not be implemented.

Abandonment of the Reverse Stock Split

Our board of directors has the right to abandon the reverse stock split before the effective time of the reverse stock split, even after stockholder approval, if for any reason the board of directors determines that it is not advisable to proceed with the reverse stock split.

No Appraisal Rights

Stockholders do not have appraisal rights under Delaware law or under our Certificate of Incorporation or Bylaws in connection with the reverse stock split.

TRADING AND MARKET PRICES

Our common stock is quoted and traded on a limited and sporadic basis on the OTC Bulletin Board operated by The NASDAQ Stock Market, Inc. under the trading symbol “AVYC.” The limited and sporadic trading does not constitute, nor should it be considered, an established public trading market for our common stock. The following table sets forth the high and low closing bid and asked prices for our common stock for the periods indicated, as reported by Pink Sheets LLC. On December 12, 2001, we effected a 1-for-8 reverse stock split. The high and low closing bid and asked prices in the table below have been adjusted to give effect to such stock split by multiplying the actual bid and asked price by eight. At no time prior to the 1-for-8 reverse stock split had our common stock traded higher than $5.00 per share. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Closing Bid		Closing Asked
	High	Low	High	Low

Year Ended December 31, 2001
First Quarter	13.50	5.00	14.50	5.50
Second Quarter	5.60	3.04	5.92	3.28
Third Quarter	3.28	2.24	3.68	2.48
Fourth Quarter (prior to December 12, the effective date of the reverse split)	2.24	1.44	2.64	1.68
Fourth Quarter (after December 12, the effective date of the reverse split)	1.05	.71	1.30	.79

Year Ending December 31, 2002
First Quarter	2.05	.72	2.15	.85
Second Quarter	1.85	1.22	2.00	1.30
Third Quarter	1.23	1.18	1.30	1.20
Fourth Quarter	1.23	.55	1.29	.65

On January 7, 2003, the closing bid price was $.59 and the closing asked price was $.70. Between January 1, 2001 and September 30, 2002, we purchased 203,567 shares of common stock in open market purchases at price ranges between $1.22 and $8.16 with an average price of $6.35. On June 3, 2002, we received 91,831 shares of common stock as consideration in connection with the cancellation of $126,683 of notes receivable or renegotiation of terms of notes payable. During the fourth quarter of 2002, we purchased 23,200 shares of common stock in open market purchases at an average price of $1.24 and received 154,470 shares in connection with the cancellation of non-recourse notes receivable which were secured by such shares.

DIVIDENDS

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. We also presently have outstanding preferred stock that requires us to accrue dividends in the amount of approximately $123,000 every quarter. The holders of our outstanding preferred stock are entitled to receive all accrued dividends before we can pay any dividends on our common stock. In addition to the terms of our outstanding preferred stock, it is anticipated that the terms of future debt and/or equity financings may restrict the amount of cash dividends. Our current credit agreement includes limitations on cash disbursements. Therefore, the payment of any cash dividends on the common stock is unlikely.

BACKGROUND INFORMATION OF EXECUTIVE OFFICERS, DIRECTORS
AND CONTROLLING PERSONS

The Company

This information statement is filed on behalf of Avery Communications, Inc., a Delaware corporation with its principal office at 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603, telephone number (312) 419-0077.

Directors and Executive Officers

Patrick J. Haynes, III has served as a director and Chairman of the Board of Avery since November 1995. Mr. Haynes was elected President and Chief Executive Officer of Avery in July 1998, and served in such capacity until December 1, 1998. On May 5, 2000, Mr. Haynes was re-elected as President and Chief Executive Officer of Avery. In 1992, Mr. Haynes founded and became President of American Communications Services, Inc., a start-up, fiber optic, competitive access provider telephone company now known as e.spire Communications, Inc. Mr. Haynes directed development of the strategic plan, put management in place and operated the company on a day-to-day basis for 18 months. He also advised and consulted in connection with the placement of $52 million in equity and $81 million in debt. Mr. Haynes is the Senior Managing Director of Thurston Group, Inc., a private merchant bank in Chicago. Mr. Haynes and Russell T. Stern, Jr. founded Thurston Group in 1987. Previously, Mr. Haynes was associated with Merrill Lynch, Oppenheimer & Company, and Lehman Brothers as an investment banker.

Michael J. Labedz has served as a director and Executive Vice President and Chief Operating Officer of Avery since January 2002. Mr. Labedz has also served as President of ACI Billing Services, Inc., a wholly owned subsidiary of Avery, since December 2000. Mr. Labedz has been employed by Thurston Group, Inc., a private merchant bank in Chicago since 1998. Previously, he was Vice President of Operations and Chief Financial Officer for a computer services company controlled by Michael Milken’s Knowledge Universe and a management consultant with Deloitte Consulting L.P.

Thomas C. Ratchford has served as a director and Vice President, Chief Financial Officer, Secretary and Treasurer of Avery since January 2002. Prior to joining Avery in November 2001, Mr. Ratchford was the Chief Financial Officer of Qorus.com, Inc. from October 2000. From 1999 to 2000, Mr. Ratchford was the Director of Finance for the Highway Safety Division of Avery Dennison Corporation, which is not affiliated with Avery. From 1993 to 1999, Mr. Ratchford was the Chief Financial Officer of Stimsonite Corporation, a publicly held manufacturer of highway safety products, which was purchased by Avery Dennison Corporation in 1999.

Norman M. Phipps has served as a director of Avery since November 1995. Since July 2002, Mr. Phipps has been an independent consultant to us. Until his resignation in August 2001, Mr. Phipps served as a director of LogiMetrics, Inc., a company primarily involved in the manufacture of infrastructure equipment for the wireless broadband telecommunications market. From July 2000 to July 2002, Mr. Phipps served as Senior Vice President of Administration of LogiMetrics. Mr. Phipps served as the President and Chief Operating Officer of LogiMetrics from April 1997 until July 2000, and also as interim Chief Financial Officer from March 1998 until July 2000. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of LogiMetrics. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, LLC from January 1994 to December 1997 and CP Capital Partners from January 1991 to December 1993.

J. Alan Lindauer has served as a director of Avery since June 1997. He currently serves as President of Waterside Capital Corporation and has served as President of Waterside Management, Inc., a business consulting firm, since 1986. Mr. Lindauer has also served as a director of Commerce Bank of Virginia since 1986 and serves as chair of its Loan Committee, Norfolk Division, and a member of the Executive, Trust, Marketing, Compensation, and Mergers & Acquisition Committees. Mr. Lindauer served as director of Citizens Trust Bank from 1982 to 1985 as well as a member of its Trust and Loan Committees. Mr. Lindauer founded Minute-Man Fuels in 1963 and managed Minute-Man Fuels until 1985.

Robert T. Isham, Jr. originally served as a director of Avery from November 1995 to March 1996, and then rejoined the Board in July 1998. Mr. Isham is currently a managing director of Thurston Group, Inc., a private merchant bank based in Chicago. Previously, he ran his own commercial law practice in Chicago and, before that, he was a partner with the law firm of McDermott, Will & Emery.

Admiral Leighton Smith was elected as a director on January 10, 2002. Admiral Smith retired from the U.S. Navy on October 1, 1996. He is currently serving as a Senior Fellow at the Center for Naval Analysis, is president of his own consulting firm, Leighton Smith Associates, and is Chairman of the Board of Trustees of the U.S. Naval Academy Alumni Association. Admiral Smith was previously the Commander in Chief, U.S. Naval Forces Europe and Commander in Chief Allied Forces Southern Europe.

Each of our directors and executive officers are citizens of the United States. The address of each of our directors and executive officers is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603, telephone number (312) 419-0077. None of our directors or executive officers has been convicted, during the last five years, in a criminal proceeding nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

Control Persons

Thurston Group, Inc., a Delaware corporation, and Waveland, LLC, a Delaware limited liability company, are our majority stockholders. The address of the principal office of Thurston Group and Waveland is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603. The principal business of Thurston Group is private merchant banking. Waveland is a limited liability company the sole purpose of which is to hold the personal investments of Patrick J. Haynes, III and his family. Waveland and Russell T. Stern, Jr. have effective control, through ownership, over Thurston Group.

Russell T. Stern, Jr., a citizen of the United States, is also one of our majority stockholders, and his business address is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603. Mr. Stern’s principal occupation is Chairman of Thurston Group.

Mr. Haynes is the Senior Managing Director of Thurston Group and Mr. Stern is the Chairman of Thurston Group. Mr. Haynes and Mr. Stern are the only executive officers and directors of Thurston Group, and Mr. Haynes is the sole managing member of Waveland.

None of Thurston Group, Waveland or Mr. Stern has been convicted, during the last five years, in a criminal proceeding nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS;
POTENTIAL CONFLICTS OF INTEREST

Thurston Group, Inc. and Waveland, LLC beneficially own an aggregate of 33.7% of our common stock and 48.4% of our voting securities. Patrick J. Haynes, III, our chairman of the board and chief executive officer, and Russell T. Stern, Jr. have effective control, through ownership, over Thurston Group. Mr. Haynes is the sole managing member of Waveland. On December 27, 2002, Thurston Group and Waveland voted by written consent to approve the reverse stock split. See “Principal Stockholders” for a discussion of our security ownership.

Our executive officers and directors, who collectively beneficially own approximately 36% of our common stock, concluded that it was inappropriate to sell their shares of common stock at this time given their considerable investment of time and money in the company. These persons, however, will be paid cash for any fractional shares they hold as a result of the reverse stock split in the same manner as our unaffiliated stockholders.

After the reverse stock split, our executive officers and directors will collectively beneficially own approximately 50% of our common stock, and they will retain their positions in the company. These stockholders will increase their ownership positions in the company without investing any additional money.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Avery is a telecommunications service company which operates two lines of business. Through its operating subsidiaries, HBS Billing Services Company and ACI Billing Services, Inc., Avery provides billing and collection services for inter-exchange carriers and long-distance resellers. Through its operating subsidiary, Aelix, Inc., Avery provides intelligent message communication services to the travel, hospitality and transportation sectors.

Our billing and collection service operates as a clearinghouse. Customers, principally long distance service resellers, submit their billing records to us. We aggregate those records from all of our customers and present them to local exchange carriers, such as regional Bell operating companies. The local exchange carriers include the submitted charges on monthly phone bills sent to end-users. The local exchange companies remit collected funds to us, generally 45 to 60 days after we submit our customers’ billing records to them. We then remit such funds to our customers, after withholding our fees and other expenses.

Our intelligent message communication service allows us to accept and deliver messages, via voice, e-mail or fax, between our customers and any individual or group of people (customers, suppliers, employees, etc.) on an expedited basis. Examples of the types of services we offer include confirmations of airline and hotel reservations. Generally, we charge a per-message fee to our intelligent message communication service customers.

Forward Looking Statements

This information statement contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the company that are based on the beliefs of the company’s management as well as assumptions made by and information currently available to the company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the company or its subsidiaries or company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in other filings made by the company with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The company does not intend to update these forward-looking statements.

Financial Information for the Quarter Ended September 30, 2002

The following is a discussion of the consolidated financial condition and results of operations of the company for the three and nine-month periods ended September 30, 2002 and 2001. It should be read in conjunction with the Consolidated Financial Statements of the company, the notes thereto and other financial information included elsewhere in this information statement, and the company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2001. For purposes of the following discussion, references to year periods refer to the company’s fiscal year ended December 31 and references to quarterly periods refer to the company’s fiscal three month periods ended September 30, 2002 and 2001.

The results of operations for the first nine months in 2002 include nine months’ activity of ACI, which purchased the assets of OAN Services, Inc. in August 2001, and nine months’ activity of Aelix, which was purchased in November 2001. The corresponding results of operations for the first nine months of 2001 include two months’ activity for ACI and no activity from Aelix.

The results on the “Discontinued operations” lines during the first nine months of 2001 relate to PSI, a wholly owned subsidiary that was spun-off in February 2001. All discussions relating to revenue, cost of revenues and operating expenses pertain only to continuing operations, which consist of Avery, HBS, ACI and Aelix.

Results of Operations

The following table presents certain items in the company's Consolidated Statements of Operations for the three and nine months ended September 30, 2002 and 2001:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(Unaudited)
	(In Thousands)
Revenues	$9,714	$12,456	$31,229	$29,056
Cost of revenues	(6,740)	(8,842)	(21,868)	(20,509)

Gross profit	2,974	3,614	9,361	8,547
Operating expenses	(4,539)	(3,204)	(12,774)	(6,331)

Operating income (loss)	(1,565)	410	(3,413)	2,216
Other income (expense), net	(148)	(2,999)	(1,561)	(3,019)
Income tax benefit (expense)	583	623	1,246	(111)
Discontinued operations loss	—	—	—	(605)

Net loss	$(1,130)	$(1,966)	$(3,728)	$(1,519)

Three Months Ended September 30, 2002 Compared to Three Months Ended September 30, 2001

Operating Revenues

The company’s revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance carriers and operator services providers (“Local Exchange Carrier billing” or “LEC billing”). To a lesser extent, revenues are also derived from enhanced billing services provided to companies that offer voice mail, paging and Internet services or other non-regulated telecommunications equipment and services, and from electronic messaging services provided by Aelix. LEC billing fees charged by the company include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer’s revenue that is submitted by the company to local telephone companies for billing and collection. Processing fees also include any charges assessed to the company by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed as a fee charged for each billing inquiry made by end users.

Total revenue for the three months ended September 30, 2002 was $9.7 million, which was $2.7 million or 22.0% lower than revenue in the comparable quarter in 2001. Revenue included in the third quarter of 2002 from the acquired ACI and Aelix business units was $4.5 million and $0.2 million, respectively. During the third quarter of 2001, ACI provided $4.5 million of revenue. Excluding revenue generated by ACI and Aelix in both periods, the company’s revenue would have declined by 37.3%, reflecting a 33.0% decrease in records processed and a competitive pricing environment. The decline in call records processed reflects increased consumer usage of cell phones and prepaid phone cards to make long distance calls. Call records for neither cell phones nor prepaid phone cards are typically processed through a billing clearinghouse. Additionally, some of the local exchange companies have begun to offer long distance service, which reduces the market share of the network resellers who typically use clearinghouse services.

The company is pursuing additional sources of revenue to supplement its LEC billing business. The additional sources of revenue could arise from acquisitions or internal growth. The company has engaged, from time to time, in discussions with various entities regarding potential acquisition of such entities. In order to achieve internal growth, the company intends to offer new services, such as 900 area code business billing and the Aelix message communication services. The company’s intention is to make acquisitions or expand into markets which will leverage the company’s existing infrastructure.

Cost of Revenues

Cost of revenues includes billing and collection fees charged to the company by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. The company achieves discounted billing costs due to its aggregated volumes and can pass these discounts on to its customers. Cost of revenues also includes $0.2 million of costs relating to the Aelix business unit.

The company’s gross profit margin in the third quarter of 2002 was 30.6%, compared to 29.0% in the third quarter of 2001. The increase in gross margin principally reflects the inclusion of ACI for three months in the third quarter of 2002 compared to two months in the third quarter of 2001. ACI has historically achieved a higher gross margin level than HBS. Additionally, the company was able to reduce personnel costs associated with the customer service function by consolidating into a single location during the second quarter of 2002.

Operating Expenses

Operating expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the company. Operating expenses for the third quarter of 2002 were $4.5 million, compared to $3.2 million in the third quarter of 2001. The increase in operating expenses was attributable to the inclusion, in the third quarter of 2002, of three months’ operating expenses for ACI, compared to two months in the third quarter of 2001 and the inclusion of Aelix in the 2002 expenses. Excluding the effect of the acquired businesses in both periods, operating expenses in 2002 would have been $2.5 million, compared to $2.4 million in 2001. The 2002 period expenses included approximately $0.1 million of one-time termination and redundancy costs associated with the consolidation of our two LEC billing business units.

Depreciation and Amortization

Depreciation and amortization expense for the three months ended September 30, 2002 and 2001 was $601,392 and $260,610, respectively. The increase in expense during 2002 was attributable to (i) depreciation and amortization expenses associated with fixed assets of ACI and Aelix and (ii) an additional $0.3 million writedown of assets to fair value, offset by (iii) the absence of amortization expense for goodwill during the 2002 period, pursuant to the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Other Income (Expense), Net

Other income (expense), net in the third quarter of 2002 was an expense of $147,858 compared to an expense of $3.0 million during the third quarter of 2001. Other expense in the third quarter of 2002 consisted of interest expense. Other expenses of $3.0 million in 2001 included a $2.2 million write-off of an investment in an affiliated company and a $0.9 million increase in reserves for non-recourse notes receivable. The $2.2 million write-off of the investment in an affiliated company occurred when the company ceased operations. The reserve for non-recourse notes receivable related to notes from former employees who borrowed funds to purchase shares of Avery and Primal stock. The increase in the reserves was deemed appropriate in light of a decline in the value of the underlying stock for the non-recourse notes (see Note 5 to Consolidated Financial Statements for the Quarter Ended September 30, 2002).

Income Taxes

An income tax benefit of $0.6 million was recorded during both the third quarter of 2002 and the third quarter of 2001. The income tax benefit in third quarter of 2001 differs materially from the expected income benefit primarily because of items permanently not deductible for income tax reporting purposes.

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001

Total revenue for the nine months ended September 30, 2002 was $31.2 million, up $2.2 million or 7.5% from the $29.1 million of revenue in the comparable period in 2001. Revenue included in the first nine months of 2002 from the acquired ACI and Aelix business units was $13.8 million and $0.5 million, respectively. During the first nine months of 2001, revenue from the acquired ACI business unit was $4.5 million. Excluding revenue generated by ACI and Aelix in both periods, the company’s revenue would have declined by 31.0%, reflecting a 26.8% decrease in records processed and a competitive pricing environment. The decline in call records processed reflects increased consumer usage of cell phones and prepaid phone cards to make long distance calls. Call records for neither cell phones nor prepaid phone cards are typically processed through a billing clearinghouse. Additionally, some of the local exchange companies have begun to offer long distance service, which reduces the market share of network resellers who typically use clearinghouse services.

The company is pursuing additional sources of revenue to supplement its LEC billing business. The additional sources of revenue could arise from acquisitions or internal growth. In general, the company intends to make acquisitions or expand into markets which will leverage the company’s existing infrastructure.

Cost of Revenues

Cost of revenues includes billing and collection fees charged to the company by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. The Company achieves discounted billing costs due to its aggregated volumes and can pass these discounts to its customers. Cost of revenues also includes $0.4 million of costs relating to the Aelix business unit.

The company’s gross profit margin in the first nine months of 2002 was 30.0%, which was 0.6% better than the 29.4% gross margin earned during the same period in 2001. The modestly improved gross profit margin in 2002 reflects the higher mix of calls processed by ACI in the 2002 financial results, offset by a competitive pricing environment in 2002. ACI has historically achieved a higher gross margin level than HBS.

Operating Expenses

Operating expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the company. Operating expenses for the first nine months of 2002 were $12.8 million, compared to $6.3 million in the first nine months of 2001. The $6.5 million increase in operating expenses in 2002 is attributable to the inclusion, in the first nine months of 2002, of $6.9 million of operating expenses for ACI and Aelix, compared to $0.8 million during the first nine months of 2001. Excluding the effect of the acquired businesses, operating expenses in 2002 would have been $5.8 million, which would have been $0.3 million higher than operating expenses in the first nine months of 2001. Operating expenses in 2002 were adversely affected by staffing redundancies, travel, severance and other costs associated with the consolidation of operations into a single facility.

Depreciation and Amortization

Depreciation and amortization expense for the nine months ended September 30, 2002 and 2001 was $1.1 million and $0.5 million, respectively. The increase in expense during 2002 was attributable to (i) depreciation and amortization expenses associated with fixed assets of ACI and Aelix and (ii) an additional $0.3 million writedown of assets to fair value, offset by (iii) the absence of amortization expense for goodwill during 2002, pursuant to the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Other Income (Expense), Net

Other income (expense), net in the first nine months of 2002 was an expense of $1.6 million, compared to an expense of $3.0 million during the first nine months of 2001. Other expense in 2002 included $1.2 million of charges relating to increases in reserves for non-recourse notes receivable and stock subscription notes receivable, $0.2 million in interest expense and $0.1 million in royalty payments. The $1.2 million increase in the reserve for non-recourse debt was deemed appropriate in light of a decline in the value of the stock which serves as collateral for the non-recourse notes (see Note 5 to Consolidated Financial Statements for the Quarter Ended September 30, 2002). The company’s $0.1 million of royalty expense arose in connection with the company’s agreement with Qorus to relieve the company of any future royalty obligation to Qorus in exchange for the company’s cash payment of $100,000, the company’s surrender of 3,010,000 common shares of Qorus and the company’s waiver of its right to purchase up to 1,066,500 shares of Qorus common stock for $0.01 per share.

Other expenses of $3.0 million in 2001 included a $2.2 million writedown of an investment in an affiliated company and a $0.9 million increase in reserves for non-recourse notes receivable. The increase in the reserves was deemed appropriate in light of a decline in the value of the underlying stock for the non-recourse notes (see Note 5 to Consolidated Financial Statements for the Quarter Ended September 30, 2002).

Income Taxes

An income tax benefit of $1.2 million was recorded for the first nine months of 2002 compared to an expense of $0.1 million (from continuing operations) in the first nine months of 2001. The income tax benefit in both periods differs from the expected income benefit primarily because of items permanently not deductible for income tax reporting purposes.

Loss from Discontinued Operations

The company’s loss from discontinued operations, net of tax benefits, was $605,259 for the nine months ended September 30, 2001. The loss relates to PSI, which was spun-off on February 12, 2001.

Liquidity and Capital Resources

Avery’s cash balance at September 30, 2002 was $3.5 million, compared to $5.4 million at December 31, 2001. Fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect and process on behalf of our customers. We receive money daily from local exchange carriers, but we ordinarily disburse such collected funds to our customers once each week on Fridays. Accordingly, our cash balance is generally at its highest level on Thursdays and its lowest level on Fridays.

Avery incurred a net loss of $3.7 million during the nine months ended September 30, 2002, which included a $1.2 million write-off of notes receivable from related parties. The company used $4.4 million of cash in operating activities during the same period. The company is optimistic that it will achieve profitability during the fourth quarter of 2002, based upon cost reductions being realized through consolidation of operations, which was completed during the third quarter of 2002.

Additionally, Avery’s working capital position at September 30, 2002 was a negative $16.8 million, compared to a negative $13.1 million at December 31, 2001. The company can operate with negative working capital, because a significant portion of its current liabilities do not require payment in the near future. For example, current liabilities at September 30, 2002 include approximately $6 million of deposits from customers which are not typically refunded in the ordinary course of business. The customer deposits would be refundable over time only if the customer were to significantly reduce the volume of business done with the company orterminate its relationship. Most of the company’s customers have experienced lower call record volumes during 2002, and such volume reductions have reduced certain categories of deposits from customers. Avery has not historically experienced any material loss of customers in its business in any one year. The company also maintains a $9 million line of credit to meet peak cash demands. The credit line includes a $6 million facility for working capital and a $3 million line to provide advance funding to customers. The company’s ability to borrow funds at any point in time is determined by the value of its accounts receivable. At September 30, 2002, the company had $2.2 million available under this credit line.

Cash flow from operating activities.    Net cash used in operating activities was $4.4 million during the first nine months of 2002, compared to $15.0 million provided during the first nine months of 2001 (excluding discontinued operations). The $4.4 million of cash used in operating activities during 2002 was principally attributable to a $4.3 million reduction in trade accounts payable and accrued liabilities, a $3.7 million net loss, a $1.1 million increase in deferred income taxes, a $0.9 million increase in other current assets and a $0.6 million increase in advance funding receivables, offset by a $3.1 million increase in deposits and other payables related to customers, a $1.2 million non-cash provision for uncollectible related party receivables, $1.1 million of depreciation and amortization and a $0.9 million decrease in trade accounts receivable.

During the first nine months of 2001, the company’s continuing operations provided $15.0 million of cash, arising principally from a $16.8 million increase in deposits and other payables related to customers. The increase in deposits and other payables to customers was largely attributable to ACI’s acquisition of assets and liabilities from OAN in August 2001.

Cash flow from investing activities.    Cash used in investing activities was $0.1 million during the first nine months of 2002 compared to $4.4 million in the comparable period of 2001. During the first nine months of 2002 the company purchased property and equipment costing $0.1 million. In the same period in 2001, the company used $4.4 million of cash, principally through its extension of $2.5 million of loans to other entities, the purchase of the OAN assets for $1.4 million (inclusive of acquisition costs) and the purchase of $0.4 million in property and equipment.

Cash flow from financing activities.    Cash provided by financing activities was $2.5 million during the first nine months of 2002 compared to a net use of zero during the first nine months of 2001. During the first nine months of 2002, the company borrowed $3.0 million under its line of credit, and used cash to pay $0.4 million of dividends to preferred stockholders and purchase $0.1 million of treasury stock. In the corresponding period in 2001, the company raised $2.0 million from the issuance of common and preferred stock, and used cash to (i) redeem $0.3 million of preferred stock, (ii) purchase $0.2 million of outstanding stock options, (iii) purchase common stock for $1.2 million, and (iv) pay $0.3 million for preferred stock dividends.

Avery’s operating cash requirements consist principally of working capital requirements, scheduled debt service obligations, and payments of preferred dividends and capital expenditures. The company believes cash flows generated from operations, together with borrowings under its existing line of credit, will be sufficient to fund working capital needs, debt and dividend payment obligations and capital expenditure requirements for the next twelve months.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and adjustments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, technological obsolescence, tax obligations and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The evaluation of these estimates forms the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the accounting policies believed to be the most critical to our business operations as discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Revenue Recognition

Billing Services—The company recognizes billing services revenue when its customers’ records are accepted by the LEC for billing and collection. Bills are generated by the LECs and the collected funds are remitted to the company, which in turn remits these funds, net of fees and reserves, to its billing customers. These reserves represent cash withheld from customers to satisfy future obligations on behalf of the customer.

The obligations consist of local exchange carrier billing fees, bad debts, and sales and excise taxes. The company records trade accounts receivable and service revenue for fees charged for its billing services. When the company collects the customers’ receivables from the LECs, the company’s trade receivables are reduced by the amount corresponding to the company’s processing fees. The remaining funds are recorded as amounts due to customers and included in deposits and other payables related to customers in the accompanying balance sheets. The company also retains a reserve from its customers’ settlement proceeds, calculated to cover accounts that the LECs are unable to collect, including LEC billing fees and sales taxes, and are included in deposits and other payables related to customers in the accompanying balance sheets.

Advance Funding Programs—The company offers participation in advance funding to qualifying customers through its advance payment program. Under the terms of the agreements, the company purchases the customer’s accounts receivable for an amount equal to the face amount of the billing records submitted to the LEC by the company, less various items including costs and expenses on previous billing records, financing fees, LEC charges, rejects and other similar items. The company advances 50% to 75% of the purchased amount. The purchased accounts receivable are recorded at the net amount advanced to customers (as advance payment receivables). Financing charges are assessed until the company recoups its initial payment. The company records as income an initial non-refundable fee, typically no more than 1%, when funds are advanced to the customer. The company also records interest income, typically at four percentage points over prime on outstanding advances. There are no substantial costs incurred in factoring a customer's receivables, and all costs associated with the receivable are recognized as incurred. The receivables are typically repaid in 60 days.

The company believes that three factors reduce the potential exposure to credit losses. First, the company advances funds against customer receivables at a level which is usually less than 90% of the expected recovery from the billing LEC. Second, payments from a diversified group of telephone end-users are being passed through a LEC, which has historically been an A+ credit risk. Thirdly, the LECs pay the company directly, so that the company can deduct any amounts owed it before remitting funds to the customer. In addition, the company typically withholds a portion of payments received from LECs before remitting the balance due to its customers which minimizes the company's exposure to subsequent charges from LECs.

Goodwill and Impairment of Intangibles

Goodwill results from the difference between the purchase price paid and liabilities assumed by the company over the estimated fair market value of assets of HBS and Aelix and subsequent increases to goodwill resulting from earn out payments for the HBS acquisition. Initial goodwill for HBS was amortized using the straight-line method over 15 years with additional goodwill from earn out payments amortized over the remaining goodwill life. The company discontinued amortizing goodwill effective January 1, 2002 in accordance with FAS 142. On an on-going basis, management reviews recoverability and the valuation and amortization of goodwill. As a part of this review, the company considers the undiscounted projected future net cash flows in evaluating the goodwill. If the undiscounted future net cash flows were less than the stated value, goodwill would be written down to fair value.

Income Taxes and Deferred Taxes

The company utilizes the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to have an effect upon taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Financial Information for the Fiscal Year Ended December 31, 2001

The following is a discussion of our consolidated financial condition and audited results of operations for the fiscal years ended December 31, 2001 and 2000. It should be read in conjunction with our Consolidated

Financial Statements, the notes thereto and other financial information included elsewhere in this information statement.

The results on the “Discontinued operations” line represent the results of operations for Primal for the period from January 1, 2001 to February 12, 2001 (the spin-off date), and the twelve months ended December 31, 2000. Revenue, cost of revenues, and operating expenses presented in the statements of operations pertain only to continuing operations, which consist of Avery, HBS Billing Services, ACI Billing Services and Aelix.

On November 20, 2001, we completed the acquisition of Aelix. We intend to broaden our product offerings and use Aelix’s technology and personnel to reduce costs. From the acquisition date through December 31, 2001, revenues and expenses of Aelix were not material.

Our revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance resellers and operator services providers, commonly referred to as “local exchange carrier billing” or “LEC billing.” Revenues are also derived from enhanced billing services provided to companies that offer voice mail, paging and Internet services or other non-regulated telecommunications equipment and services. LEC billing fees charged by us include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer’s revenue that is submitted by us to local telephone companies for billing and collection. Processing fees also include any charges assessed to us by local telephone companies for billing and collection services. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by us or as a fee charged for each billing inquiry made by end users.

Cost of revenues includes billing and collection fees charged to us by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers.

Operating expenses are comprised of sales and marketing costs and general and administrative costs. Sales and marketing costs include salaries and benefits, commissions, advertising and promotional and presentation materials. General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

Advance funding program income and expense consists of income and expenses related to our financing certain customers’ accounts receivable. Typically, 50% to 75% of the amount receivable from the local exchange carrier, or LEC, is advanced to the customer upon acceptance of its call records. When the LEC remits payment of the receivable, we are repaid the advance and receive a financing fee, which generates the “Advance funding program income.” Avery maintained a line of credit to provide the funds to finance the advance-funding program, which was repaid in August 2001. The costs associated with this line of credit produced the “Advance funding program expenses.”

Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Asset lives range between three and fifteen years.

Since the components of “Other income (expense), net” change on a period-to-period basis, the items included in this line are explained in the analysis below.

Results of Operations for the Twelve Months Ended December 31, 2001 and 2000

The following table sets forth selected income statement lines in actual dollars. The Statement of Operations Data are derived from Avery’s calendar 2001 and 2000 audited financial statements.

Statement of Operations Data:

	Years Ended December 31,
	2001	2000
	(In Thousands)
Revenues	$41,916	$36,475
Cost of revenues	(29,980)	(25,784)

Gross profit	11,936	10,691
Operating expenses	(9,546)	(6,771)
Depreciation and amortization	(869)	(599)

Operating income	1,521	3,321
Other income (expense), net	(3,154)	316
Income tax benefit (expense)	(217)	(1,314)
Discontinued operations loss	(666)	(3,700)

Net loss	$(2,516)	$(1,377)

Operating Revenues

Revenues for 2001 increased $5.4 million or 14.9% compared to calendar 2000. The revenue increase is largely attributable to the acquisition of ACI Billing Services in August 2001, offset by a decline in HBS Billing Services’ call record volume. Excluding call records from the acquired company, the volume of call records declined by 27%.

Cost of Revenues

We achieved a 28.5% gross profit margin in 2001, compared to 29.3% in 2000. The decline in margin was largely attributable to a lower level of income arising from volume discounts and an increase in costs in the customer service department.

Operating Expenses

Operating expenses, excluding depreciation and amortization expense, increased from $6,771,000 in 2000 to $9,546,000 in 2001. The $2.8 million increase resulted principally from $3.0 million of additional expenses associated with acquired businesses, the write-off and/or establishment of $0.4 million of principal and interest owned under non-recourse notes receivable offset by $0.5 million of lower compensation charges and $0.3 million of lower professional fees.

Advance Funding Program Income and Expense

In an effort to reduce the inherent risk involved in advancing customers receivables, we encouraged and participated in placing current customers with significant financing needs with third party financing companies. Although internal advance funding is still available, its scope has been reduced. Advance funding program net income increased to $175,000 in 2001 from $127,000 in 2000.

Depreciation and Amortization

Depreciation and amortization expense was $869,000 and $599,000 in calendar 2001 and 2000, respectively. The increase was due to the acquisitions of Aelix and ACI Billing Services and to a lesser degree from the cumulative effect of capital expenditures in both 2001 and 2000.

Income from Operations

Operating income was $1,521,000 and $3,322,000 for calendar 2001 and 2000, respectively.

Other Income (Expense), Net

Other income (expense), net was a net expense of $3,154,000 during 2001, compared to net income of $315,000 in 2000. The principal components during each period are summarized below:

	Income (expense)
	2001	2000
Write-off of investment in affiliated company	$(2,361,000)	$—
Reserve for non-recourse notes receivable	(930,000)
Interest income	343,000	448,000
Interest expense	(69,000)	(133,000)
Other	(137,000)	—

Total	$3,154,000	$315,000

The $2.4 million write-off of the investment in an affiliated company occurred when the company ceased operations. The $0.8 million of the 0.9 million is a reserve for non-recourse notes receivable relate to notes from former employees who borrowed funds to purchase shares of Avery and Primal stock. The decline in the market value of both securities reduced the likelihood of full recovery under the notes.

Income Taxes

We recorded an income tax expense from continuing operations of $111,000 for 2001, which is increased by an income tax benefit of $345,000, in discontinued operations. For the year ended December 31, 2001 total income tax benefit differs from expected income benefit primarily because of items permanently not deductible for income tax reporting purposes partially offset by adjustments to prior year income taxes. We recorded an income tax expense from continuing operations of $1,314,000 for calendar 2000, which was offset by an income tax benefit of a $1,430,000 in discontinued operations.

The company assesses realizability of deferred tax assets based upon the likelihood of earning taxable income in future periods. A majority of the company’s deferred tax assets relate to items deducted for financial reporting purposes currently but deductible for tax reporting purposes in future periods. The company believes that it will generate taxable income during the year ending December 31, 2002. The ability of the company to earn taxable income in future periods is dependent upon a variety of factors, including stability of the business environment, continuity of customers, control of expenses and absence of special items arising outside the ordinary course of business.

Discontinued Operations

The net loss from discontinued operations was $666,000 for the period from January 1, 2001 through February 12, 2001, net of tax benefit of $345,000, compared to a net loss of $3,700,000 for the year ended December 31, 2000, net of a tax provision of $959,000. Revenues from discontinued operations were $825,000 and $9,516,000 for the period from January 1, 2001 through February 12, 2001 and for the year ended December 31, 2000.

Liquidity

We have obtained funding for our business from operating cash flow, issuance of common and preferred stock and credit facilities from lending institutions. In December 2001, we entered into a new secured credit facility, which allows us to borrow up to $9.0 million, depending upon the value of accounts receivable outstanding at the time of the loan.

Our cash balance decreased to $5.4 million at December 31, 2001, from $6.7 million at December 31, 2000. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect on behalf of our customers. Timing of these receipts also produces large movements in day-to-day cash balances.

Our working capital position at December 31, 2001 was a negative $13.1 million compared to a negative $10.4 million as of December 31, 2000. The $2.7 million decline in working capital is due to a $9.7 million increase in current liabilities, offset by a $7.0 million increase in current assets. The $9.7 million increase in current liabilities is primarily attributable to a $4.9 million increase in customer deposits and other payables associated with increased volume, a $1.7 million increase in accounts payable and accrued liabilities due mainly to the acquisition of ACI Billing Services, and the addition of $2.6 million of loans. The $7.0 million increase in current assets is primarily attributable to a $5.4 million increase in the receivable from OAN relating to the acquisition of ACI Billing Services, a $1.8 million increase in trade receivables attributable to the acquisition of ACI Billing Services, a $0.9 million increase in deposits placed with LECs, a $0.4 million increase in LEC billing and collection fees receivable, a $0.5 million increase in deferred tax assets offset by a $1.3 million decline in cash balance and a $0.7 million decline in net current assets of discontinued operations.

Net cash provided by continuing operations was $1.2 million and $9.9 million for the years ended December 31, 2001 and 2000, respectively. The cash flow provided by operations for 2001 resulted principally from $2.4 million of non-cash charges relating to a write off of investments in affiliates, $1.6 million of non-cash charges relating to provisions for uncollectible related party notes receivable, a $1.6 million increase in deposits and other payables related to customers, a $1.6 million increase in trade accounts payable and accrued liabilities and $0.9 million of depreciation and amortization offset by a $1.8 million loss from continuing operations, a $1.7 million increase in trade receivables, a $2.4 million increase in non-trade receivables, a $0.5 million increase in deferred income taxes and a $0.4 million increase in deposits. The $9.9 million cash flow provided by operations for 2000 resulted primarily from $2.3 million net income from continuing operations, a $5.0 million decrease in advance payments receivable, a $4.1 million increase in customer deposits and other payables and a $1.2 million charge to operations for the non-cash exercise of options and warrants and the issuance of stock and warrants for services, offset by a $3.0 million increase in deposits with local exchange carriers.

The $5.0 million of net cash used in investing activities in 2001 included $3.0 million loaned to affiliates, $1.6 million used to purchase the net assets of ACI and $0.2 million of capital expenditures. The $2.2 million of cash flows from financing activities reflected $2.6 million of borrowings under a new credit agreement and $2.0 million from issuance of common and preferred stock, offset by $1.2 million of purchases of treasury shares, $0.5 million of preferred stock dividends and $0.4 million of preferred stock redemption. During the year ended December 31, 2000, we spent $0.2 million on capital expenditures, $1.5 million on investments, loaned $3.6 million to affiliated parties and $0.3 million in payment of preferred dividends. This use of cash was partially offset by $8.5 million received from the issuance of shares of stock.

Our cash requirements consist principally of working capital requirements, scheduled payments of preferred dividends, and capital expenditures. We believe cash flows generated from operations, as well as our new $9.0 million line of credit will be sufficient to fund working capital needs, preferred stock dividends and capital expenditures for the next twelve months.

Contractual and Commercial Obligations

The following is a summary of contractual obligations and commercial commitments:

	Payments Due by Period
Contractual Obligations—$000	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-Term Debt	$681	—	—	$681	—
Operating Leases	1,703	$594	$883	226	—
Unconditional Purchase Obligations	4,277	2,324	1,953	—	—
Other Long-Term Obligations(1)	4,215	2,639	636	636	$304

Total Contractual Cash Obligations	$10,876	$5,557	$3,472	$1,543	$304

(1)	Consists of redeemable preferred stock and estimated liability to ACI Billing Services’ customers based on future billing fees.

		Amount of Commitment Expiration Per Period
Other Commercial Commitments—$000	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	Over 5 years
Guarantees	$1,722	—	$1,722	—	—

New Accounting Standards

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 supercedes FAS 121, “Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“FAS 121”) and the accounting and reporting provisions of the Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” FAS 144 establishes a single accounting model, based on the framework established by FAS 121, for long-lived assets to be disposed of by sale and resolved significant implementation issues related to FAS 121. FAS 144 retains the requirements of FAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and the fair value of the asset. FAS 144 excludes goodwill from its scope, describes a probability-weighted cash flow estimation approach, and establishes a “primary-asset” approach to determine the cash flow estimation period for groups of assets and liabilities. FAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Avery believes the adoption of FAS 144 will not have a material impact on our financial position or results of operations.

In July, 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). Under the new rules, goodwill and intangible assets that are deemed to have indefinite lives are no longer amortized but are reviewed annually for impairment. The provisions of FAS 142 are required for fiscal years beginning after December 15, 2001. Avery will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in a decrease in amortization of goodwill of $158,000 per year ($0.12 per share in 2001). During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and have not yet determined what the effect of these tests will be on our results of operations or financial position.

In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and prohibits the use of the pooling-of-interest method. We adopted SFAS No. 141 in the third quarter of 2001. The adoption of SFAS No. 141 had no material effect on our results of operations or financial position.

Obligations Under Employment Agreements

Avery has employment agreements with its management requiring Avery to pay specified amounts as annual base salaries and certain bonuses. Current aggregate minimum annual cash compensation under the agreements is $420,000, which will be funded from working capital. Additional bonuses are at the sole discretion of Avery’s Board of Directors. Avery also maintains a profit sharing plan for the benefit of its employees.

Financial Information for the Fiscal Year Ended December 31, 2000

The following is a discussion of our consolidated financial condition and audited results of operations for the fiscal years ended December 31, 2000 and 1999. It should be read in conjunction with our consolidated financial statements, the notes thereto and other financial information included elsewhere in this information statement.

The results on the “Discontinued operations” lines represent the results of operations for the respective periods for Primal. Prior filed annual financial statements reflect HBS Billing Services as discontinued operations. See Note 2 to Consolidated Financial Statements for the Fiscal Year Ended December 31, 2000 for further explanation. Revenue, cost of revenues, and operating expenses presented in the statements of operations pertain only to continuing operations, which consist of Avery and HBS Billing Services.

Our revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance resellers and operator services providers, commonly referred to as “local exchange carrier billing” or “LEC billing.” Revenues are also derived from enhanced billing services provided to companies that offer voice mail, paging and Internet services or other non-regulated telecommunications equipment and services. LEC billing fees charged by us include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer’s revenue that is submitted by us to local telephone companies for billing and collection. Processing fees also include any charges assessed to us by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by us or as a fee charged for each billing inquiry made by end users.

Cost of revenues includes billing and collection fees charged to us by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. We achieve discounted billing costs due to our aggregated volumes and can pass these discounts on to our customers.

Operating expenses are comprised of sales and marketing costs and general and administrative costs. Sales and marketing costs include salaries and benefits, commissions, advertising and promotional and presentation materials. General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

Advance funding program income and expense consists of income and expenses related to our financing certain customers’ accounts receivable. Typically, 50% to 75% of the amount receivable from the local exchange carrier, or LEC, is advanced to the customer upon acceptance of its call records. When the LEC remits payment of the receivable, we are repaid the advance and receive a financing fee, which generates the “Advance funding program income.” Avery maintained a line of credit to provide the funds to finance the advance funding program which was repaid in August 2000. The costs associated with this line of credit produced the “Advance funding program expenses.”

Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Asset lives range between three and fifteen years.

Since the components of “Other income (expense), net” change on a period-to-period basis, the items included in this line are explained in the analysis below.

The results on the “Discontinued operations” represent the results of operations for Primal for the twelve months ended December 31, 2000 and the three months ended December 31, 1999.

Results of Operations for the Twelve Months Ended December 31, 2000 and 1999

The following table sets forth selected income statement lines in actual dollars. The Statement of Operations Data are derived from Avery’s calendar 2000 and 1999 audited financial statements.

Statement of Operations Data:

	December 31,
	2000	1999
	($000 Omitted)
Revenues	$36,475	$23,703
Cost of revenues	(25,784)	(17,386)

Gross profit	10,691	6,317

Operation expenses (excluding DD&A)	(6,897)	(4,776)
Charge in connection with terminated customers	—	226
Advance funding program income	258	610
Advance funding program costs	(131)	(269)
Depreciation and amortization expense (DD&A)	(599)	(553)

Total	(7,369)	(4,762)

Operating income	3,322	1,555
Other income (expense), net	315	(485)

Income from continuing operations before income taxes	3,637	1,070
Income tax (provision) benefit	(1,314)	648

Income from continuing operations	2,323	1,718
Income (loss) from discontinued operations	(3,700)	959

Net income (loss)	$(1,377)	$2,677

Operating Revenues

Revenues for 2000 increased $12.8 million or 53.9% compared to calendar 1999. The revenue increase is primarily attributable to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers. Telephone call record volumes were as follows:

	Year Ended December 31,
	2000	1999
	(In Thousands)
Direct dial long distance	343,760	230,006
Enhanced billing	1,271	758

Cost of Revenues

Gross profit margin of 29.3% was achieved for calendar 2000 versus 26.7% for 1999. The increase in gross profit margin was principally due to lower LEC billing costs as a percent of sales and higher margins in the customer service department.

Operating Expenses

Operating expenses, excluding depreciation and amortization expense, increased $2,121,000, from $4,776,000 in calendar 1999 to $6,897,000 in calendar 2000. The increase is primarily due to compensation charges of $848,000 in connection with reduced option exercise prices associated with the exercise of approximately 1,674,000 options in October 2000, higher professional fees associated with the Primal spin-off of approximately $700,000 and higher insurance costs somewhat offset by reduced personnel costs resulting from lower levels of employment.

Charge in Connection with Terminated Customers

The company reversed previously recorded charges in connection with terminated customers of $226,000 in calendar 1999. The 226,000 represents amounts over reserved in 1998. During 1998, we charged operations with $4,271,000 to reflect our estimate of future refunds required to be paid to the local exchange carriers to cover their refunds to terminated customers for inappropriate charges placed on customers' local phone bills by our customers.

Advance Funding Program Income and Expense

Management has made significant policy changes in regards to the advance funding program. In an effort to reduce the inherent risk involved in advancing customers receivables, HBS Billing Services encouraged and participated in placing current customers with significant financing needs with third party financing companies. HBS Billing Services plans to assist future customers in a similar manner. Although internal advance funding is still available, its scope has been reduced to mainly start up companies and those requiring reduced funding as a percent of gross billable revenue with the local exchange carrier. As a result, advance funding program income fell to $258,000 in calendar 2000 from $610,000 in calendar 1999 and advance funding program expense was $131,000 in calendar 2000 compared with $269,000 in calendar 1999.

Depreciation and Amortization

Depreciation and amortization expense was $599,000 in calendar 2000, and $553,000 in calendar 1999. The increase was due to capital expenditures in 2000.

Income (Loss) from Operations

Operating income for calendar 2000 was $3,322,000 as compared to $1,555,000 in calendar 1999.

Other Income (Expense), Net

Other income (expense), net was $485,000 during calendar 1999 compared to net other income of $315,000 for calendar 2000. These amounts consist of interest income, interest expense and financing costs. Interest income, was $129,000 and $448,000 in calendar 1999 and calendar 2000, respectively. The improvement is due to larger cash balances on hand in 2000 resulting from a decrease in the amount of advance payments to customers and increased interest earned on notes receivable. Interest expense was $292,000 and $133,000 for calendar 1999 and calendar 2000, respectively. The reduction relates to lower interest bearing customer termination reserves in calendar 2000. Financing costs were $322,000 and $0 for calendar 1999 and calendar 2000, respectively. Financing costs in 1999 consisted of warrant repurchase costs.

Income Taxes

We recorded an income tax expense from continuing operations of $1,314,000 for 2000 which was offset by an income tax benefit of $1,430,000 in discontinued operations. We recorded an income tax benefit from continuing operations of $649,000 for calendar 1999, which was offset by an income tax expense of a $668,000 in discontinued operations.

Discontinued Operations

Loss from discontinued operations was $3,700,000 for the year ended 2000, net of tax benefit of $1,430,000 compared to a net profit of $959,000 for the three months ended December 31, 1999, net of a tax provision of

$668,000. Revenues from discontinued operations were $9,516,000 and $4,548,000 for the year and three months ended December 31, 2000 and 1999, respectively. Since Primal was acquired after the close of business on September 30, 1999, there were only three months of operations included in the company's financial statements in 1999.

Liquidity

Our cash balance increased to $6.7 million at December 31, 2000, from $5.7 million at December 31, 1999. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect on behalf of our customers. Timing of these receipts also produces large movements in day-to-day cash balances.

Our working capital position at December 31, 2000 was a negative $10.4 million compared to a negative $3.4 million as of December 31, 1999. The $7.0 million decline in working capital is due to a $3.7 million increase in current liabilities, and by a $3.3 million decrease in current assets. The increase in current liabilities is primarily attributable to a $3.1 million increase in deposits and other payables associated with increased volume, and a $0.6 million increase in accounts payable, accrued liabilities and income taxes. The decrease in current assets is primarily attributable to a $5.0 million decrease in advanced payment receivables due to our change in direction for financing receivables (see Advanced Funding Program Income and Expense, above) offset by an increase in cash of $1.0 million.

Net cash provided by continuing operations was $9.9 million and $11.6 million for the years ended December 31, 2000 and 1999, respectively. The cash flow provided by operations for 2000 results primarily from $2.3 million net income from continuing operations, a $5.0 million decrease in advance payment receivables due to our change in policy in this area (see Advanced Funding Program Income and Expense, above), a $3.1 million increase in deposits and other payables and a $1.2 million charge to operations for the non-cash exercise of options and warrants and the issuance of stock and warrants for services, offset by a $2.6 million increase in deposits with local exchange carriers. The cash flow provided by operations for 1999 results primarily from $2.7 million of net income, a $5.1 million decrease in advance payment receivables due to the company’s change in direction with advance payment receivables (see Advanced Funding Program Income and Expense, above), a $1.4 million decrease in deposits with local exchange carriers and a $1.6 million increase in deposits from customers.

During the year ended December 31, 2000, we spent $206,000 on capital expenditures, $1.5 million on investments, loaned $3.6 million to affiliated parties and $285,000 in payment of preferred dividends. This use of cash was partially offset by $521,000 received from the issuance of shares of stock. During the year ended December 31, 1999, we spent $174,000 on capital expenditures, $116,000 in the acquisition of treasury stock, $468,000 in preferred stock dividends and $5,765,000 on a net reduction of notes payable.

Our operating cash requirements consist principally of working capital requirements, scheduled payments of preferred dividends and capital expenditures. We believe cash flows generated from operations will be sufficient to fund capital expenditures, advance funding requirements, working capital needs and debt repayment requirements for the foreseeable future.

New Accounting Standards

Management of Avery does not anticipate the adoption of any new standards recently issued by the Financial Accounting Standards Board will have a material impact on Avery’s financial position or results of operations.

Obligations Under Employment Agreements

Avery has employment agreements with its management requiring Avery to pay specified amounts as annual base salaries and certain bonuses. Current aggregate minimum annual cash compensation under the agreements is $406,000, which will be funded from working capital. Additional bonuses are at the sole discretion of Avery’s board of directors. Avery is also required to maintain a profit sharing plan for the benefit of its employees.

PRINCIPAL STOCKHOLDERS

As of December 31, 2002, we had 888,483 shares of common stock, 1,500,000 shares of series d preferred stock, 1,140,126 shares of series g preferred stock, 1,600,000 shares of series h preferred stock and 500,000 shares of series i preferred stock outstanding. The holders of the series d preferred stock are presently entitled to one vote per share on any matters submitted to our stockholders for a vote. The holders of the series g preferred stock are entitled to 0.139525 vote per share on any matter submitted to our stockholders for a vote. The holders of the series h and i preferred stock are entitled to 0.125 vote per share on any matter submitted to our stockholders for a vote. The holders of these securities vote as a single class on all matters submitted to our stockholders for a vote unless a separate vote is otherwise required by law or our Certificate of Incorporation.

Therefore, as of December 31, 2002, a total of 2,810,059 shares of Avery’s voting securities were outstanding, all of which constitute a single class of voting securities.

The following table sets forth information as of December 31, 2002, for any person who is known to us to be the beneficial owner of more than five percent of the votes represented by our single class of voting securities. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	voting power, which includes the power to vote, or to direct the voting, of such security; and

•	investment power, which includes the power to dispose, or to direct the disposition of, such security.

All of our voting securities beneficially owned by a person, regardless of the form which such beneficial ownership takes, have been aggregated in calculating the number of shares beneficially owned by such person. In making these calculations, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days:

•	through the exercise of any option, warrant or right;

•	through the conversion of a security;

•	pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or

•	pursuant to automatic termination of a trust, discretionary account, or similar arrangement.

Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges and beneficially owned by a person in the table below are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

Name of Beneficial Owner	Number of Votes	Percent of Class
Patrick J. Haynes, III (1)	2,726,616	48.4%
Thurston Group, Inc. (1)	2,690,241	47.8%
Waveland, LLC (1)	2,726,616	48.4%
Russell T. Stern, Jr. (1)	3,232,610	57.4%

(1)
The business address of this person is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603. The shares shown as beneficially owned by Mr. Haynes include all the shares beneficially owned by Waveland, LLC, of which Mr. Haynes is the sole managing member. The shares shown as beneficially owned by Mr. Stern include all shares beneficially owned by Thurston Group, Inc., of which Mr. Stern is the chairman.

The following table sets forth information as of December 31, 2002, as to each class of our equity securities beneficially owned by each director, by each executive officer and by all directors and executive officers as a group. In calculating the ownership percentages for our common stock, we used the 888,483 shares of common stock outstanding on December 31, 2002. Since these calculations do not include the four series of our voting preferred stock included in the calculations in the preceding table, the beneficial ownership percentages set forth below will differ from those set forth in the preceding table.

	Common Stock			Preferred Stock
Name of Beneficial Owner	Number of Shares		Percent of Class	Series	Number of Shares		Percent of Class
Patrick J. Haynes, III (1)	422,649	(2)	33.7%	D	1,500,000	(2)	100.0%
				G	1,140,126	(2)	100.0%
Norman M. Phipps (3)	4,167		0.5%
J. Alan Lindauer (4)	4,505	(5)	0.5%
Robert T. Isham, Jr. (1)	8,698	(6)	1.0%	A	8,333		2.1%
Michael J. Labedz (1)	18,750	(7)	2.1%
Thomas C. Ratchford (1)	4,167	(7)	0.5%
Leighton W. Smith (1)	4,167	(7)	0.5%
All directors and executive officers as a group (2)(5)(6)(7)	467,103		36.1%

(1)	The business address for this person is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603.
(2)	Includes 422,649 shares beneficially owned by Waveland, LLC, of which Mr. Haynes is the sole managing member.
(3)	The business address of this person is 611 Industrial Way West, Eatontown, New Jersey 07724. Mr. Phipps’ shares represent shares that may be acquired within 60 days upon the exercise of options.
(4)	The business address for this person is 300 East Main Street, Suite 1380, Norfolk, Virginia 23510.
(5)
These shares do not include the 156,250 votes represented by 1,250,000 shares of Avery’s series h preferred stock that are beneficially owned by Waterside Capital Corporation, of which Mr. Lindauer is president and a director. Waterside is a publicly held small business investment company, and Mr. Lindauer disclaims beneficial ownership of these shares.

(6)
Of these shares, 5,797 represent shares that may be acquired within 60 days upon the exercise of options and warrants, and 694 represent shares that may be acquired within 60 days upon the conversion of convertible securities.

(7)	Represents shares that may be acquired within 60 days upon the exercise of options.

CERTAIN TRANSACTIONS

During 2000 and 2001, we loaned an aggregate of $4,064,500 to Qorus.com, Inc. and its wholly owned subsidiary, Aelix, Inc. The notes evidencing those loans bore interest varying from 10% to 12%. In November 2001, in a transaction approved with the consent of a majority of the stockholders of Qorus, we purchased substantially all of the assets comprising the intelligent message communications service business of Qorus and Aelix. We canceled the $4,064,500 of notes payable to us by Qorus and Aelix and agreed to assume certain liabilities of Qorus and Aelix as consideration for the assets. We also agreed to pay to Qorus an amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, the parties agreed to eliminate this royalty obligation in exchange for a cash payment in the amount of $100,000, the return of all common shares of Qorus held by Avery or its subsidiaries and the cancellation of all unexercised options to purchase common shares of Qorus held by us or our subsidiaries.

Qorus is a publicly held company the securities of which are traded on the OTC Bulletin Board. Patrick J. Haynes, III, a director and the Chairman of the Board, President and Chief Executive Officer of Avery, beneficially owns approximately 58.1% of Qorus’ common stock, and Robert T. Isham, Jr., a director of Avery, beneficially owns approximately 5.4% of Qorus’ common stock. Mr. Haynes and Mr. Isham are directors of Avery and the sole directors of Qorus. Mr. Haynes is the Chairman, President and Chief Executive Officer and a director of Avery, and the Chairman of the Executive Committee of Qorus. Thomas C. Ratchford is the Chief Financial Officer of both Avery and Qorus.

On February 1, 2001, we purchased all of our capital stock held by Franklin Capital Corporation, at the time a beneficial owner of more than five percent (5%) of our common stock, and all outstanding options and warrants to purchase capital stock of Avery held by Stephen Brown and Spencer Brown. The total purchase price for the transaction was $1,786,851. Included in such total amount were 1,183,938 shares of common stock held by Franklin Capital purchased for $1.02 per share, 350,000 shares of series e preferred stock held by Franklin Capital purchased for $1.00 per share plus accrued and unpaid dividends on the preferred stock in the amount of $14,234, warrants and options to purchase 120,000 shares of common stock of Avery held by Stephen Brown purchased for $120,000, and warrants and options to purchase 95,200 shares of our common stock held by Spencer Brown purchased for $95,200. Stephen Brown and Spencer Brown control Franklin Capital and are former directors of Avery.

In connection with the private placement of an aggregate of $1,600,000 of series h convertible preferred stock on February 21, 2001, we sold 1,250,000 shares of such preferred stock to Waterside Capital Corporation for a purchase price of $1.00 per share. The holders of the series h convertible preferred stock are entitled to annual cumulative dividends of $.12 per share payable quarterly, a $1.00 per share liquidation value and conversion into common stock on a one for eight basis. Holders of series h convertible preferred stock also have the right to elect one member to our board of directors. J. Alan Lindauer, a director of Avery, is a director and President and Chief Executive Officer of Waterside Capital Corporation. Waterside Capital is a publicly held small business investment company.

In April 2001, we sold 500,000 shares of series i convertible preferred stock to Russell T. Stern, Jr. for a purchase price of $1.00 per share. The holder of the series i convertible preferred stock is entitled to annual cumulative dividends of $.12 per share payable quarterly, a $1.00 per share liquidation value and conversion into common stock on a one for eight basis. Mr. Stern is a principal of Thurston Group, Inc.

Effective September 4, 2001, Phipps & Company, LLC entered into a consulting agreement with us. Norman M. Phipps, a director of Avery, is the sole member of Phipps & Company, LLC. Under this consulting agreement, Phipps & Company, LLC serves as an independent contractor. The consulting agreement expires, unless earlier terminated pursuant to the consulting agreement, on December 31, 2002. Phipps & Company, LLC receives $20,000 per month during the term of the agreement. In addition, we will pay Phipps & Company, LLC an additional, non-accountable expense allowance of $1,000 per month to defray costs of office equipment, rent, secretarial services and other similar expenses. We will reimburse Phipps & Company, LLC for all out-of-pocket expenses reasonably incurred by Phipps & Company, LLC, its members, employees, agents and representatives in connection with consulting services rendered pursuant to the consulting agreement. From January 1, 2000 to November 30, 2002, we paid Phipps & Company an aggregate of $231,000 pursuant to this consulting agreement.

Effective May 1, 2001, Robert T. Isham, Jr., a director of Avery, entered into a consulting agreement with us. Under this consulting agreement, Mr. Isham serves as an independent contractor. The consulting agreement is renewed monthly and may be terminated by either party upon 10 days written notice. Mr. Isham receives $20,000 per month during the term of the agreement. In addition, we will reimburse Mr. Isham for all out-of-pocket expenses reasonably incurred by Mr. Isham in connection with consulting services rendered pursuant to the consulting agreement. From January 1, 2002 to November 30, 2002, we paid Mr. Isham an aggregate of $220,000 pursuant to this consulting agreement.

In December 2001, we executed and delivered to Waterside Capital Corporation a promissory note in the original principal amount of $680,681. The note bears interest at 8% per annum, provides for quarterly interest payments and matures on December 31, 2006. We issued the note to Waterside in exchange for the cancellation of a prior promissory note payable to Waterside in the amount of $350,000 which was due to mature on December 12, 2002. In addition, Waterside agreed to surrender for cancellation 54,396 shares of our common stock, warrants to purchase for $10.00 per share up to 15,000 shares of our common stock and warrants to purchase for $12.00 per share 5,105 shares of our common stock held by it. Alan J. Lindauer, a director of Avery, is a director and the President and Chief Executive Officer of Waterside.

On July 31, 2000, pursuant to the terms of the Primal Solutions, Inc. Preliminary Distribution Agreement entered into by and among Avery, Thurston Group, Inc., Patrick J. Haynes, III, Scot M. McCormick, Primal Solutions, Inc., a Delaware corporation, and John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Choplappadi and Sanjay Gupta (collectively, the “Old Primal Stockholders”), Thurston Group acquired a proxy from the Old Primal Stockholders to vote 2,150,493 shares of our series g junior participating convertible voting preferred stock, which represents voting power of 300,048 shares of our common stock. On January 25, 2002, certain of the Old Primal Stockholders holding an aggregate of 1,140,126 shares of series g preferred stock, which represents voting power of 159,076 shares of our common stock, transferred all of their shares of series g preferred stock of Avery to third parties subject to the irrevocable proxy granted to Thurston Group pursuant to the distribution agreement.

On March 15, 2002, in connection with the resignation of one of our former executive officers, Thurston Group, Inc. acquired a proxy to vote 28,125 shares of our common stock.

We paid Thurston Group, Inc., one of our majority stockholders, $121,000 in 2002 for the rental of office space occupied by our corporate staff in Chicago, Illinois. Patrick J. Haynes, III, our Chairman of the Board, President and Chief Executive Officer, is a principal and the Senior Managing Director of Thurston Group.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED                 , 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

INDEX TO REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
AND FINANCIAL STATEMENTS

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	09/30/02	12/31/01
	(Unaudited)	(Restated)
Current assets:
Cash and cash equivalents	$3,519,481	$5,422,202
Accounts receivable:
Trade accounts, net of allowance for doubtful accounts of $242,901	2,331,876	3,231,166
Advance payment receivables	2,409,830	1,794,352
LEC billing and collection fees receivable	4,581,309	4,948,502
Receivable from OAN	5,797,057	5,360,845
Other receivables	403,338	94,376

Total accounts receivable	15,523,410	15,429,241

Deferred tax asset	494,000	1,090,690
Deposits with LECs	601,485	933,618
Other current assets	915,938	53,354

Total current assets	21,054,314	22,929,105

Property and equipment:
Computer equipment and software	5,795,073	5,718,172
Furniture and fixtures	490,410	500,003
Accumulated depreciation and amortization	(2,610,407)	(1,379,877)

Property and equipment, net	3,675,076	4,838,298

Other assets:
Goodwill, net	5,574,366	5,577,735
Customer contracts, net	112,500	—
Investments	—	30,100
Long-term deposits with LECs	2,236,983	2,236,983
Purchased contracts, net of accumulated amortization of $354,263 and $339,996 at
September 30, 2002 and December 31, 2001	—	14,267
Notes receivable due from related parties, net of allowance of $781,110	182,700	752,700
Capitalized financing fees, net	601,250	718,299
Long-term deferred tax asset	1,721,542	—
Other assets	2,040	43,036

Total other assets	10,431,381	9,373,120

Total assets	$35,160,771	$37,140,523

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

LIABILITIES AND STOCKHOLDERS’ DEFICIT	09/30/02	12/31/01
	(Unaudited)	(Restated)
Current liabilities:
Line of credit	$5,582,572	$2,607,705
Trade accounts payable	1,880,921	5,144,763
Accrued liabilities	3,277,849	4,306,386
Current portion of customer cure liability	317,701	317,701
Income taxes payable	—	163,994
Deposits and other payables related to customers	26,824,196	23,518,963

Total current liabilities	37,883,239	36,059,512

Non-current liabilities:
Long-term notes payable to related parties	680,681	680,681
Customer cure liability	1,326,461	1,576,021

Total non-current liabilities	2,007,142	2,256,702

Redeemable preferred stock:
Series A; $0.01 par value, 391,667 shares authorized, issued and outstanding (liquidation preference of $391,667)	391,667	391,667
Series B; $0.01 par value, 390,000 shares authorized, issued and outstanding (liquidation preference of $390,000)	390,000	390,000
Series C; $0.01 par value, 40,000 shares authorized, issued and outstanding (liquidation preference of $40,000)	40,000	40,000
Series D; $0.01 par value, 1,500,000 shares authorized, issued and and outstanding (liquidation preference of $1,500,000)	1,500,000	1,500,000

Total redeemable preferred stock	2,321,667	2,321,667

Commitments and contingencies
Stockholders’ deficit:
Preferred stock:
Series G; $0.01 par value, 1,140,126 and 2,150,493 shares authorized, issued and outstanding at September 30, 2002 and December 31, 2001 (liquidation preference of $11,401 at September 30, 2002 and $21,505 at December 31, 2001)	11,401	21,505
Series H; $0.01 par value, 1,600,000 shares authorized, issued and outstanding (liquidation preference of $1,600,000)	16,000	16,000
Series I; $0.01 par value, 500,000 shares authorized, issued and outstanding (liquidation preference of $500,000)	5,000	5,000
Common stock: $0.01 par value, 20,000,000 shares authorized, 1,267,955 issued	12,680	12,680
Additional paid-in capital	6,107,753	6,639,337
Accumulated deficit	(12,783,021)	(9,055,012)
Treasury stock, at cost, 201,802 and 60,271 common shares at September 30, 2002 and December 31, 2001	(245,099)	(58,440)
Subscription notes receivable, net of allowance of $983,272 and $183,272 at September 30, 2002 and December 31, 2001 respectively	(175,991)	(1,078,428)

Total stockholders’ deficit	(7,051,277)	(3,497,358)

Total liabilities and stockholders’ deficit	$35,160,771	$37,140,523

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
	2002	2001	2002	2001
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$9,713,466	$12,455,802	$31,228,886	$29,056,262
Cost of revenues	(6,739,823)	(8,842,297)	(21,867,837)	(20,509,098)

Gross profit	2,973,643	3,613,505	9,361,049	8,547,164
Operating expenses	(4,538,459)	(3,204,196)	(12,773,838)	(6,331,192)

Operating income (loss)	(1,564,816)	409,309	(3,412,789)	2,215,972

Other income (expense):
Interest expense	(147,858)	66,327	(230,751)	(48,120)
Option buyback costs	—	—	—	(88,378)
Write-off investment in affiliate	—	(2,221,305)	—	(2,221,305)
Reserve for non-recourse notes receivable	—	(930,869)	(1,200,000)	(930,869)
Other, net	—	86,685	(130,100)	269,157

Total other income (expense), net	(147,858)	(2,999,162)	(1,560,851)	(3,019,515)

Loss from continuing operations before provision for income taxes and discontinued operations	(1,712,674)	(2,589,853)	(4,973,640)	(803,543)
Income tax benefit (expense)	582,310	623,030	1,245,631	(110,701)

Loss from continuing operations	(1,130,364)	(1,966,823)	(3,728,009)	(914,244)
Loss from discontinued operations (net of applicable income tax benefit of $311,799 for the nine months ended September 30, 2001)	—	—	—	(605,259)

Net loss	(1,130,364)	(1,966,823)	(3,728,009)	(1,519,503)
Less dividend earned on preferred stock	123,192	123,192	369,576	330,523

Net loss attributable to common shareholders	$(1,253,556)	$(2,090,015)	$(4,097,585)	$(1,850,026)

Per share data:
Basic and diluted net loss per share:
Continuing operations loss	$(1.17)	$(1.65)	$(3.58)	$(0.97)
Discontinued operations	—	—	—	(0.48)

Net loss	$(1.17)	$(1.65)	$(3.58)	$(1.45)

Weighted average number of common shares outstanding:
Basic common shares	1,075,214	1,267,760	1,144,032	1,279,609

Diluted common shares	1,075,214	1,267,760	1,144,032	1,279,609

The accompanying notes are an integral part of these consolidated financial statements.

	NINE MONTHS ENDED SEPTEMBER 30,
	2002	2001
	(Unaudited)	(Restated)
	(Restated)
Cash flows from (used in) operating activities:
Net loss	$(3,728,009)	$(1,519,503)
Loss from discontinued operations	—	605,259
Amortization of loan discounts	—	6,210
Deferred income taxes	(1,124,852)	(661,270)
Depreciation and amortization	1,132,297	541,143
Option buyback costs	—	88,378
Write off investment in affiliate	—	2,221,305
Investment asset surrendered in exchange for royalty obligation	30,100	—
Change in operating assets and liabilities:
Trade accounts receivable	899,290	(521,495)
Advance payment receivables	(615,478)	(1,145,030)
Other current assets	(862,584)	(94,535)
Deposits	332,133	(282,775)
Related party notes receivable—provision for bad debt expense	1,200,000	1,210,800
Other receivables	(547,981)	(627,890)
Trade accounts payable and accrued liabilities	(4,301,193)	(2,077,723)
Income taxes payable	(163,994)	300,106
Deposits and other payables related to customers	3,055,673	17,003,235
Other assets	331,414	(1,080)

Net cash provided by (used in) continuing operations	(4,363,184)	15,045,135
Net cash provided by (used in) discontinued operations	—	275,271

Net cash provided by (used in) operations	(4,363,184)	15,320,406

Cash flows from (used in) investing activities:
Purchase of property and equipment	(67,308)	(445,300)
Payment received on notes receivable	—	13,308
Amounts loaned for notes receivable	—	(2,549,805)
Acquisition Costs	—	(254,345)
Purchase of OAN Services, Inc., net assets	—	(1,108,000)
Purchase of investments	—	(11,100)

Net cash used in investing activities	(67,308)	(4,355,242)

Cash flows from (used in) financing activities:
Redemption of preferred shares	(10,104)	(350,000)
Proceeds from line of credit	2,974,867	—
Purchase of options for cash	—	(215,000)
Purchase of treasury stock	(75,408)	(1,207,617)
Payment of preferred stock dividends	(361,584)	(278,023)
Issuance of shares of common and preferred stock for cash	—	2,046,307

Net cash provided by (used in) financing activities	2,527,771	(4,333)

Increase/(decrease) in cash	(1,902,721)	10,960,831
Cash at beginning of period	5,422,202	6,719,888

Cash at end of period	$3,519,481	$17,680,719

Supplemental disclosures:
Interest paid	$230,751	$46,702

Income taxes paid	$—	$160,066

Schedule of non-cash financing activities:
Receipt of common stock in exchange for notes receivable	$102,437	$—

Receipt of preferred stock in exchange for notes receivable	$170,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002
(UNAUDITED)

NOTE 1.    BASIS OF PRESENTATION

The accompanying unaudited financial statements of Avery Communications, Inc. (“Avery”) and subsidiaries (collectively, the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Avery’s principal subsidiaries, whose results are included in the financial statements, are as follows:

•	ACI Billing Services, Inc. (“ACI”), which provides billing and collection clearinghouse services to telecommunications customers;

•	HBS Billing Services Company (“HBS”), which provides billing and collection clearinghouse services to telecommunications customers; and

•	Aelix, Inc. (“Aelix”), which offers intelligent message communication services, principally in the travel and hospitality sectors.

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Certain prior period amounts have been reclassified to conform to the 2002 presentation.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

NOTE 2.    LIQUIDITY

Avery has incurred a net loss of $3.7 million during the nine months ended September 30, 2002, which included a $1.2 million non-cash write-off of notes receivable from related parties. The Company used $4.4 million of cash in operating activities during the same period. The Company is optimistic that it will achieve profitability during the fourth quarter of 2002, based upon cost reductions being realized through a consolidation of operations which was completed during the third quarter of 2002. Accordingly, the Company does not anticipate the need over the foreseeable future for additional financing or capital (excluding funding from the existing line of credit) to fund continuing operations.

The Company’s revenue during the first nine months of 2002 increased by $2.2 million compared to the same period in 2001. The increase reflected $9.8 million of additional revenue from the acquired ACI and Aelix businesses (see Note 7) offset by a $7.6 million decline in the HBS business. Revenue in the Company’s core business is declining as a result of a decrease in the volume of call records processed on behalf of the Company’s customers. The latter, typically long distance network resellers, have been adversely affected by increased usage of cell phones and prepaid phone cards and greater consumer reliance on local exchange carriers (“LECs”) for long distance service. The Company is attempting to increase revenue through the acquisition of complementary businesses and through the offering of new services, such as 900 area code business billing and the Aelix

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002—(Continued)

message communication services. The Company’s intention is to make acquisitions or expand into markets which will leverage the Company’s existing infrastructure.

Avery’s working capital position at September 30, 2002 was a negative $16.8 million, compared to a negative $13.1 million at December 31, 2001. The Company can operate with negative working capital because a significant portion of its current liabilities do not require payment in the near future. For example, current liabilities at September 30, 2002 include approximately $6 million of deposits from customers which are not typically refunded in the ordinary course of business. The customer deposits would be refundable over time only if the customer were to significantly reduce the volume of business done with the Company or terminate its relationship. Most of the Company’s customers have experienced lower call record volumes during 2002, and such volume reductions have reduced certain categories of deposits from customers. Avery has not historically experienced any material loss of customers in its business in any one year.

NOTE 3.    NET LOSS PER COMMON SHARE

Basic and diluted net loss per share are computed by dividing the net loss, less preferred stock dividends earned of $123,192 and $123,192 for the three month periods and $369,576 and $330,523 for the nine month periods ended September 30, 2002 and 2001, respectively, by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the basic loss per common share was $0.11 and $0.10 per weighted average common share outstanding for the three month periods and $0.32 and $0.24 for the nine month periods ended September 30, 2002 and 2001, respectively.

Diluted net loss per share equals basic loss per share because of the anti-dilutive effect of outstanding options, warrants and instruments convertible into common stock. If all outstanding options and warrants to purchase common stock were exercised, and if all instruments convertible into common stock were so converted, then the additional common stock outstanding would approximate 762,000 shares.

NOTE 4.    DISCONTINUED OPERATIONS

On August 1, 2000, the Board of Directors of Avery approved the spin-off of Primal Solutions, Inc. (“PSI”).

On February 12, 2001, Avery distributed 100% of the outstanding capital stock of PSI to its security holders. Accordingly, as of such date, Avery had no further ownership interest in Primal or its subsidiary, Wireless Billing Systems.

As part of the formal distribution, the seven PSI stockholders at the time of the Company’s acquisition of PSI redeemed 4,976,401 shares of the Company’s Series G voting preferred stock in exchange for 32% of PSI’s capital stock. Also, the exercise prices of Avery’s outstanding options and the conversion prices of Avery’s convertible securities were adjusted to reflect the distribution. After the transaction was completed, Avery’s outstanding Series G preferred stock was reduced to 2,150,493 shares.

The financial information contained in this document presents PSI as a discontinued operation due to the spin-off. Accordingly, the amounts in the statements of operations through the provision for income taxes exclude expenses relating to PSI.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002—(Continued)

The operating results of PSI for the period January 1, 2001 to February 12, 2001 were as follows:

Period January 1, 2001 to February 12, 2001
Operating revenues	$825,417
Cost of revenues	(598,792)

Gross profit	226,625
Selling, general and administrative expenses	(1,127,751)

Loss from operations	(901,126)
Other Expense	(15,932)

Loss before income tax benefit	(917,058)
Income tax benefit	311,799

Net loss	$(605,259)

NOTE 5.    CERTAIN TRANSACTIONS

On March 9, 2001, HBS’ largest customer, which accounted for 57% of its call records processed in 2000 and 55% of all call records processed during 2001, filed a voluntary petition for protection under Chapter 11 of the U. S. Bankruptcy Code in connection with the reorganization of its parent company. The customer’s volume of call records processed has declined since the bankruptcy filing, but the decline in volume is believed to be attributable to general industry trends. For the first nine months of 2002, the customer accounted for 62% of all call records processed by HBS, compared to 64% during the same period of 2001. As of September 30, 2002, the filing has had no material adverse effect on HBS’ business relationship with this customer, and, based upon conversations between the managements of the two companies, the Company does not currently anticipate that the filing will materially adversely affect the relationship with this company in the future.

In connection with our purchase of assets from Qorus.com, Inc. (“Qorus”) in November 2001 (which resulted in the formation of our Aelix business), the Company agreed to pay Qorus an amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, Qorus agreed to eliminate this royalty obligation in exchange for the Company’s (i) cash payment in the amount of $100,000, (ii) return of all 3,010,000 common shares of Qorus held by the Company; and (iii) agreement to cancel all unexercised options to purchase 1,066,500 common shares of Qorus at a price of $0.01 per share. At December 31, 2001, the investment in Qorus was recorded in the Company's financial statements at $30,100. During the first quarter of 2002, the Company recorded an expense of $130,100 in connection with this transaction.

On January 3, 2002, the Company advanced the sum of $200,000 to Norlenton Investments, a shareholder of the Company, in exchange for a recourse promissory note. The note bears interest at 6% and calls for the repayment of all principal and interest on January 3, 2003. The advance is secured by 38,881 shares of common stock in the Company.

In October 2000, in order to permit its employees to participate in the PSI spin-off, the Board of Directors of the Company authorized the Company to accelerate all its outstanding options and to loan its employees, on a secured but non-recourse basis, the amount required to exercise such options, plus an additional amount to offset

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002—(Continued)

the tax consequences of such exercises. The loans, which were classified as stock subscriptions receivable, were secured by the stock acquired by the employees upon exercise of their options. At December 31, 2001, the aggregate of subscription notes receivable was $1,078,428. During the second quarter of 2002, the Company established an $800,000 reserve against the subscription notes receivable, based on the excess of the amount owed over the fair market value of the underlying stock. The reserve was deemed adequate at September 30, 2002.

Effective March 20, 2002, pursuant to a unanimous written consent of the Company’s Directors, the Company formally acknowledged that certain promissory notes aggregating $685,118 received from executive officers and/or directors in October 2000, in connection with the exercise of stock options, were intended by the Company and the various borrowers at the time of the transaction to be non-recourse loans secured solely with the common stock issued pursuant to the stock option exercise. The originally issued notes, however, were issued without the intended non-recourse language. In July 2002, new notes which clarified the notes as secured and non-recourse were exchanged for the previously issued notes.

In connection with the spin-off of PSI, the Company advanced certain former PSI stockholders $1,563,500 on July 31, 2000 in exchange for promissory notes. The notes are non-recourse, bear interest at 6.6% per annum and were originally due on July 31, 2002. During the third quarter of 2001, the Company established a reserve of $810,000 against those notes receivable, due to the excess of the amount due over the stock value. In January 2002, notes with a face value of $878,500 were assigned to an unrelated party, and the maturity date of such assigned notes was extended to July 31, 2006. During the second quarter of 2002, the Company added $400,000 to the reserve based upon a further decline in the stock value. On July 31, 2002, notes with a face value of $685,000 (and a net carrying value of $170,000) were cancelled in exchange for surrender of the related collateral of 1,010,367 shares of the Company’s non-dividend bearing Series G preferred stock. At September 30, 2002, the $878,500 of outstanding loans (with a net carrying value of $182,700) are secured by 1,140,126 shares of the Company’s non-dividend bearing Series G preferred stock (which are convertible into 159,076 shares of the Company’s common stock).

During the first nine months of 2002, the Company has purchased a total of 49,700 shares of the Company’s common stock in open market transactions at an average purchase price of $1.52 per share. The Company additionally acquired 91,831 shares of common stock through the surrender of collateral securing certain cancelled non-recourse notes receivable.

NOTE 6.    COMMITMENTS AND CONTINGENCIES

On August 3, 2001, the Company, through ACI, completed the acquisition of certain assets from OAN Services, Inc. (“OAN”). OAN had filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code earlier in 2001. During 2002, one of the major pre-petition creditors of OAN appealed certain of the bankruptcy’s court’s rulings relative to the disbursement of OAN’s funds to creditors after the bankruptcy filing. During the third quarter of 2002, the pre-petition creditor succeeded in obtaining a ruling from an appeals court which remanded the case back to the bankruptcy court for reconsideration of its earlier rulings. The creditor has put many of ACI’s customers on notice that all or a portion of OAN’s disbursements to them which were previously approved by the bankruptcy court may be disgorged. The Company is not a party to the bankruptcy filing nor any appeal of the bankruptcy court’s rulings. The Company does not believe that the ultimate resolution of this dispute will have a material adverse effect on the Company’s results of operation or financial position; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of the dispute would not have a material adverse effect on the Company’s results of operations or financial position for the fiscal period in which such resolution occurred.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002—(Continued)

The Company is involved in various other claims and regulatory proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party will have a material adverse effect on the Company’s financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s results of operations or financial position for the fiscal period in which such resolution occurred.

NOTE 7.    OAN and AELIX TRANSACTIONS

ACI completed its purchase of certain assets from OAN in August 2001. The Company completed its acquisition of substantially all of the assets of Aelix in November 2001.

Unaudited pro forma financial information for the nine months ended September 30, 2001 as though the OAN and Aelix acquisitions had occurred on January 1, 2001 is as follows:

NINE MONTHS ENDED SEPTEMBER 30, 2001
Revenue	$46,571,343
Net loss from continuing operations	(9,656,338)
Net loss per share from continuing operations:
Basic	$(7.55)
Diluted	$(7.55)

NOTE 8.    SEGMENT INFORMATION

The local exchange carrier billing segment represents the third party billing clearinghouses for the telecommunications industry. These third party clearinghouses process telephone call records and other transactions and submit them to local telephone companies for inclusion in their monthly bills to end-users. The intelligent message communication services segment provides services to enterprises, particularly in the travel, hospitality and transportation sectors.

A summary of the segments’ operating income (loss) for the nine-month period ended September 30, 2002 and certain balance sheet data as of September 30, 2002 is as follows:

	LOCAL EXCHANGE CARRIER BILLING	INTELLIGENT MESSAGE COMMUNICATIONS		CORPORATE ADMINISTRATION	CONSOLIDATED
Revenue	$30,745,263	$483,623		$—	$31,228,886
Depreciation and Amortization	955,758	132,295		44,244	1,132,297
Segment profit (loss)	643,040	(1,069,600)		(3,301,449)	(3,728,009)
Segment assets	24,877,920	4,225,023		6,057,828	35,160,771
Capital expenditures by segment	168,777	(104,969	) *	3,500	67,308

*	$150,000 reclassified from fixed assets to intangible assets

The intelligent message communication service business was acquired in November 2001. Accordingly, there was only one continuing segment during the nine months ended September 30, 2001.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002—(Continued)

Approximately $2.1 million of Avery's corporate office expenses and $0.4 million of the intelligent message communication business expenses have been allocated to the local exchange carrier billing segment based on services provided to that segment.

NOTE 9.    REVERSE STOCK SPLIT

The stockholders of the Company approved a 1-for-8 reverse split of the Company's common stock, which was effective on December 12, 2001. Shares outstanding and earnings per share during periods before the reverse stock split have been restated to reflect the split.

NOTE 10.    GOODWILL

Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” requires that goodwill recorded on acquisitions completed prior to July 1, 2001 be amortized through December 31, 2001. Effective January 1, 2002, goodwill is no longer to be amortized in periodic equal pre-determined charges, but will instead be tested for impairment as set forth in the statement. The Company adopted this statement effective January 1, 2002.

The net effect of not recording any amortization of goodwill reduced the net loss by $40,000 for the three months ended September 30, 2002 and $120,000 for the nine months ended September 30, 2002. If the statement had been applied effective at the beginning of the three-month period ended September 30, 2001, the net loss for that period would have decreased by $40,000, resulting in net loss of $1,927,000 ($1.52 loss per share, basic and diluted). If the statement had been applied effective at the beginning of the nine-month period ended September 30, 2001, the net loss from continuing operations and net income would have decreased by $120,000, which would have resulted in net loss from continuing operations of $794,000 ($0.62 loss per share, basic and diluted), and a net loss of $1,400,000 ($1.09 loss per share, basic and diluted).

The Company has two segments which correspond with its two reporting units, the local exchange carrier billing segment and the intelligent message communications segment. Goodwill recorded on the Company's financial statements includes $2.5 million within the local exchange carrier billing segment and $3.1 million within the intelligent message communication segment.

The Company obtained an independent valuation of the intelligent message communication segment during the second quarter of 2002, updating a valuation obtained to support the Company’s initial purchase price allocation. This business valuation supports the related goodwill carried on the Company’s financial statements. On the basis of the independent valuation and the judgment of management, the Company concluded that there is no impairment of goodwill for this segment.

The Company intends annually, on a going forward basis, to evaluate the goodwill of its intelligent message communications segment during the fourth quarter of each year. Accordingly, this goodwill impairment review process will be completed again during the fourth quarter of 2002 using an enterprise value methodology. If the fair market value of the business is less than the carrying value, the Company will complete the impairment test to specifically identify the goodwill impairment amount.

In connection with its local exchange carrier billing segment, the Company has completed its initial assessment of the business value by comparing its estimate of fair value to the carrying amount and has concluded that the fair value of this segment exceeds its carrying value. The Company intends annually, on a

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2002—(Continued)

going forward basis, to evaluate the goodwill of its local exchange carrier billing segment during the fourth quarter of each year. Accordingly, this goodwill impairment review process will be completed again during the fourth quarter of 2002 using an enterprise value methodology. If the fair market value of the business is less than the carrying value, the Company will complete the impairment test to specifically identify the goodwill impairment amount.

NOTE 11.    RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

During the third quarter of 2002, the Company determined, with OAN’s cooperation, that an error was made in the computation of the purchase price for net assets purchased. It was determined that the liability assumed by the Company for amounts withheld from customers to cover future obligations of the customers as of the closing date of the purchase was actually $3.7 million, rather than the $0.7 million calculated at the time of closing. The Company additionally adjusted post-acquisition bad debt reserves of the acquired business for other transactions which were incorrectly reflected within the Company’s previously issued financial statements. Accordingly, the Company has increased its reserves held against customers and increased its receivable from OAN. Such adjustments are reflected in the accompanying restated balance sheet as of September 30, 2002 and the restated statement of cash flows for the nine months ended September 30, 2002. The restated figures supersede the information within the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2002. The adjustments affect only the balance sheet and statement of cash flows dated after August 2001. There was no impact to the Company’s statement of operations.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To	the Board of Directors and Stockholders of Avery Communications, Inc.

We have audited the accompanying consolidated balance sheets of Avery Communications, Inc., and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Primal Solutions, Inc., a consolidated subsidiary as of and for the year ended December 31, 2000, which statements reflect total assets of $12,985,492 as of December 31, 2000, and total revenue of $9,515,805 for the year ended December 31, 2000. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Primal Solutions, Inc. is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our report and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avery Communications, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/  KING GRIFFIN & ADAMSON P.C.

Dallas, Texas
March 20, 2002

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2001	December 31, 2000
	Restated
Current assets:
Cash and cash equivalents	$5,422,202	$6,719,888
Trade accounts and notes receivable, net of allowance for doubtful accounts of $242,000	3,231,166	1,414,249
Advance payment receivables	1,794,352	1,797,634
LEC billing and collection fees receivable	4,948,502	4,561,600
Other receivables	94,376	210,227
Receivable from OAN	5,360,845	—
Deferred tax asset	1,090,690	565,562
Deposits with LECs	933,618	—
Other current assets	53,354	29,661
Net current assets of discontinued operations	—	669,620

Total current assets	22,929,105	15,968,441

Property and equipment:
Computer equipment and software	5,718,172	1,282,988
Furniture and fixtures	500,003	322,023
Accumulated depreciation and amortization	(1,379,877)	(784,168)

Total property and equipment, net	4,838,298	820,843

Other assets:
Goodwill, net of accumulated amortization of $1,263,429 and $1,001,725	5,577,735	2,753,892
Investments in affiliates	30,100	1,519,000
Deposits with LECs	2,236,983	2,746,869
Purchased contracts, net of accumulated amortization of $339,996 and $328,225	14,267	26,038
Notes receivable due from related parties, net of allowance of $1,210,800 at December 31, 2001	752,700	4,046,772
Capitalized financing fees	718,299	—
Other assets	43,036	14,554
Net long-term assets of discontinued operations	—	7,746,836

Total other assets	9,373,120	18,853,961

Total assets	$37,140,523	$35,643,245

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	December 31, 2001	December 31, 2000
	Restated
Current liabilities:
Current notes payable	$—	$6,667
Line of credit	2,607,705	—
Trade accounts payable	5,144,763	4,117,671
Accrued liabilities	4,306,386	3,323,874
Current portion of customer cure liability	317,701	—
Income taxes payable	163,994	314,547
Deposits and other payables related to customers	23,518,963	18,594,786

Total current liabilities	36,059,512	26,357,545

Non-current liabilities:
Long-term notes payable due to related party	680,681	333,475
Customer cure liability—long-term portion	1,576,021	—

Total non-current liabilities	2,256,702	333,475

Redeemable preferred stock:
Series A; $0.01 par value, 391,667 shares authorized, issued and outstanding (liquidation preference of $391,667)	391,667	391,667
Series B; $0.01 par value, 390,000 shares authorized, issued and outstanding (liquidation preference of $390,000)	390,000	390,000
Series C; $0.01 par value, 40,000 shares authorized, issued and outstanding (liquidation preference of $40,000)	40,000	40,000
Series D; $0.01 par value, 1,500,000 authorized, issued and outstanding (liquidation preference of $1,500,000)	1,500,000	1,500,000
Series E; $0.01 par value, 0 and 350,000 shares authorized, issued and outstanding at December 31, 2001 and December 31, 2000, respectively (liquidation preference of $0 and $350,000 at December 31, 2001 and December 31, 2000, respectively)	—	350,000

Total redeemable preferred stock	2,321,667	2,671,667

Commitments and contingencies (Notes 8 and 14)	—	—

Stockholders’ equity (deficit):
Preferred stock (20,000,000 shares authorized):
Series G; $0.01 par value, 2,150,493 and 7,126,894 shares authorized, issued and outstanding at December 31, 2001 at December 31, 2000, respectively (liquidation preference of $21,505 and $71,269 at December 31, 2001 and December 31, 2000 respectively)	21,505	71,269
Series H; $0.01 par value, 1,600,000 and 0 shares authorized, issued and outstanding at December 31, 2001 and December 31, 2000, respectively (liquidation preference of $1,600,000 and $0 at December 31, 2001 and December 31, 2000, respectively)	16,000	—
Series I; $0.01 par value, 500,000 and 0 shares authorized, issued and outstanding at December 31, 2001 and December 31, 2000, respectively (liquidation preference of $500,000 and $0 at December 31, 2001 and December 31, 2000, respectively)	5,000	—
Common stock: $0.01 par value, 20,000,000 shares authorized, 1,267,955 and 12,461,230 (prior to 1 for 8 reverse stock split) shares issued at December 31, 2001 and December 31, 2000, respectively	12,680	124,613
Additional paid-in capital	6,639,337	15,752,226
Accumulated deficit	(9,055,012)	(6,539,013)
Treasury stock, 60,271 and 1,215,216 (prior to 1 for 8 reverse stock split) shares at December 31, 2001 and 2000, respectively, at cost	(58,440)	(2,036,801)
Subscription notes receivable	(1,078,428)	(1,091,736)

Total stockholders’ equity (deficit)	(3,497,358)	6,280,558

Total liabilities and stockholders’ equity (deficit)	$37,140,523	$35,643,245

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2001	2000
Revenues	$41,915,531	$36,475,177
Cost of revenues	(29,979,882)	(25,783,816)

Gross profit	11,935,649	10,691,361

Operating expenses	(10,589,576)	(7,496,469)
Advance funding program income and costs, net	175,242	126,655

Total	(10,414,334)	(7,369,814)

Operating income	1,521,315	3,321,547

Other income (expense):
Interest expense	(68,812)	(133,120)
Interest income	343,278	448,340
Write-off of investment in affiliate	(2,361,405)	—
Write-off of notes receivable from related parties	(930,608)	—
Other, net	(136,786)	—

Total other income (expense), net	(3,154,333)	315,220

Income (loss) from continuing operations before provision for income taxes and discontinued operations	(1,633,018)	3,636,767
Income tax benefit (expense)	(216,945)	(1,313,518)

Income (loss) from continuing operations	(1,849,963)	2,323,249
Loss from discontinued operations (less applicable income tax benefit of $345,000 and $1,429,970)	(666,036)	(3,700,487)

Net loss	$(2,515,999)	$(1,377,238)

Net loss attributable to common stockholders	$(2,969,714)	$(1,661,021)

Per share data:
Basic net loss per share:
Continuing operations income (loss)	$(1.81)	$1.76
Discontinued operations	(0.52)	(3.20)

Net loss	$(2.33)	$(1.44)

Diluted net loss per share:
Continuing operations income (loss)	$(1.81)	$1.12
Discontinued operations	(0.52)	(1.84)

Net loss	$(2.33)	$(0.72)

Weighted average number of common shares outstanding:
Basic common shares	1,274,687	1,160,141

Diluted common shares	1,274,687	2,044,082

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subscription Notes Receivable	Treasury Stock		Accumulated Deficit	Total
	Shares	Amount	Shares	Amount			Shares	Amount
Balance at December 31, 1999	6,600,373	$66,004	9,803,949	$98,039	$12,306,164	$—	1,176,916	$(1,981,999)	$(5,161,775)	$5,326,433
Reclassification of preferred stock series A, B, C, D, E to redeemable preferred stock	(2,671,667)	(26,717)			(2,644,950)					(2,671,667)
Payment of preferred stock dividend					(284,892)					(284,892)
Issuance of shares for cash in connection with exercise of warrants			917,907	9,180	511,687					520,867
Issuance of shares in connection with exercise of warrants and options for notes receivable including compensation cost of $848,288			1,674,041	16,741	1,923,283	(1,091,736)				848,288
Partial conversion of preferred stock to common stock	(38,333)	(383)	15,333	153	230					—
Release of HBS escrow shares—earn-out agreement					90,000					90,000
Granting of warrants for services					239,819					239,819
Issuance of shares for services			50,000	500	68,250					68,750
Treasury stock received in settlement							38,300	(54,802)		(54,802)
Preferred stock issued in connection with Primal Systems, Inc. settlement and related anticipated spin-off	3,236,521	32,365			3,542,635					3,575,000
Net loss									(1,377,238)	(1,377,238)

Balance at December 31, 2000	7,126,894	71,269	12,461,230	124,613	15,752,226	(1,091,736)	1,215,216	(2,036,801)	(6,539,013)	6,280,558
Payment of preferred stock dividend					(486,905)					(486,905)
Redemption of preferred stock in connection with Primal Systems, Inc. spin-off	(4,976,401)	(49,764)			(4,926,637)					(4,976,401)
Record the Primal Solutions, Inc. spin-off					(2,465,547)					(2,465,547)
Options purchased with cash					(126,622)					(126,622)
Preferred stock issued for cash	2,100,000	21,000			1,974,000					1,995,000
Payment on subscription note receivable						13,308				13,308
Issuance of shares for services			80,000	800	50,508					51,308
Purchase of treasury stock for cash							1,189,813	(1,217,102)		(1,217,102)
Treasury stock cancelled			(2,399,154)	(23,992)	(3,220,427)		(2,399,154)	3,244,419		—
Reflect 1 for 8 reverse stock split			(8,874,121)	(88,741)	88,741					—
Treasury stock received in settlement of notes payable							54,396	(48,956)		(48,956)
Net loss									(2,515,999)	(2,515,999)

Balance at December 31, 2001	4,250,493	$42,505	1,267,955	$12,680	$6,639,337	$(1,078,428)	60,271	$(58,440)	$(9,055,012)	$(3,497,358)

The accompanying notes are an integral part of this consolidated financial statement.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000
Cash flows from operating activities:	Restated
Net loss	$(2,515,999)	$(1,377,238)
Loss from discontinued operations	666,036	3,700,487
Adjustments to reconcile net loss to net cash provided by operating activities from continuing operations net of effects of acquisitions:
Provision for bad debt expense	—	54,000
Provision for uncollectable related party notes receivable	1,627,589	—
Amortization of loan discounts	9,952	8,280
Deferred income taxes	(525,028)	(191,476)
Depreciation and amortization	869,184	598,506
Compensation in connection with exercise of options	—	848,288
Warrants issued in connection with services performed	—	239,819
Compensation and services paid in stock	51,308	158,750
Treasury stock received in settlement	—	(54,802)
Option buyback costs	88,378	—
Write off of investment in affiliate	2,361,405	—
Change in operating assets and liabilities:
Trade accounts receivable	(1,732,617)	(654,660)
Advance payment receivables	3,282	5,012,615
Other current assets	(23,693)	(3,048,212)
Deposits	(355,349)	12,000
Other receivables	(2,431,045)	—
Trade accounts payable and accrued liabilities	1,693,328	495,230
Income taxes payable	(150,653)	58,874
Deposits and other payables related to customers	1,575,997	4,056,305
Other assets	(28,482)	15,830

Net cash provided by continuing operations	1,183,593	9,932,596
Net cash provided by (used in) discontinued operations	308,472	(3,813,087)

Net cash provided by operations	1,492,065	6,119,509

Cash flows from investing activities:
Purchase of contracts	—	(7,500)
Purchase of property and equipment	(200,711)	(206,393)
Amounts loaned for notes receivable to related parties	(3,025,905)	(3,646,772)
Purchase of OAN Services, Inc. net assets	(1,615,666)	—
Purchase of Qorus, Inc. net assets	(116,708)	—
Purchase of investments in affiliates	(11,100)	(1,519,000)

Net cash used in investing activities	(4,970,090)	(5,379,665)

Cash flows from financing activities:
Redemption of preferred shares from related party	(350,000)	—
Proceeds from line of credit	2,607,705	—
Proceeds from notes payable	210,000
Purchase of options for cash from a related party	(215,000)	—
Cash paid for financing fees	(160,000)	—
Cash paid for treasury stock	(9,484)	—
Cash paid for treasury stock from related party	(1,207,617)	—
Payment on notes payable	(216,668)	—
Payment of preferred stock dividends	(486,905)	(284,892)
Issuance of shares of common and preferred stock for cash	1,995,000	520,867
Payment received on subscription notes receivable	13,308	—

Net cash provided by financing activities	2,180,339	235,975

Increase (decrease) in cash and cash equivalents	(1,297,686)	975,819
Cash and cash equivalents at beginning of year	6,719,888	5,744,069

Cash and cash equivalents at end of year	$5,422,202	$6,719,888

Supplemental disclosures:
Interest paid	$72,427	$138,508

Income taxes paid	$560,066	$174,588

Schedule of non-cash financing and investing transactions:
Release of HBS escrow shares—employment and earn-out-agreements	$—	$90,000

Issuance of common stock for services	$51,308	$68,750

Issuance of notes receivable for common stock	$—	$1,091,736

Issurance of preferred stock in connection with Primal Systems, Inc. settlement and related anticipated spin-off	$—	$3,575,000

Purchase price for Aelix paid with receivable	$4,064,500	$—

Treasury stock received for notes payable	$48,956	$—

Note issued for refinancing, purchase of stock and financing fees	$680,681	$—

Redemption of preferred stock in connection with Primal Solutions, Inc. spin-off	$4,926,637	$—

The accompanying notes are an intergral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

1.    General and Summary of Significant Accounting Principles

Business Activity

Avery Communications, Inc. (“Avery”), a Delaware corporation, provides services through its operating subsidiaries, Hold Billing Services Company (“HBS”), ACI Billing Services, Inc. (“ABS”), Aelix, Inc. (“Aelix”). Avery Communications, Inc. and its subsidiaries are collectively referred to as the “Company.”

HBS provides billing and collection clearinghouse services to its telecommunications customers. Billing and collection services are performed by Local Exchange Carriers (“LECs”), which HBS administers pursuant to long-term contracts. HBS currently operates under contracts with all regional bell operating companies and various other independents. The contracts give HBS the capability of billing in 49 states and the District of Columbia.

Avery acquired OAN Services, Inc. effective August 3, 2001 in a purchase transaction, and its operations are included in the accompanying financial statements from August 3, 2001. OAN Services, Inc. was a competitor to HBS and is also in the billing and collections clearinghouse business.

Avery acquired Aelix effective November 20, 2001 in a purchase transaction, and its operations are included in the accompanying financial statements from November 20, 2001. Aelix provides intelligent message communications services to enterprises, notably in the travel and hospitality sectors. Its services enable users to improve their customer relationships and their supply and demand chain management while reducing expenses.

Avery acquired PSI effective September 30, 2000 in a purchase transaction, and its operations are included in the accompanying financial statements from October 1, 2000. On August 1, 2000, the board of directors approved the spin-off of PSI. The spin-off of PSI was effective on February 12, 2001 and the operations of PSI are included in the accompanying financial statements through that date. Accordingly, the operations of PSI have been reflected as discontinued operations in the accompanying financial statements for all periods presented. Through PSI and its subsidiary, Primal Billing Solutions, the Company provided computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms.

Consolidation

The accompanying consolidated financial statements include the accounts of Avery and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Statement of Cash Flows

For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the assets’ estimated useful life of five to seven years. Depreciation and amortization of property and equipment from continuing operations for the years ended December 31, 2001 and 2000 was $570,403 and $294,633, respectively. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets are reviewed when events or changes in circumstances indicate that their carrying value may not be recoverable. These evaluations include comparing the future undiscounted cash flows of such assets to the carrying value. If the carrying value exceeds the future undiscounted cash flows, the assets are written-down to their fair value.

Goodwill

Goodwill results from the difference between the purchase price paid and liabilities assumed by Avery over the estimated fair market value of assets of HBS and Aelix and subsequent increases to goodwill resulting from earn out payments for the HBS acquisition. Initial goodwill for HBS is being amortized using the straight-line method over 15 years with additional goodwill from earn out payments being amortized over the remaining goodwill life. The Company will discontinue amortizing goodwill effective January 1, 2002 in accordance with FAS 142 (see Recent Accounting Pronouncements). On an on-going basis, management reviews recoverability and the valuation and amortization of goodwill. As a part of this review, the Company considers the undiscounted projected future net cash flows in evaluating the goodwill. If the undiscounted future net cash flows were less than the stated value, goodwill would be written down to fair value.

Amortization of goodwill from HBS for the years ended December 31, 2001 and 2000 was $244,704 and $251,856, respectively.

Investments

At December 31, 2001, investments consist of common stock of $30,100 in a related public company (See Note 4). This investment is recorded at cost which approximates fair value. The balance as of December 31, 2000 consists primarily of preferred stock in a related private company recorded at cost adjusted to fair value.

Purchased Contracts

The direct costs of acquiring billing and collection contracts with LECs are capitalized and amortized straight-line over the contract life, generally three to five years. Amortization of LEC contracts from continuing operations for the years ended December 31, 2001 and 2000 was $11,771 and $52,017, respectively.

Capitalized Financing Fees

Capitalized financing fees are amortized over the life of the related loans ranging from three to five years.

Allowance for Doubtful Accounts

The Company assessed collectibility of receivables on a customer-by-customer basis and establishes appropriate reserves as necessary. This evaluation process includes a review of the volume of call records currently being processed by the Company.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

Income Taxes

The Company utilizes the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Revenue Recognition

Continuing Operations:

Revenue and Cost Recognition, Billing Services, and Advance Funding Programs

Billing Services—The Company recognizes billing services revenue when its customers’ records are accepted by the LEC for billing and collection. Bills are generated by the LECs and the collected funds are remitted to the Company, which in turn remits these funds, net of fees and reserves, to its billing customers. These reserves represent cash withheld from customers to satisfy future obligations on behalf of the customer. The obligations consist of local exchange carrier billing fees, bad debts, and sales and excise taxes. The Company records trade accounts receivable and service revenue for fees charged for its billing services. When the Company collects the customers’ receivables from the LECs, the Company’s trade receivables are reduced by the amount corresponding to the Company’s processing fees. The remaining funds are recorded as amounts due to customers and included in Deposits and other payables related to customers in the accompanying balance sheets. The Company also retains a reserve from its customers’ settlement proceeds, calculated to cover accounts that the LEC’s are unable to collect, including LEC billing fees and sales taxes, and are included in Deposits and other payables related to customers in the accompanying balance sheets.

Advance Funding Programs—The Company offers participation in advance funding to qualifying customers through its advance payment program. Under the terms of the agreements, the Company purchases the customer’s accounts receivable for an amount equal to the face amount of the billing records submitted to the LEC by the Company, less various items including costs and expenses on previous billing records, financing fees, LEC charges, rejects and other similar items. The Company advances 50% to 75% of the purchased amount. The purchased accounts receivable are recorded at the net amount advanced to customers (as Advance payment receivables). Financing charges are assessed until the Company recoups its initial payment. The Company records a 1% initial non-refundable fee as income when funds are advanced to the customer. The Company also records interest income, typically at four percentage points over prime on outstanding advances. There are no substantial costs incurred in factoring a customer’s receivables, and all costs associated with the receivable are recognized as incurred. The receivables are typically repaid in 60 days.

The Company believes that three factors reduce the potential exposure to credit losses. First, the Company advances funds against customer receivables at a level which is usually less than 90% of the expected recovery from the billing LEC. Second, payments from a diversified group of telephone end-users are being passed through a LEC, which has historically been an A+ credit risk. Thirdly, the LECs pay the Company directly, so that the Company can deduct any amounts owed it before remitting funds to the customer. In addition, the Company typically withholds a portion of payments received from LECs before remitting the balance due to its customers which minimizes the Company’s exposure to subsequent charges from LECs (see Note 8).

The Company has no off-balance sheet receivables or exposure to other credit losses.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

Discontinued Operations:

Software Licenses, Services and Post-Contract Customer Support

Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of AICPA Statement of Position 97-2, as amended, are met. If the requirements of AICPA Statement of Position 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenues from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

Software Programming and Customization Services

Revenues are recognized as services are performed under the agreements.

Interest Income

Interest income from factored receivables and notes receivable is recognized as earned.

Stock Based Compensation

The Company accounts for common stock issued to employees in accordance with Accounting Principles Board Opinion No. (“APB 25”), “Accounting for Stock Issued to Employees.” Under APB 25, the Company recognizes compensation expense as shares are earned under terms of various employment agreements based on the fair value of the common stock.

The Company accounts for common stock issued to non-employees using Financial Accounting Standard No. 123 (“FAS 123”), “Accounting for Stock-Based Compensation,” and the provisions of Emerging Issues Task Force No. 96-18 (“EITF 96-18”), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is a more reliable measurement. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter party’s performance is complete or the date on which it is probable that performance will occur.

The Company accounts for employee stock options in accordance with APB 25, under which the Company recognizes no compensation expense related to employee stock options when options are granted with exercise prices at or above the estimated fair value of the stock on the date of grant. The Company provides the supplemental disclosures required by FAS 123 and EITF 96-18 for equity instruments granted to non-employees.

Net Income Loss Per Common Share

Net loss per common share is computed by dividing the net loss, increased by preferred stock dividends earned of $453,715 and $283,783 for the years ended December 31, 2001 and 2000, respectively, by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the net loss per common share was $0.36 and $0.24 per weighted average common share outstanding for the years ended December 31, 2001 and 2000 respectively. Diluted earnings per share

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

include the effect of all dilutive options and warrants and instruments convertible into common stock. During the year ended December 31, 2000, the effect of outstanding warrants and options and convertible securities on the computation of net loss per share was dilutive and, therefore, was included in the computation of diluted weighted average shares. During the year ended December 31, 2001, the effect of outstanding warrants and options and convertible securities on the computation of net loss per share was anti-dilutive and, therefore, was not included in the computation of diluted weighted average shares.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Fair Value of Financial Instruments

The recorded amounts of financial assets and liabilities at December 31, 2001 and 2000 approximate fair value based on the Company’s current borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

Reclassifications

During 2001, the Company began recording LEC billing and collection fees as a receivable. Previously this amount was recorded as an offset to amounts payable to its customers included under Deposits and other Payables related to customers. Accordingly at December 31, 2000 the Company has reclassified $4,561,600 of LEC billing and collection fees which has the effect of increasing current assets and liabilities by this amount.

Recent Accounting Pronouncements

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 supercedes FAS 121, “Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“FAS 121”) and the accounting and reporting provisions of the Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” FAS 144 establishes a single accounting model, based on the framework established by FAS 121, for long-lived assets to be disposed of by sale and resolved significant implementation issues related to FAS 121. FAS 144 retains the requirements of FAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and the fair value of the asset. FAS 144 excludes goodwill from its scope, describes a probability-weighted cash flow estimation approach, and establishes a “primary-asset” approach to determine the cash flow estimation period for groups of assets and liabilities. FAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company believes the adoption of FAS 144 will not have a material impact on its financial position or results of operations.

In July, 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). Under the new rules, goodwill and intangible assets that are deemed to have indefinite lives are no longer amortized but are reviewed annually for impairment. The provisions of FAS 142 are

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

required for fiscal years beginning after December 15, 2001. The Company will apply new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in a decrease in amortization of goodwill of $158,000 per year ($0.12 per share in 2001). During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the results of operations or financial position of the Company.

In July 2001 the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and prohibits the use of the pooling-of-interest method. The Company adopted SFAS No. 141 in the third quarter of 2001. The adoption of SFAS No. 141 had no material effect on the Company’s results of operations or financial position.

2. Acquisitions

The OAN Acquisition

On August 3, 2001, the Company, through its wholly owned subsidiary, ACI Billing Services, Inc. (“ACI”), completed the acquisition of certain assets from OAN Services, Inc. (“OAN”). The Company completed the acquisition to increase the volume of call records processed, which is expected to increase revenue and profitability. The results of operations of the acquired business is included in the Company’s results of operations from the date of the acquisition. OAN is located in Northridge, California and was a competitor to the Company’s local exchange carrier billing clearinghouse business, HBS. The net assets purchased and liabilities assumed as of August 3, 2001 are as follows:

Assets
LEC billing and collection fee receivable	$1,343,124
Fixed assets	3,401,388

Total assets	$4,744,512

Liabilities
Accrued LEC billing and collection fees	$2,111,567
Customer bad debt reserves	3,697,938
Customer termination reserves	579,500
Customer cure liability payble directly to customers	1,893,722

Total liabilities	$8,282,727

The Company paid $1,615,666 including acquisition costs of $507,000 for the purchased assets and liabilities assumed. The acquisition of the business was accounted for using the purchase method of accounting with revenues and expenses of the business being included in the Company’s operations from the acquisition date.

The purchase contract additionally provides for the acquisition of up to $7.2 million of deposits held by the LECs. The Company plans to consummate the purchase of these deposits for cash when the LECs determine the amounts which can be conveyed to the Company. As of December 31, 2001, the Company had not acquired any deposits because the LECs have not yet determined the amount which can be conveyed to the Company.

At December 31, 2001, the Company has recorded a receivable from OAN in the amount of $5.4 million, which is the excess of consideration paid over the actual assets and liabilities transferred to it by December 31, 2001.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

At the time of ACI’s purchase of the net assets of OAN, OAN had indicated that the net bad debt reserve held against customers (a liability which was assumed by ACI) was $0.7 million. This amount represents a liability for funds withheld from customers to cover bad debt charges for processed call records. During the third quarter of 2002, the Company determined, with OAN’s cooperation, that the amount withheld from customers to cover future obligations of the customers as of the closing date of the purchase was actually $3.7 million. The Company additionally adjusted post-acquisition bad debt revenues of the acquired business for other transactions which were incorrectly reflected with the Company’s previously issued financial statements. Accordingly, the Company has adjusted its reserves and reduced the purchase price payable to OAN within the accompanying restated balance sheet and statement of cash flows (see Note 18 to Consolidated Financial Statements).

The customer cure liability represents estimated amounts payable to customers acquired by the Company. The liability is based on the ultimate volume of records which the Company processes on behalf of each customer. The Company has reflected a portion of this liability as short-term and long-term based on projected volumes in future periods.

Unaudited pro-forma financial information for the years ended December 31, 2001 and 2000 as though the OAN acquisition had occurred on January 1, 2000 is as follows:

	2001	2000
Revenues	$47,590,698	$53,403,708

Net income (loss) from continuing operations	(3,150,996)	$1,522,135

Net income (loss) per share from continuing operations:
Basic	$(2.83)	$1.07

Diluted	$(2.83)	$0.65

The Aelix Acquisition

On November 20, 2001, the Company completed its acquisition of substantially all of the assets of Aelix an entity 100% owned by Qorus.com Inc. (“Qorus”). The Company’s Chief Executive Officer is the controlling stockholder of Qorus and a director of Qorus. The Company intends to broaden its product offerings and use Aelix’s technology and personnel to reduce costs. The aggregate purchase price of the assets was approximately $4.2 million. The 4.2 million consideration includes $4,064,000 of advances previously made to Aelix. Aelix provides electronic messaging services that enable users to send and receive secure, real time, bi-directional messages via a number of different media and devices worldwide. The net assets acquired were as follows:

Assets
Accounts receivable-trade	$84,301
Deposits	68,383
Fixed Assets and software acquired	1,127,773
Goodwill	2,968,839

Total assets	4,249,296

Liabilities
Accrued expenses	68,088

Total purchase price including acquisition costs	$4,181,208

Management of Avery perceived attractive economic potential from the Aelix business. Additionally, the business is expected to provide leverage and support for Avery’s information technology infrastructure. Financial

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

projections support the expectation that Aelix has the ability to generate substantial positive cash flows over time. The Aelix business is a development stage enterprise and has minimal tangible assets. The purchase price was largely based on the expected future cash flow of the business and accordingly was in excess of the value of tangible assets acquired.

The Company has allocated $900,000 of value to the acquired software. The Company intends to obtain an independent appraisal of the acquired software during 2002. The purchase price allocation is subject to change, pending the appraisal.

The Company expects the entire amount of goodwill to be deductible for federal income tax purposes.

Unaudited pro forma financial information for the years ended December 31, 2001 and 2000 as though the Aelix acquisition had occurred on January 1, 2000 is as follows:

	2001	2000
Revenues	$42,413,008	$36,673,755

Net Loss from continuing operations	$6,098,682	$4,898,976

Net loss per share from continuing operations:
Basic	$(5.14)	$(4.46)

Diluted	$(5.14)	$(2.53)

3. Discontinued Operations

The Primal Acquisition

In March 1999, Avery entered into a merger agreement with Primal Systems, Inc. and certain shareholders of Primal Systems, Inc. Pursuant to this agreement, Primal Systems, Inc. was purchased effective after the close of business on September 30, 1999. At the time of the merger, Avery issued 3,890,373 shares of Avery’s convertible preferred stock in exchange for all of the issued and outstanding shares of Primal Systems, Inc. Of this amount, 1,945,188 shares was held in escrow, to be issued to Primal Systems, Inc.’s shareholders based upon the operating performance of Primal Systems, Inc. from August 1, 1999 through July 31, 2000. Upon meeting certain operating performance thresholds by Primal Systems, Inc. during this period, the Primal Systems, Inc. shareholders may have received up to a maximum of 4,000,000 additional shares of Avery convertible preferred stock as additional consideration for the merger. In addition, upon Primal Systems, Inc.’s satisfaction of certain operating performance levels during this period, certain shareholders of Primal Systems, Inc. would have had the right in September through October, 2001 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of Avery preferred stock received in the merger for the purchase price of $2.50 per share.

The transaction was accounted for using the purchase method of accounting with revenues and expenses of Primal Systems, Inc. being included in the Company’s operations from the acquisition date. The stock issued in the merger was valued at $3,404,076 using the closing price of Avery’s common stock on the acquisition date plus other acquisition costs of $356,845. The Company acquired assets at fair value of $4,421,356 and assumed liabilities of $5,393,230. The Company recorded goodwill of $4,732,795 in connection with this transaction, which includes the expenses incurred to consummate the transaction.

The Company has guaranteed the payment of $1.7 million of 8% notes issued by Primal Billing Solutions prior to the date that the Company acquired Primal. During 2001, the amount of the guaranteed obligation

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

increased by $0.1 million as the result of Primal Billing Solutions’ partial deferral of interest owed under the note. Additionally, the maturity date of the loan was extended from May 2004 to December 2004.

In August 2000, in accordance with the terms of the Preliminary PSI Distribution Agreement, the Company issued an additional 3,236,521 shares of Avery’s Series F preferred, which resulted in an additional $3,575,000 of goodwill.

The Company’s former President and Chief Executive Officer, was the Chairman of the Board and a significant shareholder of Primal Systems, Inc. at the time of its acquisition by the Company.

The Primal Spin-off

On August 1, 2000, the Board of Directors of Avery approved the spin-off of PSI. The decision revised its plan announced February 29, 2000 to spin-off HBS, its local exchange carrier billing clearinghouse business. The decision to spin-off PSI instead of HBS was motivated primarily by the expectation that Avery shareholders would pay less in taxes under a spin-off of PSI than would have been the case with a spin-off of HBS.

Under the terms of the spin-off agreement with PSI, which became effective February 12, 2001, each common shareholder of the Company on the payment date of the spin-off received one share of Primal common stock for each share of the Company’s common stock held on that date. In addition, owners of shares of Avery’s Series A, B, C, D or E convertible preferred stock received Primal common stock, in the amount of the preferred stock’s common stock equivalent for each share of Avery preferred stock held on the payment date of the spin-off. The spin-off will be recorded at book value for accounting purposes since PSI is an ongoing business.

The board of directors approved the spin-off primarily due to the fact that it appears that investors will be better able to understand and value the PSI and HBS businesses in separate entities rather than being combined into one entity. The exercise and conversion price of outstanding stock warrants, options and convertible securities was adjusted to reflect the spin-off. The value of the PSI stock to be distributed was determined through an independent valuation of the PSI business. The spin-off is a taxable transaction for federal income tax purposes. As part of the transaction, the original PSI owners have received 15% and 32% of Avery and PSI, respectively, on a fully diluted basis. In addition, the former PSI shareholders have waived their right for Avery to repurchase 1,550,000 shares of their Avery stock and Avery has provided $4.0 million in working capital to PSI.

Of the capital stock distributed, Avery distributed 32% to the seven original stockholders of Primal at the time of Primal’s acquisition in redemption of 4,976,401 shares of the Company’s Series G voting preferred stock issued to these persons in connection with the Company’s acquisition of Primal. As part of the distribution, the exercise prices of Avery’s outstanding options and the conversion prices of Avery’s convertible securities were adjusted to reflect the distribution. As a result of such adjustments, on February 12, 2001, Avery had a total of 16,002,540 shares of common stock outstanding and reserved for issuance upon the exercise of options and the conversion of convertible securities. Accordingly, the conversion price of the Series G preferred stock was decreased from $1.00 to $0.895896, and the 2,150,493 shares of the Series G voting preferred stock held by the original Primal stockholders became convertible into an aggregate 2,400,381 shares of Avery’s common stock, or 15% of the total 16,002,540 shares of Avery’ common stock outstanding and reserved for issuance upon the exercise of options outstanding and the conversion of convertible securities outstanding on such date. As a result of the spin-off, the Company recorded a distribution of $7,441,948.

The financial information contained in these financial statements present PSI as a discontinued operation due to the spin-off.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

At February 12, 2001 and December 31, 2000 the net current assets (liabilities) and net long-term assets of PSI were as follows:

	February 12, 2001	December 31, 2000
Current assets
Cash	$847,307	$1,844,767
Trade accounts receivable	1,971,067	1,770,317
Other current assets	217,799	312,548

Total current assets	3,036,173	3,927,632

Current liabilities
Current portion of capital lease obligations	187,615	237,204
Current portion of notes payable	448,669	512,572
Trade accounts payable	221,321	403,872
Accrued liabilities	962,801	1,030,356
Deferred revenue	1,223,338	1,074,008

Total current liabilities	3,043,744	3,258,012

Net current assets of discontinued operations	$(7,571)	$669,620

Property and equipment
Computer equipment and software	$2,264,531	$2,257,142
Furniture and fixtures	115,943	115,943
Accumulated depreciation and amortization	(651,711)	(571,665)

Total property and equipment	1,728,763	1,801,420

Other assets and long-term liabilities
Goodwill, net	7,062,004	7,219,072
Capital lease obligations	(75,555)	(75,555)
Notes payable	(1,277,513)	(1,219,728)
Other, net	56,528	21,627

Total other assets, net	5,765,464	5,945,416

Net long-term assets of discontinued operations	$7,494,227	$7,746,836

The operating results of PSI for the year ended December 31, 2000 and the period from January 1, 2001 to February 12, 2001 (the date of the spin-off) are as follows:

	Period from January 1, 2001 to February 12, 2001	Year ended December 31, 2000
Operating revenues	$825,417	$9,515,805
Cost of revenues	(598,792)	(4,941,567)

Gross profit	226,625	4,574,238
Selling, general and administrative expenses	(1,221,729)	(9,509,826)

Loss from operations	(995,104)	(4,935,588)
Other Expense	(15,932)	(194,869)

Loss before income tax provision	(1,011,036)	(5,130,457)
Income tax benefit	345,000	1,429,970

Net loss	$(666,036)	$(3,700,487)

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

4. Investments in affiliates

During 2001 and 2000, the Company invested $1,995,000 ($1,500,000 in 2001 and $495,000 in 2000) in 1,995,000 preferred shares and $4,905 (in 2001) in 490,500 shares of common stock of a company for which Avery’s Chief Executive Officer is also the controlling shareholder and Chief Executive Officer. During 2001, the investment was written off as worthless when the entity ceased operations.

During 2001 and 2000, the Company also invested $30,100 ($11,100 in 2001 and $19,000 in 2000), to acquire 3,010,000 common shares in Qorus. Avery’s Chief Executive Officer is the controlling stockholder and a director of Qorus (See Note 17—Subsequent Events).

The Company’s investments in affiliates are carried at the lower of cost or fair market value.

5. Notes Receivable due from Related Parties

During prior years, the Company advanced $400,000 to an employee. This non-recourse loan was due December 9, 2001, bears interest at 9% payable monthly, and is secured by Avery and Primal common stock. The Company has fully reserved this loan to a former employee as uncollectible in 2001, based on the excess of the non-recourse loan amount over the collateral value.

During 2001, the Company also loaned $183,272 to employees to fund taxes due on the exercise of certain options. These non-recourse loans bear interest at 6.6%, are due in October 2002 and are secured by Avery and Primal stock. The Company has fully reserved this amount as uncollectible in 2001, based on the excess of the non-recourse loan amount over the collateral value.

During 2001, the Company also advanced $361,500 to a related entity in which it owns 1,995,000 preferred shares. This amount was written off as worthless during 2001 when the entity ceased operations.

During 2001 and 2000, the Company also advanced $4,064,000 ($2,164,000 in 2001 and $1,900,000 in 2000) to Qorus and Aelix a 100% owned subsidiary of Qorus. These notes were used as a portion of the consideration paid in connection with Avery’s purchase of net assets from Aelix. The notes bore interest varying from 10% to 12%.

In connection with the anticipated spin-off of Primal, the Company advanced certain former PSI stockholders $1,563,500. The notes are non-recourse, bear interest at 6.6% per annum and are due in August 2002. The Company intends to extend the due date of these notes and accordingly the notes are reflected as long-term in the accompanying December 31, 2001 balance sheet. The loans are secured by the Company’s 2,150,493 shares of Series G preferred stock, which are owned by the former PSI stockholders. During 2001, the Company established a reserve of $810,000 against those notes receivable, due to the excess of the amount due over the collateral value.

6. Short-Term Debt Obligations

In December 2001, the Company negotiated an advanced funding program facility and a working capital facility with a financial institution in the amounts of $3,000,000 and $6,000,000, respectively. Interest is payable monthly at the prime rate plus 3% (7.75% at December 31, 2001), and the principal, if any is outstanding, is due December 2004. At December 31, 2001 $2,607,705 was outstanding under the working capital facility. There were no amounts drawn on the advance funding facility at December 31, 2001. The facilities are secured by

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

substantially all the assets of HBS and ACI. Both agreements contain certain covenants that require the Company to maintain certain financial ratios related to cash collections and working capital as defined in the agreement, limit certain payments and transfers to affiliates and limit additional indebtedness. At December 31, 2001 the Company was in compliance with these covenants. The Company, its Chief Executive Officer and a major stockholder, which is an entity controlled by the Company’s Chief Executive Officer guarantee both agreements.

7. Notes Payable

Notes payable at December 31, 2001 and 2000 are as follows:

	2001	2000
Note payable to related party bearing interest at 8% per annum due quarterly, principal due December 31, 2006, unsecured	$680,681	$—

Note payable to related party bearing interest at 12% per annum, principal due December 10, 2002, convertible to common stock at a price of $1.25 per share at any time, unsecured. Principle at December 31, 2000 is $350,000 adjusted for a discount for warrants issued in connection with the note based on imputed interest rate of 20%. Refinanced during 2001	—	333,475

Note payable to third party bearing interest at 12% per annum, payable quarterly; principle and any unpaid interest originally due September 30, 1996, now due on demand	—	6,667

	680,681	340,142
Less current portion	—	6,667

Long-term portion	$680,681	$333,475

Principal amounts due on notes payable at December 31, are as follows:
2002	$—
2003	—
2004	—
2005	—
2006	680,681

Total	$680,681

8. Concentration of Credit Risk and Significant Customers

During 2001, one customer provided 47% of total revenue. The customer was within the local exchange carrier billing segment.

During 2000, two customers generated 71% of total revenue. Those two customers individually generated 48% and 23% of total revenue, and both were within the local exchange carrier billing segment.

At December 31, 2001, eight (8) customers represented approximately 58% of trade receivables and six (6) customers represented 92% of outstanding advanced payment receivables. At December 31, 2000, five (5) customers comprised approximately 91% of trade receivables and six (6) customers accounted for approximately 91% of outstanding advanced payment receivables. Credit risk with respect to trade accounts receivable generated through billing services is limited as the Company collects its fees through receipt of all its customers’

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

cash directly from LEC’s. The credit risk with respect to the purchase of accounts receivable is reduced as the Company only advances 50% to 75% of the gross accounts receivable purchased. Management evaluates accounts receivable balances on an on-going basis and provides allowances as necessary for amounts estimated to eventually become uncollectible. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheet.

Under its billing contracts with the LECs, the Company is obligated to pay refunds due customers to the LECs if they are assessed. Accordingly, to the extent that the Company is unable to recover refunds from its customers and to the extent that it is holding insufficient reserves of its customers to cover these refunds, the Company will be financially responsible for these refunds.

The Company is at risk to the extent that cash held at banks exceeds the Federal Deposit Insurance Corporation insured amounts. Cash in excess of these limits amounted to approximately $3,701,000 and $6,416,000 at December 31, 2001 and 2000, respectively. The Company minimizes this risk by placing its cash with high credit quality financial institutions.

9. Stockholders’ Equity (Deficit) and Redeemable Preferred Stock

The Company had the following series of preferred stock outstanding as of December 31, 2001 and 2000.

The preferred stock Series’ A, B, C, D and E contain a conditional mandatory redemption feature and at December 31, 2001 and 2000 are classified as redeemable preferred stock in the accompanying Balance Sheet. Beginning in 1998 and continuing from year to year thereafter, once audited stockholders’ equity increased by $7,000,000, as compared to the December 31, 1996 stockholders’ equity balance of $1,295,437, the Company would redeem the outstanding shares in each series on or before the first September 30 following that audited balance sheet date. Each series has a liquidation preference of $1.00 per share together with all unpaid dividends. Each series also includes a conversion feature. This feature provides for the preferred stockholder to convert their shares into common stock (after giving effect to the 1 for 8 stock split and the Primal spin-off) at a revised conversion price as follows: Series A and C $12.00 per share, Series B and E $4.80 per share, and Series D $9.60 per share. The preferred stock Series D contains additional mandatory redemption provisions that are enacted based upon the sale of HBS. Series A, B, C, D and E preferred stock are automatically convertible at the earlier of 1) a vote of 2/3 of the shares of the respective series outstanding, or 2) the closing of an initial public offering of at least $40 per share and at least $7,000,000 in aggregate proceeds.

The preferred stock Series F was participating and convertible. The participating feature entitled the holders to participate, on a “if converted” basis, in any and all dividends paid with respect to the common stock. The conversion feature associated with the Series F provided for the issuance of one share of common stock for every share of preferred Series F issued. The Series F preferred stock had a liquidation preference of $0.01 per share. In accordance with the terms of the Preliminary PSI Distribution Agreement, in August 2000, an additional 3,236,531 shares of Avery’s Series F preferred stock were issued to the former PSI stockholders. Immediately subsequent to the issuance of the 3,236,521 shares, the Company exchanged all of the outstanding shares (7,126,894) of the Company’s Series F preferred stock for 7,126,894 shares of the Company’s Series G preferred stock, pursuant to the Preliminary PSI Distribution Agreement.

The preferred stock Series G is identical to the Series F preferred stock except that (i) it will have one vote for each share of the Company’s common stock into which it is convertible as a single class, (ii) was not entitled to participate in the distribution rights by the Company of the shares of the PSI common stock to the Company’s

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

security holders and (iii) is not convertible into the Company’s common stock until the earlier of the date of the distribution or the termination of the Preliminary PSI Distribution Agreement at a conversion price of $7.17 (after giving effect to the 1 for 8 reverse stock split and the Primal spin-off).

The preferred stock series H and I are convertible and voting. The convertible feature entitles the holder to convert one share of common stock for each share of preferred. The voting feature entitles each holder to one vote for each whole share of common stock. Each share has a liquidation preference of $1.00 per share together with all unpaid dividends. Holders of Series H also have the right to elect one member to the Board of Directors of the Company

Dividends are payable, as and if declared by the Board of Directors, at an annual rate of $0.10 per share (Series A and D) and $0.12 per share (Series B, C, E, H and I), all payable quarterly. There is no dividend for either Series F or G.

The Company completed a 1 for 8 reverse stock split to stockholders of record on November 27, 2001. Accordingly, all prior year per share amounts and the weighted average number of shares outstanding during 2001 and 2000 have been adjusted on a retroactive basis to reflect the split.

10. Income Taxes

Income taxes for the years ended December 31, 2001 and 2000 consists of the following:

	2001	2000
Federal
Current	$735,226	$1,190,174
Deferred	(455,881)	(130,292)

Total	279,345	1,059,882

State
Current	6,747	314,547
Deferred	(69,147)	(61,184)

Total	(62,400)	253,363

Income tax expense (benefit)	$216,945	$1,313,245

A reconciliation of the federal income tax provision (benefit) based on the U.S. Corporate income tax rate of 34% for the years ended December 31, 2001 and 2000 is as follows:

	2001	2000
Income tax provision (benefit) at statutory rate	$(555,226)	$1,236,500
Net operation loss utilized	—	(57,460)
Change in deferred tax rate	—	—
Other	(70,429)	—
Change in valuation allowance	—	(199,195)
State income taxes	(62,400)	167,220
Adjustments to prior year current taxes	(205,000)	(218,736)
Dicontinued operations	345,000	—
Items permanently not deductible for Federal tax purposes	765,000	385,189

Income tax expense (benefit)	$216,945	$1,313,518

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

Deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows:

	2001	2000
Current deferred tax asset	$1,090,690	$565,562
Valuation allowance for current deferred tax asset	—	—

Net current deferred tax asset	$1,090,690	$565,562

The deferred tax asset at December 31, 2001 and 2000 was comprised of the following:

	2001	2000
Provision for doubtful accounts, notes receivable and other	$919,538	$436,381
Accrued bonus and vacation	185,185	118,089
Other, net	(14,033)	11,092

Total	$1,090,690	$5,565,562

The current deferred tax asset results primarily from differences in contingency and valuation reserves for financial and federal income tax reporting purposes and other amounts not currently deductible for Federal income tax reporting purposes. The Company assesses realizability of deferred tax assets based upon the likelihood of earning taxable income in future periods. A majority of the Company’s deferred tax assets relate to items deducted for financial reporting purposes currently but deductible for tax reporting purposes in future periods. The Company believes that it will generate taxable income during the year ending December 31, 2002. The ability of the Company to earn taxable income in future periods is dependent upon a variety of factors, including stability of the business environment, continuity of customers, control of expenses and absence of special items arising outside the ordinary course of business.

11. Related Party Transactions

In December 1997, the Company entered into a five-year $350,000 note payable with a company for which its Chief Executive Officer is also a member of the board. The note bore interest at 12%, was convertible to common stock and contained warrants for 175,000 shares of common stock at $1.50 exercise price. The outstanding note balance at December 31, 2000 was $333,475 and the note was exchanged on December 21, 2001, along with other consideration, for a new $680,681 note. The new note is a five-year $680,681 note payable with a company for which its Chief Executive Officer is also a member of Avery’s board. The note bears interest at 8% and is unsecured. The outstanding note balance at December 31, 2001 is $680,681. The note was issued in exchange for the $350,000 note issued in 1997, 54,396 shares of Avery common stock and cancellation of warrants to purchase 5,000 shares of Avery common stock. The estimated amount paid in excess of the fair value of the shares and warrants of $288,299 was capitalized as financing fees.

During December 1998, the Company advanced $400,000 to an HBS employee at 9% interest. During 2001, the Company reserved 100% of the receivable due from the former employee as uncollectible, based on the excess of the amount due under the non-recourse loan over the collateral value.

In December 1998, Avery’s Board of Directors authorized Avery to repurchase any or all of its outstanding warrants for a price of $1.00 per underlying share. In December 1998, Avery repurchased warrants held by an entity controlled by its Chief Executive Officer to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. The $100,000 amount was recorded as compensation in 1998. During 1999, an additional 621,736 warrants and options with $1.50 exercise prices were repurchased from entities controlled by the

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

Company’s Chief Executive Officer for a price of $1.00 per underlying share. During 1999, $300,000 was recorded as compensation, with $321,736 being expensed as financing fees.

At the close of business on September 30, 1999, the Company purchased Primal Systems, Inc. Mark Nielsen, who was then President and Chief Executive Officer of the Company, was also Chairman of the Board and a significant shareholder of Primal Systems at the time of the purchase. Primal was spun-off to the Company’s shareholders in February 2001.

In October 2000, the Company authorized the exercise of all outstanding options and warrants at $0.50 per underlying share. At the same time, the Company offered to finance the exercise of the options and certain warrants with notes receivable, due in 2002 at 6.6% per annum. As a result of that offer, 764,754 shares of the Company stock were acquired for cash of $387,000 and 1,674,041 shares were acquired by loans from the Company totaling $1,092,000 (which includes $685,118 to officers and directors). The subscriptions receivable amount is presented as a contra to equity in the accompanying financial statements.

The Company invested $1,995,000 to purchase 1,995,000 preferred shares and $4,905 to purchase 490,500 shares of common stock of a company for which Avery’s Chief Executive Officer is also the controlling shareholder and Chief Executive Officer. During 2001, the investment was written off as worthless after the entity ceased operations.

The Company also invested $30,100 to acquire 3,010,000 common shares in Qorus, an entity in which Avery’s Chief Executive Officer is the controlling stockholder and director. These shares were returned to Qorus in March 2002 (See Note 17—Subsequent Events).

The Company also advanced $4,064,000 to Qorus and Aelix, a wholly owned subsidiary of Qorus. These notes were used as consideration in connection with Avery’s purchase of net assets from Aelix.

12. Stock Options and Warrants

In November 2001, the Company approved a 1 for 8 reverse stock split which became effective December 13, 2001. For the purposes of the financial statements, all outstanding options at January 1, 2001 and all options transactions during 2001 have been re-computed and re-priced in accordance with the reverse stock split.

Effective September 17, 1999, the Board of Directors approved a qualified employee stock option plan for the Company (the “Plan”). Under the Plan, the Company may grant options for up to 1.5 million shares of common stock. The exercise price of each option may not be less than the fair market value of common stock at the date of grant, without approval of the Board of Directors. Options are exercisable according to the terms set out in the option agreement, not to exceed 10 years. At December 31, 2001 and 2000, there were a total of 4,664 and 53,000 (pre-reverse split) options outstanding under the Plan, respectively.

In addition, the Company has issued stock options outside of the Plan to employees, directors and others as compensation for services provided to the Company as well as options that are non-compensatory in nature. During 2001, the Company issued 158,750 options as compensation to employees and directors. All options issued during 2001 were issued with exercise prices equal to or greater than market value. In connection with options issued to employees during 2000, a number of which had exercise prices below market value and other options previously issued that were re-priced, the Company has recorded $848,288 of compensation expense in 2000. The reduction in exercise price was contingent upon the exercise of the underlying option. In connection

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

with options issued to service providers as compensation, the Company has recognized $0 and $239,819 of professional service costs in 2001 and 2000, respectively, estimated using the Black-Scholes pricing model.

A summary of changes in the Company’s compensatory and non-compensatory options follows:

	Compensatory		Non Compensatory		Combined
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options
Outstanding at 12/31/99	3,242,777		1,055,150		4,297,927
Granted	665,500	$1.81	29,167	$1.50	694,667
Purchase of option	—	—	—	—	—
Exercised	(1,770,955)	$1.48	(821,008)	$1.26	(2,591,963)
Forfeited	(369,332)	$1.56	(50,000)	$3.00	(419,332)

Outstanding at 12/31/00	1,767,990		213,309		1,981,299

Restated for reverse stock split	221,009		26,669		247,678
Granted	158,750	$0.71	5,105	$12.00	163,855
Purchase of option			(5,105)	$12.00	(5,105)
Exercised					—
Forfeited	(167,595)	$15.48	(16,325)	$12.00	(183,920)

Outstanding at 12/31/01	212,164		10,344		222,508

The following table summarizes information about compensatory options outstanding at December 31, 2001:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercise Price
$0.71	158,750	9.92 years	$0.71	158,750	$0.71
$12–$21.50	53,414	.87 years	$14.56	53,414	14.56

The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB25”), in accounting for its compensatory options and has valued options issued below market value, according to their intrinsic value. Had employee compensation cost for the Company’s stock options been determined consistent with FASB statement No. 123, “Accounting for Stock Based Compensation”, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	Years ended December 31,
	2001	2000
Net income (loss)
As reported	$(2,515,999)	$(1,377,238)
Pro forma	(2,628,708)	$(1,704,774)
Net income (loss) per share
As reported
Basic	$(2.33)	$(1.44)
Diluted	$(2.33)	$(0.72)
Pro forma
Basic	$(2.42)	$(1.72)
Diluted	$(2.42)	$(.97)

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for grants in 2001; dividend yield at 0%, expected volatility at 176% risk free interest rate of 5.5%, and an expected life of 10 years. The following assumptions were used for grants in 2000; dividend yield of 0%, expected volatility of 119%, risk free interest rate of 6.5%, and an expected life of 1–5 years.

The weighted average fair value per share of compensatory options using the Black-Scholes pricing model issued during 2001 and 2000 was $0.71 and $0.58, respectively.

13. 401(k) Plan

The Company initiated a 401(k) Plan (“Plan”) which covers substantially all of Avery’s and HBS’s employees. Employees can contribute up to $10,500 for 2001 and 2000. Avery matches contributions to the Plan at $0.50 per dollar up to 4% of employee’s compensation and may make additional discretionary contributions. During 2001 and 2000, $18,939 and $28,582, respectively was contributed to the Plan for the benefit of the Company’s employees.

14.    Commitments and Contingencies

The Company has entered into various non-cancelable operating leases related to office space. At December 31, 2001, future minimum lease payments required under the operating leases are as follows:
Year ended December 31,
2002	$593,978
2003	495,709
2004	387,248
2005	225,894

Total minimum lease payments	$1,702,829

Rent expense for the years ended December 31, 2001 and 2000 amounted to $329,855 and $108,462, respectively.

The Company is obligated to pay minimum usage charges over the lifetime of most LEC billing contracts. Each contract has a minimum usage amount that relates to its customers’ sales volume to be processed through the LEC. The Company does not expect to incur any losses with respect to these minimum usage requirements. The remaining minimum usage for significant contracts at December 31, 2001 is as follows:

	Amount	Expires
Contract 1	$540,000	January 13, 2005
Contract 2	500,000	January 31, 2004
Contract 3	480,000	January 13, 2005
Contract 4	432,000	January 13, 2005
Contract 5	360,000	December 31, 2004
Others	1,964,633	2002–2005

	$4,276,633

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

The Company’s guarantee of Primal’s Billing Solutions’, note payable (see note 3), which had an unpaid balance of $1,722,418 as of December 31, 2001, was unaffected by the Company’s distribution of Primal’s common stock to its security holders.

The Company files consolidated sales and excise tax returns on behalf of its customers for the various municipal, state and Federal jurisdictions in which its customers do business. The Company relies on monthly tax reports it receives from the LECs in reporting and remitting such taxes. The Company’s customers are contractually obligated to reimburse the Company for any disputes with taxing authorities that may arise from filing the sales and excise tax returns on behalf of their customers. The Company is contingently liable for any such disputes or assessments if its customers are unable or unwilling to honor the contract provisions. There were no such disputes at December 31, 2001. The Company is also contingently liable for charge backs from the LECs, to the extent such charge backs exceed customers’ reserves for such charge backs. This contingent liability is increased when the Company discontinues business with a particular customer.

On March 9, 2001, our largest customer, which accounted for 55% of the Company’s call records processed in 2001, filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in connection with the reorganization of its parent company. As of March 15, 2002, the filing has had no material adverse effect on HBS Billing Services’ business relationship with this customer, and, based upon conversations between the management of the two companies, the Company does not presently anticipate that this filing will materially adversely affect the relationship with this customer in the immediate future.

From time to time, we are a party to what we believe is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, we are is not aware of any current or pending litigation or proceedings that would have a material adverse effect on our business, results of operations or financial condition.

15.    Subscription Notes Receivables

The Company has notes receivable to certain option and warrant holders totaling $1,078,000 and $1,092,000 as of December 31, 2001 and 2000, respectively, in connection with the exercise of their options and warrants. The non-recourse notes receivable are secured by the Company’s common stock, bear interest at 6.6% per annum and are due in October 2002. The notes have been offset against stockholders equity (deficit) in the accompanying balance sheet.

16.    Segments

The local exchange carrier billing segment represents the third-party billing clearinghouses for the telecommunications industry. These third party clearinghouses process telephone call records and other transactions and submit them to local telephone companies for inclusion in their monthly bills to end-users. The intelligent message communication services segment, which was acquired in 2001, represents the intelligent message communications services to enterprises, notably in the travel, hospitality and trucking sectors.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001—(Continued)

A summary of the segments’ operating income (loss) and other information as of and for the year ended December 31, 2001 follows:

	Year Ended December 31, 2001
	Local Exchange Carrier Billing	Intelligent Message Communications	Corporate Administration	Consolidated
Revenue	$41,846,978	$68,553	$—	$41,915,531
Depreciation and amortization	(843,850)	(25,334)	—	(869,184)
Segment profit (loss)	3,188,560	(75,701)	(4,962,822)	(1,849,963)
Interest revenue	343,278			343,278
Interest expense			68,812	68,812
Income tax expense (benefit)	1,084,110	(25,738)	(1,275,317)	(216,945)
Non-cash expenses, other than depreciation and amortization	(48,000)	—	(3,755,477)	(3,803,477)
Segment assets	30,328,656	4,400,162	2,411,705	37,140,523
Capital expenditures by segment	56,507	144,204	—	200,711

All revenues were generated from external customers.

There was only one segment in 2000. Approximately $2,000,000 of Avery’s corporate office and expenses have been allocated to the local exchange carrier billing segment based on services it performed for the local exchange carrier billing segment.

17.    Subsequent Event

In connection with our purchase of assets from Qorus in November 2001, the Company agreed to pay to Qorus an amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, the parties agreed to eliminate this royalty obligation in exchange for a cash payment in the amount of $100,000, the return of all common shares of Qorus held by Avery or its subsidiaries and the cancellation of all unexercised options to purchase common shares of Qorus held by Avery or its subsidiaries which at December 31, 2001 is stated in the Company’s financial statements at $30,100.

18.    Restatement of Prior Period Financial Statements

During the third quarter of 2002, the Company determined, with OAN’s cooperation, that an error was made in the computation of the purchase price for net assets purchased. It was determined that the liability assumed by the Company for amounts withheld from customers to cover future obligations of the customers as of the closing date of the purchase was actually $3.7 million, rather than the $0.7 million calculated at the time of closing. The Company additionally adjusted post-acquisition bad debt reserves of the acquired business for other transactions which were incorrectly reflected within the Company’s previously issued financial statements. Accordingly, the Company has increased its reserves held against customers and increased its receivable from OAN. Such adjustments are reflected in the accompanying restated balance sheet as of December 31, 2001 and the restated statement of cash flows for the year ended December 31, 2001. The restated figures supersede the information within the Company’s Annual Report on Forms 10-KSB and 10-KSB/A for the year ended December 31, 2001. The adjustments affect only the balance sheet and statement of cash flows. There was no impact to the Company’s statement of operations.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
Avery Communications, Inc.

We have audited the accompanying consolidated balance sheets of Avery Communications, Inc., and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Primal Solutions, Inc., a consolidated subsidiary, which statements reflect total assets of $12,985,492 and $9,674,468 as of December 31, 2000 and 1999, and total revenue of $9,515,805 for the year ended December 31, 2000 and $4,547,703 for the three months ended December 31, 1999. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Primal Solutions, Inc. is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our report and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avery Communications, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/    KING GRIFFIN & ADAMSON P.C.

March 9, 2001
Dallas, Texas

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$6,719,888	$5,744,069
Trade accounts receivable, net of allowance for doubtful accounts of $242,901 and $188,901, respectively	1,414,249	813,589
Advance payment receivables	1,797,634	6,810,249
Other receivables	210,227	681,526
Deferred tax asset	565,562	374,086
Other	29,661	27,527
Net current assets of discontinued operations	669,620	285,029

Total current assets	11,406,841	14,736,075

Property and equipment:
Computer equipment and software	1,282,988	1,063,674
Furniture and fixtures	322,023	334,944
Accumulated depreciation and amortization	(784,168)	(506,535)

Total property and equipment, net	820,843	892,083

Other assets:
Goodwill, net of accumulated amortization of $1,001,725 and $732,869, respectively	2,753,892	3,022,748
Investments	1,519,000	—
Net long-term assets of discontinued operations	7,746,836	4,443,827
Deposits	2,759,604	185,514
Purchased contracts, net of accumulated amortization of $328,225 and $276,208, respectively	26,038	70,555
Notes receivable due from related parties	4,046,772	400,000
Other	1,819	17,649

Total other assets	18,853,961	8,140,293

Total assets	$31,081,645	$23,768,451

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

	December 31,
	2000	1999
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current notes payable	$6,667	$6,667
Trade accounts payable	4,117,671	4,369,562
Accrued liabilities	3,323,874	2,576,753
Income taxes payable	314,547	255,673
Deposits and other payables related to customers	14,033,186	10,908,168

Total current liabilities	21,795,945	18,116,823

Long-term notes payable due to related parties	333,475	325,195

Redeemable preferred stock Series A through E (see descriptions below and Note 8)	2,671,667	—

Commitments and contingencies (Note 3)

Stockholders’ equity:
Preferred stock (20,000,000 shares authorized):
Series A; $0.01 par value, 391,667 and 400,000 shares authorized, issued and outstanding at December 31, 2000 and 1999, respectively (liquidation preference of $391,667 and $400,000 at December 31, 2000 and 1999, respectively)	—	4,000
Series B; $0.01 par value, 390,000 shares authorized, issued and outstanding at December 31, 2000 and 1999, respectively (liquidation preference of $390,000)	—	3,900
Series C; $0.01 par value, 40,000 and 70,000 shares authorized, issued and outstanding at December 31, 2000 and 1999, respectively (liquidation preference of $40,000 and $70,000 at December 31, 1999 and 2000, respectively)	—	700
Series D; $0.01 par value, 1,500,000 authorized, issued and outstanding at December 31, 2000 and 1999 (liquidation preference of $1,500,000)	—	15,000
Series E; $0.01 par value, 350,000 authorized, issued and outstanding at December 31, 2000 and 1999 (liquidation preference of $350,000)	—	3,500
Series F; $0.01 par value, 0 and 3,890,373 shares authorized, issued and outstanding at December 31, 2000 and 1999, respectively (liquidation preference of $0 and $38,904 at December 31, 2000 and 1999, respectively)	—	38,904
Series G; $0.01 par value, 7,126,894 and 0 shares authorized, issued and outstanding at December 31, 2000 and 1999, respectively (liquidation preference of $71,269 and $0 at December 31, 2000 and 1999, respectively)	71,269	—
Common stock, $0.01 par value, 20,000,000 shares authorized, 12,461,230 and 9,803,949 shares issued at December 31, 2000 and 1999, respectively	124,613	98,039
Additional paid-in capital	15,752,226	12,306,164
Accumulated deficit	(6,539,013)	(5,161,775)
Treasury stock, 1,215,216 and 1,176,916 shares at December 31, 2000 and 1999, respectively, at cost	(2,036,801)	(1,981,999)
Subscription notes receivable	(1,091,736)	—

Total stockholders' equity	6,280,558	5,326,433

Total liabilities and stockholders' equity	$31,081,645	$23,768,451

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2000	1999
Revenues	$36,475,177	$23,702,748
Cost of revenues	(25,783,816)	(17,385,337)

Gross profit	10,691,361	6,317,411

Selling, general and administrative expenses	(7,496,469)	(5,330,244)
Charge in connection with terminated customers	—	226,219
Advance funding program income	257,737	609,950
Advance funding program costs	(131,082)	(268,656)

Total	(7,369,814)	(4,762,731)

Operating income	3,321,547	1,554,680

Other income (expense):
Interest expense	(133,120)	(292,258)
Financing fees and debt issuance costs	—	(321,736)
Other, net	448,340	129,045

Total other income (expense), net	315,220	(484,949)

Income from continuing operations before income taxes	3,636,767	1,069,731
Income tax (expense) benefit	(1,313,518)	648,573

Income from continuing operations	2,323,249	1,718,304
Income (loss) from discontinued operations, net of income tax benefit (expense) of $1,429,970 and ($667,809) respectively	(3,700,487)	958,759

Net income (loss)	$(1,377,238)	$2,677,063

Per share data:
Basic net income (loss) per share:
Continuing operations	$0.22	$0.17
Discontinued operations	(0.40)	0.11

Net income (loss)	$(0.18)	$0.28

Diluted net income (loss) per share:
Continuing operations	$0.14	$0.14
Discontinued operations	(0.23)	0.09

Net income (loss)	$(0.09)	$0.23

Weighted average number of common shares:
Basic common shares	9,281,128	8,643,526

Diluted common shares	16,352,656	10,617,821

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Notes Receivable	Treasury Stock		Accumulated Deficit	Total
	Shares	Amount	Shares	Amount			Shares	Amount
Balance at December 31, 1998	2,710,000	$27,100	9,803,949	$98,039	$8,417,991	$—	1,130,250	$(1,866,367)	$(7,838,840)	$(1,162,077)
Purchase of common shares for the treasury	—	—	—	—	—	—	46,666	(115,632)	—	(115,632)
Payment of preferred stock dividend	—	—	—	—	(468,300)	—	—	—	—	(468,300)
Purchase of Primal Systems, Inc	3,890,373	38,904	—	—	3,365,173	—	—	—	—	3,404,077
Release of HBS escrow shares— employment agreements	—	—	—	—	991,300	—	—	—	—	991,300
Net income	—	—	—	—	—	—	—	—	2,677,065	2,677,065

Balance at December 31, 1999	6,600,373	66,004	9,803,949	98,039	12,306,164	—	1,176,916	(1,981,999)	(5,161,775)	5,326,433
Reclassification of preferred stock series A, B, C, D, E to redeemable preferred stock	(2,671,667)	(26,717)	—	—	(2,644,950)	—	—	—	—	(2,671,667)
Payment of preferred stock dividend	—	—	—	—	(284,892)	—	—	—	—	(284,892)
Issuance of shares for cash in connection with exercise of warrants	—	—	917,907	9,180	511,687	—	—	—	—	520,867
Issuance of shares in connection with exercise of warrants and options for notes receivable including compensation cost of $848,288	—	—	1,674,041	16,741	1,923,283	(1,091,736)	—	—	—	848,288
Partial conversion of preferred stock to common stock	(38,333)	(383)	15,333	153	230	—	—	—	—	—
Release of HBS escrow shares—earn-out agreement	—	—	—	—	90,000	—	—	—	—	90,000
Issuance of warrants for services	—	—	—	—	239,819	—	—	—	—	239,819
Issuance of shares for services	—	—	50,000	500	68,250	—	—	—	—	68,750
Treasury stock received in settlement	—	—	—	—	—	—	38,300	(54,802)	—	(54,802)
Preferred stock issued in connection with Primal Systems, Inc. settlement and related anticipated spin-off	3,236,521	32,365	—	—	3,542,635	—	—	—	—	3,575,000
Net loss	—	—	—	—	—	—	—	—	(1,377,238)	(1,377,238)

Balance at December 31, 2000	7,126,894	$71,269	12,461,230	$124,613	$15,752,226	$(1,091,736)	1,215,216	$(2,036,801)	$(6,539,013)	$6,280,558

The accompanying notes are an integral part of this consolidated financial statement.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2000	1999
Cash flows from operating activities:
Net income (loss)	$(1,377,238)	$2,677,065
(Income) loss from discontinued operations	3,700,487	(958,759)
Adjustments to reconcile net income (loss) to net cash provided by operating activities from continuing operations:
Bad debt expense	54,000	188,901
Charge in connection with terminated customers	—	(226,219)
Amortization of loan discounts	8,280	8,280
Deferred tax benefit	(191,476)	(374,086)
Depreciation and amortization	598,506	550,546
Compensation in connection with exercise of options	848,288	—
Warrants issued in connection with services performed	239,819	—
Compensation and services paid in stock	158,750	693,400
Treasury stock received in settlement	(54,802)	—
Change in operating assets and liabilities:
Trade accounts receivable	(654,660)	88,182
Advance payment receivables	5,012,615	5,082,897
Other current assets	469,165	(210,476)
Deposits	(2,574,090)	1,384,765
Trade accounts payable and accrued liabilities	495,230	670,427
Income taxes payable	58,874	255,673
Deposits and other payables related to customers	3,125,018	1,598,688
Other assets	15,830	177,201

Net cash provided by continuing operations	9,932,596	11,606,485
Net cash used in discontinued operations	(3,813,087)	(366,020)

Net cash provided by operations	6,119,509	11,240,465

Cash flows from investing activities:
Purchase of contracts	(7,500)	(60,000)
Purchase of property and equipment	(206,393)	(174,188)
Purchase of investments	(1,519,000)	—
Amounts loaned for notes receivable	(3,646,772)	—

Net cash used in investing activities	(5,379,665)	(234,188)

Cash flows from financing activities:
Proceeds from notes payable	—	160,000
Principal payments on notes payable— line of credit, net	—	(5,924,749)
Payment of preferred stock dividends	(284,892)	(468,300)
Issuance of shares of common stock for cash	520,867	—
Cash paid for treasury stock	—	(115,632)

Net cash provided by (used in) financing activities	235,975	(6,348,681)

Increase in cash	975,819	4,657,596
Cash and cash equivalents at beginning of year	5,744,069	1,086,473

Cash and cash equivalents at end of year	$6,719,888	$5,744,069

Supplemental disclosures:
Interest paid	$138,508	$372,360

Income taxes paid	$174,588	$—

Schedule of non-cash financing and investing transactions:
Preferred stock issued in acquisition of Primal	$—	$3,404,076

Net liabilities assumed in acquisition of Primal	$—	$971,300

Release of HBS escrow shares-employment and earn— out-agreements	$90,000	$991,300

Issuance of common stock for services	$68,750	$—

Issuance of notes receivable for common stock	$1,091,736	$—

Issuance of preferred stock in connection with Primal Systems, Inc. settlement and related anticipated spin-off	$3,575,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

1.    General and Summary of Significant Accounting Principles

Business Activity

Avery Communications, Inc. (“Avery”), a Delaware corporation, provides services through its operating subsidiaries, Hold Billing Services Company (“HBS”), Primal Solutions, Inc. (“PSI”) and Wireless Billing Solutions (100% owned by PSI), doing business as Primal Billing Solutions (“Primal Billing Solutions”). Avery Communications, Inc. and its subsidiaries are collectively referred to as the “Company.”

Avery acquired PSI effective after the close of business on September 30, 1999 in a purchase transaction, and its operations are included in the accompanying financial statements from October 1, 1999. On August 1, 2000, the board of directors approved the spin-off of PSI. The spin-off of PSI was effective on February 12, 2001. Accordingly, the operations of PSI have been reflected as discontinued operations in the accompanying financial statements for all periods presented. Through PSI and its subsidiary, Primal Billing Solutions, the Company provides computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms. PSI also designs, develops and supports an integrated suite of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry primarily utilizing decision support software and Internet technologies.

HBS provides billing and collection clearinghouse services to its telecommunications customers. Billing and collection services are performed by Local Exchange Carriers (“LEC's”) which HBS administers pursuant to long-term contracts. HBS currently operates under contracts with all regional bell operating companies and various other independents. The contracts give HBS the capability of billing in 49 states and the District of Columbia.

Consolidation

The accompanying consolidated financial statements include the accounts of Avery and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Statement of Cash Flows

For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the assets’ estimated useful life of five to seven years. Depreciation of property and equipment from continuing operations for the years ended December 31, 2000 and 1999 was $294,633 and $256,372, respectively. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, Accounting for the Impairment of Long-Lived

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets are reviewed when events or changes in circumstances indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the years ended December 31, 2000 or 1999.

Goodwill

Goodwill results from the difference between the purchase price paid and liabilities assumed by Avery over the estimated fair market value of assets of HBS and subsequent increases to goodwill resulting from earn out payments. Initial goodwill is being amortized using the straight-line method over 15 years with additional goodwill from earn out payments being amortized over the remaining goodwill life. On an on-going basis, management reviews recoverability and the valuation and amortization of goodwill. As a part of this review, the Company considers the undiscounted projected future net cash flows in evaluating the goodwill. If the undiscounted future net cash flows were less than the stated value, goodwill would be written down to fair value.

Amortization of goodwill from continuing operations for the years ended December 31, 2000 and 1999 was $251,856 and $226,140, respectively.

Investments

Investments consist of an investment in preferred stock of $1,500,000 and an investment in common stock of $19,000. These investments are recorded at the lower of cost or fair value.

Purchased Contracts

The direct costs of acquiring billing and collection contracts with LEC's are capitalized and amortized straight-line over the contract life, generally three to five years. Amortization of LEC contracts from continuing operations for the years ended December 31, 2000 and 1999 was $52,017 and $67,478, respectively.

Income Taxes

The Company utilizes the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Revenue Recognition

Continuing Operations:

Revenue and Cost Recognition, Billing Services, and Advance Funding Programs

Billing Services—The Company recognizes billing services revenue when its customers’ records are accepted by the LEC for billing and collection. Bills are generated by the LEC’s and the collected funds are remitted to the Company, which in turn remits these funds, net of fees and reserves, to its billing customers. These reserves represent cash withheld from customers to satisfy future obligations on behalf of the customer. The obligations consist of local exchange carrier billing fees, bad debts, and sales and excise taxes. The Company records trade accounts receivable and service revenue for fees charged for its billing services. When

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

the Company collects the customers’ receivables from the LEC’s, the Company's trade receivables are reduced by the amount corresponding to the Company’s processing fees. The remaining funds are recorded as amounts due to customers and included in Deposits and other payables related to customers in the accompanying balance sheets. The Company also retains a reserve from its customers’ settlement proceeds, calculated to cover accounts that the LEC’s are unable to collect, including LEC billing fees and sales taxes, and are included in Deposits and other payables related to customers in the accompanying balance sheets.

Advance Funding Programs—The Company offers participation in advance funding to qualifying customers through its advance payment program. Under the terms of the agreements, the Company purchases the customer’s accounts receivable for an amount equal to the face amount of the billing records submitted to the LEC by the Company, less various items including costs and expenses on previous billing records, financing fees, LEC charges, rejects and other similar items. The Company advances 50% to 75% of the purchased amount. The purchased accounts receivable are recorded at the gross amount (as Advance payment receivables). The amount due to the customer (included in Deposits and other payables related to customers in the accompanying balance sheets) is recorded as the purchased accounts receivable less amounts advanced, adjusted for various other reserve items. Financing charges are assessed until the Company recoups its initial payment.

Discontinued Operations:

Software Licenses, Services and Post-Contract Customer Support

Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of AICPA Statement of Position 97-2, as amended, are met. If the requirements of AICPA Statement of Position 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenues from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

Software Programming and Customization Services

Revenues are recognized as services are performed under the agreements.

Debt Issuance Costs

Financial advisory, accounting, legal and other expenses associated with the debt are amortized by the straight-line method over the term of the loans.

Stock Based Compensation

The Company measures compensation cost for its stock based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. The difference, if any, between the fair value of the stock on the date of grant over the amount received for the stock is expensed over the related vesting period. Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) requires companies electing to continue to use APB 25 to account for its stock-based compensation plan to make pro forma disclosures of net income (loss) and earnings (loss) per share as if SFAS 123 had been applied.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing the net income (loss), increased (decreased) by preferred stock dividends of $283,783 and $287,200 for the years ended December 31, 2000 and 1999, respectively, by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the net income (loss) per common share was $0.03 per weighted average common share outstanding for both the years ended December 31, 2000 and 1999. Diluted earnings per share include the effect of all dilutive options and warrants and instruments convertible into common stock. During the years ended December 31, 2000 and 1999, the effect of outstanding warrants and options and convertible securities on the computation of net income (loss) per share was dilutive and, therefore, was included in the computation of diluted weighted average shares.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Fair Value of Financial Instruments

The recorded amounts of financial assets and liabilities at December 31, 2000 and 1999 approximate fair value based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

2.    Discontinued Operations

The Corsair Transaction

In February 1999, Corsair Communications, Inc. (“Corsair”) and its wholly owned subsidiary, Subscriber Computing, Inc., (“Subscriber”) sold substantially all of the assets relating to Subscriber’s Communication Resource Manager billing system and Intelligent Message Router to Primal Billing Solutions, a wholly owned subsidiary of Primal Systems, Inc. Primal Systems, Inc. changed its name to Primal Solutions, Inc. concurrent with its acquisition by Avery after the close of business on September 30, 1999. As consideration for Primal Billing Solutions entering into the Corsair transaction, Corsair paid $1,000,000 cash to Primal Billing Solutions. Corsair also agreed to loan Primal Billing Solutions the difference between the assets and liabilities acquired by Primal Billing Solutions, plus $200,000 cash. The terms of the note were 10% annual interest, five-year amortization, and payment in full required in May 2001. Avery guaranteed the obligations of Primal Billing Solutions, including the note payable to Corsair in the amount of $2,238,242. The Corsair transaction was entered into in contemplation of Avery’s acquisition of Primal Systems, Inc. discussed below. Primal Billing Solutions recorded the acquisition under the purchase method of accounting, acquiring assets at fair value of $4,581,889 and assuming liabilities of $2,343,647 in addition to the note payable to Corsair. There was no goodwill recorded in connection with this transaction.

In January 2001, Primal amended the terms of and refinanced the Corsair note payable originally due in May 2001. Also, certain other liabilities due to Corsair totaling $50,528 were added to the principal balance of the amended note. The interest rate of the amended note will increase to 16% starting in May 2001 and the note is payable in approximately 36 monthly installments, beginning January 2001, and matures May 2004.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

The Primal Acquisition

In March 1999, Avery entered into a merger agreement with Primal Systems, Inc. and certain shareholders of Primal Systems, Inc. Pursuant to this agreement, Primal Systems, Inc. was purchased effective after the close of business on September 30, 1999. At the time of the merger, Avery issued 3,890,373 shares of Avery’s convertible preferred stock in exchange for all of the issued and outstanding shares of Primal Systems, Inc. Of this amount, 1,945,188 shares was held in escrow, to be issued to Primal Systems, Inc.’s shareholders based upon the operating performance of Primal Systems, Inc. from August 1, 1999 through July 31, 2000. Upon meeting certain operating performance thresholds by Primal Systems, Inc. during this period, the Primal Systems, Inc. shareholders may have received up to a maximum of 4,000,000 additional shares of Avery convertible preferred stock as additional consideration for the merger. In addition, upon Primal Systems, Inc.'s satisfaction of certain operating performance levels during this period, certain shareholders of Primal Systems, Inc. would have had the right in September through October, 2000 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of Avery preferred stock received in the merger for the purchase price of $2.50 per share.

The transaction was accounted for using the purchase method of accounting with revenues and expenses of Primal Systems, Inc. being included in the Company's operations from the acquisition date. The stock issued in the merger was valued at $3,404,076 using the closing price of Avery’s common stock on the acquisition date plus other acquisition costs of $356,845. The Company acquired assets at fair value of $4,421,356 and assumed liabilities of $5,393,230. The Company recorded goodwill of $4,732,795 in connection with this transaction, which includes the expenses incurred to consummate the transaction.

In August 2000, in accordance with the terms of the Preliminary PSI Distribution Agreement, the Company issued an additional 3,236,521 shares of Avery's Series F preferred, which resulted in an additional $3,575,000 of goodwill.

Mark J. Nielsen, the Company's former President and Chief Executive Officer, was the Chairman of the Board and a significant shareholder of Primal Systems, Inc. at the time of its acquisition by the Company.

The Primal Spin-off

On August 1, 2000, the Board of Directors of Avery approved the spin-off of PSI. The decision revised its plan announced February 29, 2000 to spin-off HBS, its local exchange carrier billing clearinghouse business. The decision to spin-off PSI instead of HBS was motivated primarily by the expectation that Avery shareholders would pay less in taxes under a spin-off of PSI than would have been the case with a spin-off of HBS. Prior filed annual financial statements reflect HBS as discontinued operations.

Under the terms of the spin-off agreement with PSI, which became effective February 12, 2001, each common shareholder of the Company on the payment date of the spin-off received one share of Primal common stock for each share of the Company's common stock held on that date. In addition, owners of shares of Avery's Series A, B, C, D or E convertible preferred stock received Primal common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the payment date of the spin- off. The spin-off will be recorded at book value for accounting purposes since PSI is an ongoing business.

The board of directors approved the spin-off primarily due to the fact that it appears that investors will be better able to understand and value the PSI and HBS businesses in separate entities rather than being combined into one entity. The exercise and conversion price of outstanding stock warrants, options and convertible securities was adjusted to reflect the spin-off. The valuation of the PSI stock to be distributed was determined

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

through an appraisal of the PSI business. The spin-off is a taxable transaction for federal income tax purposes. As part of the transaction, the original PSI owners have received 15% and 32% of Avery and PSI, respectively, on a fully diluted basis. In addition, the former PSI shareholders have waived their right for Avery to repurchase 1,550,000 shares of their Avery stock and Avery has provided $4.0 million in working capital to PSI.

The financial information contained in these financial statements present PSI as a discontinued operation due to the spin-off. Accordingly, the amounts in the statements of operations through the provision for income taxes are HBS’s plus expenses of Avery.

At December 31, 2000 and 1999 the net current assets (liabilities) and net long-term assets of PSI were as follows:

	December 31,
	2000	1999
Current assets
Cash	$1,844,767	$1,710,996
Trade accounts receivable	1,770,317	993,406
Other current assets	312,548	366,088

Total current assets	3,927,632	3,070,490

Current liabilities
Current portion of capital lease obligations	237,204	89,577
Current portion of notes payable	512,572	473,252
Trade accounts payable	403,872	346,932
Accrued liabilities	1,030,356	852,095
Deferred revenue	1,074,008	1,023,605

Total current liabilities	3,258,012	2,785,461

Net current assets of discontinued operations	$669,620	$285,029

Property and equipment
Computer equipment and software	$2,257,142	$1,524,626
Furniture and fixtures	115,943	107,650
Accumulated depreciation and amortization	(571,665)	(23,431)

Total property and equipment	1,801,420	1,608,845

Other assets and long-term liabilities
Goodwill, net	7,219,072	4,413,559
Capital lease obligations	(75,555)	(62,046)
Notes payable	(1,219,728)	(1,728,108)
Acquisition costs	—	150,025
Other	21,627	61,552

Total other assets, net	5,945,416	2,834,982

Net long-term assets of discontinued operations	$7,746,836	$4,443,827

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

The operating results of PSI for the year ended December 31, 2000 and three months ended December 31, 1999 are as follows:

	Twelve-months ended Three-months ended
	December 31, 2000	December 31, 1999
Operating revenues	$9,515,805	$4,547,703
Cost of revenues	(4,941,567)	(1,069,108)

Gross profit	4,574,238	3,478,595
Selling, general and administrative expenses	(9,509,826)	(1,787,241)

Income (loss) from operations	(4,935,588)	1,691,354
Other expense, net	(194,869)	(64,786)

Income (loss) before income tax provision	(5,130,457)	1,626,568
Income tax (expense) benefit	1,429,970	(667,809)

Net income (loss)	$(3,700,487)	$958,759

PSI was acquired effective after the close of business on September 30, 1999, and accordingly the results of operations for the year ended December 31,1999 include only three months of PSI operations.

3.    Investments

The Company invested $1,500,000 in 1,500,000 preferred shares of a company for which Avery's Chief Executive Officer is also the controlling shareholder and Chief Executive Officer. The preferred stock earns cumulative dividends at 10% and it is mandatory that they be redeemable for $1.00 per share on the fifth anniversary after the date of issuance. The first two years of dividends can be paid in the form of additional preferred stock. The Company also invested $19,000 to acquire 1,900,000 common shares in another entity. Avery's Chief Executive Officer is the controlling stockholder and a director of this entity.

4.    Notes Receivable due from Related Parties

The Company previously advanced $400,000 to an employee. This amount is due December 9, 2001, bears interest at 9% payable monthly, and is secured by Avery common stock.

The Company also loaned $183,272 to employees to fund taxes due on the exercise of certain options. These amounts bear interest at 6.6%, due in October 2002, and are unsecured.

The Company also advanced $1,900,000 to the same entity it owns 1,900,000 common shares discussed above. The related notes bear interest at 10% per annum are due March 31, 2001 and are unsecured. These notes are expected to be converted to equity in 2001.

In connection with the anticipated spin-off of Primal, the Company advanced certain former PSI stockholders $1,563,500. The notes are non-recourse, bear interest at 6.6% per annum and are due in August 2002. The loans are secured by the Company’s 2,150,493 shares of Series G preferred stock, which are owned by the former PSI stockholders.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

5.    Short-Term Debt Obligations

The Company had a $10,000,000 revolving note payable-line of credit with a financial institution. Interest was payable monthly at the prime rate plus 1.5% (10% at December 31, 1999) and the principal, if any, was due March 25, 2000. The note was paid off in September 2000. The note was secured by substantially all the assets of HBS. The line of credit agreement contained certain covenants that required the Company to maintain a certain financial ratio related to debt servicing and to limit capital expenditures and additional indebtedness. During 1999, the Company was in violation of the capital expenditure limitation and received a waiver for this violation.

6.    Notes Payable

Notes payable at December 31, 2000 and 1999 are as follows:

	2000	1999
Note payable to third party bearing interest at 12% per annum, payable quarterly; principal and any unpaid interest originally due September 30, 1996, now due on demand	$6,667	$6,667
Note payable to related party bearing interest at 12% per annum, principal due December 10, 2002, convertible to common stock at a price of $1.25 per share at any time, unsecured. Principal at December 31, 2000 and 1999 is $350,000 adjusted for a discount for warrants issued in connection with the note based on imputed interest rate of 20%	333,475	325,195

	340,142	331,862
Less current maturities	6,667	6,667

Long-term portion	$333,475	$325,195

Principal amounts due on notes payable at December 31, 2000 are as follows:

2001	$6,667
2002	350,000

Total	356,667
Loan discounts	(16,525)

Total	$340,142

7.    Concentration of Credit Risk and Significant Customers

At December 31, 2000, five customers represented approximately 91% of trade receivables and six customers represented 91% of HBS’s outstanding advanced payment receivables. At December 31, 1999, six customers comprised approximately 92% of trade receivables and five customers accounted for approximately 93% of HBS’s outstanding advanced payment receivables. Credit risk with respect to trade accounts receivable generated through billing services is limited as the Company collects its fees through receipt of all its customers’ cash directly from LEC’s. The credit risk with respect to the purchase of accounts receivable is reduced as the Company only advances 50% to 75% of the gross accounts receivable purchased. Management evaluates accounts receivable balances on an on-going basis and provides allowances as necessary for amounts estimated to eventually become uncollectible. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheet.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

Under its billing contracts with the LEC’s, the Company is obligated to pay refunds due by HBS’s customers to the LEC’s if they are assessed. Accordingly, to the extent that the Company is unable to recover refunds from its customers and to the extent that it is holding insufficient reserves of its customers to cover these refunds, the Company will be financially responsible for these refunds.

The Company is at risk to the extent that cash held at banks exceeds the Federal Deposit Insurance Corporation insured amounts. Cash in excess of these limits amounted to approximately $6,416,000 and $5,622,000 at December 31, 2000 and 1999, respectively. The Company minimizes this risk by placing its cash with high credit quality financial institutions.

8.    Stockholders’ Equity (Deficit) and Redeemable Preferred Stock

The Company had the following series of preferred stock outstanding as of December 31, 2000 and 1999.

The preferred stock Series’ A, B, C, D and E contain a conditional mandatory redemption feature and at December 31, 2000 are classified as redeemable preferred stock in the accompanying Balance Sheet. Beginning in 1998 and continuing from year to year thereafter, once audited stockholders’ equity increased by $7,000,000, as compared to the December 31, 1996 stockholders’ equity balance of $1,295,437, the Company would redeem the outstanding shares in each series on or before the first September 30 following that audited balance sheet date. Each series has a liquidation preference of $1.00 per share together with all unpaid dividends. Each series also includes a conversion feature. This feature provides for the preferred stockholder to convert their shares into common stock at a stated conversion price as follows: Series A and C $2.50 per share, Series B and E $1.00 per share, and Series D $2.00 per share. The preferred stock Series D contains additional mandatory redemption provisions which are enacted based upon the sale of HBS. Series A, B, C, D and E preferred stock are automatically convertible at the earlier of 1) a vote of 2/3 of the shares of the respective series outstanding, or 2) the closing of an initial public offering of at least $5 per share and at least $7,000,000 in aggregate proceeds.

The preferred stock Series F is participating and convertible. The participating feature entitles the holders to participate, on a “if converted” basis, in any and all dividends paid with respect to the common stock. The conversion feature associated with the Series F provides for the issuance of one share of common stock for every share of preferred Series F issued. The Series F preferred stock has a liquidation preference of $0.01 per share. In accordance with the terms of the Preliminary PSI Distribution Agreement, in August 2000, an additional 3,236,531 shares of Avery’s Series F preferred stock were issued to the former PSI stockholders. Immediately subsequent to the issuance of the 3,236,521 shares, the Company exchanged all of the outstanding shares (7,126,894) of the Company’s Series F preferred stock for 7,126,894 shares of the Company’s Series G preferred stock, pursuant to the Preliminary PSI Distribution Agreement.

The preferred stock Series G is identical to the Series F preferred stock except that (i) it will have one vote for each share of the Company’s common stock into which it is convertible as a single class, (ii) is not entitled to participate in the distribution rights by the Company of the shares of the PSI common stock to the Company’s security holders and (iii) is not convertible into the Company’s common stock until the earlier of the date of the distribution or the termination of the Preliminary PSI Distribution Agreement.

Dividends are payable, as and if declared by the Board of Directors, at an annual rate of $0.10 per share (Series A and D) and $0.12 per share (Series B, C and E), all payable quarterly. There is no dividend for either Series F or G.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

9.    Income Taxes

Income taxes for the years ended December 31, 2000 and 1999 consists of the following:

	2000	1999
Federal
Current	$1,190,174	$255,673
Deferred	(130,292)	(904,246)

Total	1,059,882	(648,573)

State
Current	$314,547	$—
Deferred	(61,184)	—

Total	253,363	—

Income tax (expense) benefit	$1,313,518	$(648,573)

A reconciliation of the federal income tax provision (benefit) based on the U.S. Corporate income tax rate of 34% for the years ended December 31, 2000 and 1999 is as follows:

	2000	1999
Income tax provision (benefit) at statutory rate	$1,236,500	$363,709
Net operating loss utilized	(57,460)	(67,097)
Change in deferred tax rate	—	89,124
Other	—	19,144
Change in valuation allowance	(199,195)	(1,053,453)
State income taxes	167,220	—
Adjustment to prior year current taxes	(218,736)	—
Items permanently not deductible for Federal Income tax purposes	385,189	—

Income tax expense (benefit)	$1,313,518	$(648,573)

Deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

	2000	1999
Current deferred tax asset	$565,562	$573,281
Valuation allowance for current deferred tax asset	—	(199,195)

Net current deferred tax asset	$565,562	$374,086

The current deferred tax asset results primarily from differences in contingency and valuation reserves for financial and federal income tax reporting purposes and other amounts not currently deductible for Federal income tax reporting purposes.

10.    Related Party Transactions and Other Events

In December 1997, the Company entered into a five-year $350,000 note payable with a company for which its Chief Executive Officer is also a member of the board. The note bears interest at 12%, is convertible to

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

common stock and contains warrants for 175,000 shares of common stock at $1.50 exercise price. The outstanding note balance at December 31, 2000 is $333,475.

During December 1998, the Company advanced $400,000 to an HBS employee at 9% interest.

In December 1998, Avery’s Board of Directors authorized Avery to repurchase any or all of its outstanding warrants for a price of $1.00 per underlying share. In December 1998, Avery repurchased warrants held by an entity controlled by its Chief Executive Officer to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. The $100,000 amount was recorded as compensation in 1998. During 1999, an additional 621,736 warrants and options with $1.50 exercise prices were repurchased from entities controlled by the Company’s Chief Executive Officer for a price of $1.00 per underlying share. $300,000 was recorded as compensation, with $321,736 being recorded as financing fees.

At the close of business on September 30, 1999, the Company purchased Primal Systems, Inc. Mark Nielsen, President and Chief Executive Officer of the Company, was Chairman of the Board and a significant shareholder of Primal Systems at the time of the purchase.

In October 2000, the Company authorized the exercise of all outstanding options and warrants at $0.50 per underlying share. At the same time, the Company offered to finance the exercise of the options and certain warrants with notes receivable, due in 2002 at 6.6% per annum. As a result of that offer, 764,754 shares of the Company stock were acquired for cash of $387,000 and 1,674,041 shares were acquired by loans from the Company totaling $1,092,000.

The Company invested $1,500,000 in the preferred stock in an entity for which its Chief Executive Officer is also Chief Executive Officer and president (see note 3).

The Company also acquired 1,900,000 common shares and loaned $1,900,000 to an entity in which Avery’s Chief Executive Officer is a director (see notes 3 and 4).

11.    Stock Options and Warrants

Effective September 17, 1999, the Board of Directors approved a qualified employee stock option plan for the Company (the “Plan”). Under the Plan, the Company may grant options for up to 1.5 million shares of common stock. The exercise price of each option may not be less than the fair market value of common stock at the date of grant, without approval of the Board of Directors. Options are exercisable according to the terms set out in the option agreement, not to exceed 10 years. At December 31, 2000 and 1999, there were a total of 393,000 and 1,148,150 options outstanding under the Plan, respectively.

In addition, the Company has issued stock options outside of the Plan to employees, directors and others as compensation for services provided to the Company as well as options which are non-compensatory in nature. During 2000, the Company issued 465,500 options as compensation to employees and directors and 200,000 options to service providers as compensation for consulting and other services provided during 2000. In connection with options issued to employees, a number of which had exercise prices below market value and other options previously issued that were repriced, the Company has recorded $848,288 of compensation expense in 2000. The reduction in exercise price was contingent upon the exercise of the underlying option. In connection with options issued to service providers as compensation, the Company has recognized $239,819 of professional service costs in 2000 and $0 in 1999.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

A summary of changes in the Company's compensatory and non-compensatory options follows:

	Compensatory		Non Compensatory		Combined Total
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
					Options
Outstanding at 12/31/98	1,985,000	$—	1,728,552	$—	3,713,552
Purchase of option	—	—	(621,736)	1.26	(621,736)
Granted	1,257,777	1.56	70,000	1.50	1,327,777
Exercised	—	—	—	—	—
Forfeited	—	—	(121,666)	1.50	(121,666)

Outstanding at 12/31/99	3,242,777		1,055,150		4,297,927
Granted	665,500	1.81	29,167	1.50	694,667
Purchase of option	—	—	—	—	—
Exercised	(1,770,955)	1.48	(821,008)	1.26	(2,591,963)
Forfeited	(369,332)	1.56	(50,000)	3.00	(419,332)

Outstanding at 12/31/00	1,767,990	1.91	213,309	1.91	1,981,299

The following table summarizes information about compensatory options outstanding at December 31, 2000:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercisable Price
$1.50–$2.69	1,767,990	5 years	$1.91	1,767,990	$1.91

The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB25”), in accounting for its compensatory options and has valued options issued below market value, according to their intrinsic value. Had employee compensation cost for the Company’s stock options been determined consistent with FASB statement No. 123, “Accounting for Stock Based Compensation”, the Company's net income (loss) and net income (loss) per share would have been (decreased) increased to the pro forma amounts indicated below:

		Years ended December 31,
		2000	1999
Net income (loss)	As reported	$(1,377,238)	$2,677,065
	Pro forma	$(2,553,262)	$2,126,579
Net income (loss) per share	As reported
Basic		$(0.18)	$0.28
Diluted		$(0.09)	$0.23
Pro forma
Basic		$(0.31)	$0.21
Diluted		$(0.22)	$0.19

The fair value of all compensatory options issued during 2000 and 1999 was $389,331 (excluding any impact of APB25 recorded compensation in connection with employees in 2000) and $550,486, respectively. The weighted average fair value per share of compensatory options issued during 2000 was $0.58.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for grants in 2000; dividend yield at 0%, expected volatility at 119%, risk free interest rate of 6.5%, and an expected life of 1-5 years. The following assumptions were used for grants in 1999; dividend yield of 0%, expected volatility of 100%, risk free interest rate of 6%, and an expected life of 2-5 years.

12.    401(k) Plan

The Company initiated a 401(k) Plan (“Plan”) which covers substantially all of Avery’s and HBS’s employees. Employees can contribute up to $10,500 for 2000 and $10,000 for 1999. Avery matches contributions to the Plan at $0.50 per dollar up to 4% of employee’s compensation and may make additional discretionary contributions. During 2000 and 1999, $28,582 and $27,670, respectively was contributed to the Plan for the benefit of the Company's employees.

13.    Commitments and Contingencies

Continuing Operations:

The Company has entered into various non-cancelable operating leases related to office space. At December 31, 2000, future minimum lease payments required under the operating leases are as follows:

Year ended December 31,
2001	$108,462
2002	108,462

Total minimum lease payments	$216,924

Rent expense for the years ended December 31, 2000 and 1999 amounted to $108,462 for both years.

HBS is obligated to pay minimum usage charges over the lifetime of most LEC billing contracts. Each contract has a minimum usage amount that relates to HBS’s customers’ sales volume to be processed through the LEC. HBS does not expect to incur any losses with respect to these minimum usage requirements. The remaining minimum usage for significant contracts at December 31, 2000 is as follows:

	Amount	Expires
Contract 1	$2,600,000	March 1, 2001
Contract 2	300,000	January 1, 2003
Contract 3	312,000	February 29, 2003
Others	830,000	2001–2003

	$4,042,000

The Company’s guarantee of Primal’s note payable to Corsair, (see note 2), which had a remaining balance of $1,645,866 as of December 31, 2000, is still in effect after the Company’s distribution of Primal’s common stock to its security holders.

HBS files consolidated sales and excise tax returns on behalf of its customers for the various municipal, state and Federal jurisdictions in which its customers do business. HBS relies on monthly tax reports it receives

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000—(Continued)

from the LEC’s in reporting and remitting such taxes. HBS’s customers are contractually obligated to reimburse HBS for any disputes with taxing authorities that may arise from filing the sales and excise tax returns on behalf of their customers. HBS is contingently liable for any such disputes or assessments if its customers are unable or unwilling to honor the contract provisions. There were no such disputes at December 31, 2000. HBS is also contingently liable for charge backs from the LEC’s, to the extent such charge backs exceed HBS’s reserves for such charge backs. This contingent liability is increased when HBS discontinues business with a particular customer.

In connection with the acquisition of HBS, two of the previous partners of HBS entered into contingent incentive compensation agreements with HBS under which a total of 666,664 shares were issuable based on HBS achieving certain pre-tax income levels (as defined). Prior to 1998, 166,664 shares were earned pursuant to these compensation agreements. During 2000 and 1999, 83,333 and 416,665 shares, respectively, were earned pursuant to these contingent incentive compensation agreements. These shares are reflected as compensation and an increase in stockholders equity, and are included in the increase in equity of $90,000 and $991,300 as of December 31, 2000 and 1999, respectively, in the accompanying financial statements. At December 31, 2000, no additional shares can be earned under these agreements.

HBS was party to a legal proceeding filed in July 1998. HBS was named in a complaint for injunctive relief filed by the Federal Trade Commission (“FTC”) against Veterans of America Association (“VOAA”). The suit alleged that VOAA caused unauthorized charges to appear on end users' bills based on deceptive marketing programs and sought relief against HBS and others. Several months prior to the filing of the suit, HBS terminated its contract with VOAA based on suspicion of the same activities alleged by the FTC in its suit. Since termination, HBS has voluntarily paid out approximately twice the revenue it took in from this account in order to reimburse end-users for credits due and owing. Attorneys for HBS and Avery met with the FTC immediately after suit was filed and offered full cooperation in its investigation. Without admitting any liability or complicity in the alleged activities of its former customer, HBS and Avery agreed to a stipulated preliminary injunction with terms consistent with existing HBS guidelines as revised before suit was filed. The suit also sought monetary fines and/or reimbursement to end-users from all parties jointly and severally. No trial date has been set by the Court, and while denying liability, HBS has offered to cooperate with the FTC in developing new standards for the industry designed to better protect end-users. In 1999, HBS settled with the FTC in the amount of $250,000 and agreed to abide by the standards set by the FTC.

From time to time, HBS is party to what it believes is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, HBS is not aware of any current or pending litigation or proceedings that would have a material adverse effect on HBS's business, results of operations or financial condition.

14.    Subscription Notes Receivables

The Company issued notes receivable to certain option and warrant holders totaling $1,092,000 in connection with the exercise of their options and warrants. The notes receivable are secured by the Company's common stock, bear interest at 6.6% per annum and are due in October 2002. The notes have been offset against stockholders equity in the accompanying balance sheet.

15.    Subsequent Events

On February 12, 2001, Avery distributed 100% of the outstanding capital stock of Primal to its security holders. Accordingly, as of such date, Avery had no further ownership interest in Primal or its subsidiary, Wireless Billing Systems.

APPENDIX A

CERTIFICATE OF
AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
AVERY COMMUNICATIONS, INC.

AVERY COMMUNICATIONS, INC. (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware General Corporate Law (“DGCL”) does hereby certify:

FIRST:    That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that, to effectuate the Reverse Stock Split, Article 4 of the Certificate of Incorporation, as amended and in effect on the date hereof (the “Certificate of Incorporation”), be amended by adding the following paragraphs thereto:
Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each five thousand (5,000) shares of Common Stock, par value $.01 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $.01 per share (“New Common Stock”), of the Corporation.
Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of such fraction of a share, and upon surrender of the certificate or certificates representing the Old Common Stock as provided below, any holder of Old Common Stock who would otherwise be entitled to receive a fraction of a share of New Common Stock, after aggregating all fractional shares of New Common Stock to which any such holder would otherwise be entitled, shall be entitled to receive cash in lieu of any fractional shares.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. Each stockholder who owns fewer than 5,000 shares of record immediately prior to the Effective Time will not have any rights with respect to the New Common Stock and will only have the right to receive cash in lieu of the fractional shares to which the stockholder would otherwise be entitled.
As of the Effective Time, the total number of shares which the Corporation shall have authority to issue is 20,004,000 shares of Capital Stock, which shall be divided into 4,000 shares of New Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share.

SECOND:    That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the stockholders of the Corporation have given their written consent to said amendment in accordance with the

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provisions of Section 228 of the DGCL, and written notice of the adoption of the amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD:    That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this              day of             , 2003.

AVERY COMMUNICATIONS, INC.

By:
Thomas C. Ratchford Vice President and Chief Financial Officer

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